UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.           )
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☑ Preliminary Information Statement
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☐ Definitive Information Statement
DOBSON COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

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DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134
INFORMATION STATEMENT
To the Stockholders of Dobson Communications Corporation:
      This information statement is being furnished to you in connection with action to be taken by written consent of the holders of a majority of the total voting power of all of the outstanding shares of common stock of Dobson Communications Corporation to approve the issuance of shares of our Class A common stock in connection with the exchange offer and consent solicitation described in this information statement.
      As we announced on June 30, 2005, we intend to offer the holders of our outstanding 12.25% senior exchangeable preferred stock and 13% senior exchangeable preferred stock the opportunity to exchange up to 70% of each series of preferred stock for cash and shares of our Class A common stock. As a part of the exchange offer and consent solicitation, we are also seeking consents to (1) amend the certificates of designation, which are the instruments that govern the rights of holders of preferred stock, to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date of the exchange offer, after which time a revised set of covenants would be applicable to the preferred stock as long as an aggregate of at least 15,000 shares of 12.25% preferred stock and 13% preferred stock are outstanding, and (2) waive compliance by us with the provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer.
      We are sending you this information statement because, under the rules of the Nasdaq National Market, holders of our common stock must approve the issuance of shares of our Class A common stock in the exchange offer due to the number of shares of Class A common stock that we may issue in connection with the proposed transaction. We have entered into a support agreement, referred to in this information statement as the “support agreement,” with holders that own in the aggregate approximately 63% of the outstanding shares of each series of preferred stock, referred to in this information statement as the “locked-up holders,” pursuant to which the locked-up holders have agreed, among other things, to tender these shares of preferred stock. If the conditions to the locked-up holders’ obligations to tender their shares are met, the minimum tender conditions of the exchange offer will be satisfied. On July      , 2005, Dobson CC Limited Partnership, which, as of the record date, owned shares of our common stock representing approximately 62% of the total voting power of our common stock, delivered its consent to the issuance of the shares of our Class A common stock in the exchange offer. As a result, the requirement to obtain stockholder approval has been satisfied.
      This information statement is being furnished to you to provide you with information about the exchange offer and consent solicitation.
      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
      This information statement is being mailed on or about July      , 2005 to the holders of record of our Class A common stock as of July 18, 2005, the record date for determining the stockholders entitled to receive this information statement.

By Order of the Board of Directors,

STEPHEN T. DOBSON
Secretary
Oklahoma City, Oklahoma
                          , 2005

FORWARD-LOOKING STATEMENTS
      This information statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “believes,” “intends” and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected further developments and other factors we believe are appropriate in these circumstances. As you read and consider this information statement, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under the heading “Risk Factors” in the Registration Statement on Form S-4 we filed with the Securities and Exchange Commission, or the SEC, in connection with the exchange offer on June 30, 2005, and any amendments thereto, including the following:

•	our substantial leverage and debt service requirements;

•	our need for and access to liquidity;

•	pricing, market strategies, growth, consolidation and other activities of competitors;

•	the effect of economic conditions in our markets;

•	the regulatory environment in which we operate; and

•	terms in our roaming agreements.
      All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law. See “Where You Can Find More Information.”

DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

INFORMATION STATEMENT

GENERAL
      This information statement is furnished by Dobson Communications Corporation in connection with action to be taken by the written consent of the holders of a majority of the total combined voting power of all of the outstanding shares of common stock of Dobson Communications Corporation to approve the issuance of shares of our Class A common stock in connection with the exchange offer and consent solicitation described in this information statement. Unless the context otherwise requires, all references to the “Company,” “we,” “us” and “our” refer to Dobson Communications Corporation and its subsidiaries. In addition, in this information statement, we sometimes refer to our 12.25% preferred stock and 13% preferred stock collectively as the “preferred stock”.
      As we announced on June 30, 2005, we intend to offer the holders of our outstanding 12.25% senior exchangeable preferred stock, or 12.25% preferred stock, and 13% senior exchangeable preferred stock, or 13% preferred stock, the opportunity to exchange up to 70% of each series of preferred stock for cash and shares of our Class A common stock. We are also asking the holders of the preferred stock to consent to amendments to the certificates of designation, which are the instruments that govern the rights of holders of preferred stock, and to waive compliance by us with the provisions of the certificates of designation. We will not pay any additional consideration for the consents.
      We are making the exchange offer to reduce our long-term obligations by reducing or eliminating the fixed dividend burden imposed by the preferred stock and the obligation to redeem the outstanding preferred stock. In addition, the exchange offer will simplify our capital structure and improve the liquidity of our Class A common stock. As part of the exchange offer, we are seeking consents to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date of the exchange offer, after which time a revised set of covenants would be applicable to the preferred stock as long as an aggregate of at least 15,000 shares of 12.25% preferred stock and 13% preferred stock are outstanding, and (2) waive compliance by us with these provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer. These proposed amendments and waivers are intended to provide us with increased operational and financial flexibility.
      We are sending you this information statement because, under the rules of the Nasdaq National Market, holders of our common stock must approve the issuance of Class A common stock in the exchange offer due to the number of shares of Class A common stock that we may issue in connection with the transaction. Approval of the issuance of shares in the exchange offer requires the affirmative vote of a majority of the total voting power of all of the shares of our common stock. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, with respect to the issuance of shares of Class A common stock in connection with the exchange offer. We have entered into a support agreement, referred to in this information statement as the “support agreement,” with holders that own in the aggregate approximately 63% of the outstanding shares of each series of preferred stock, referred to in this information statement as the “locked-up holders,” pursuant to which the locked-up holders have agreed, subject to the conditions thereof, to tender those shares of preferred stock. If the conditions to the locked-up holders’ obligations to tender their shares are met, the minimum tender conditions of the exchange offer will be satisfied.

      On July        , 2005, Dobson CC Limited Partnership, or DCCLP, which, as of the record date, owned shares of our common stock representing approximately 62% of the total voting power of our common stock, delivered its consent to the issuance of the shares of our Class A common stock in the exchange offer. As a result, the requirement to obtain stockholder approval has been satisfied.
      We will pay the expenses of distributing this information statement, including the cost of preparing and mailing the information statement. Such expenses may also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding the information statement to beneficial owners of our common stock.
      Only holders of outstanding shares of our Class A common stock and our Class B common stock of record at the close of business on July 18, 2005, are entitled to receive notice of the taking of this action by written consent. On the record date, we had outstanding 114,796,496 shares of our Class A common stock and 19,418,021 shares of our Class B common stock.

THE EXCHANGE OFFER AND CONSENT SOLICITATION
Background and Reasons for the Exchange Offer and Consent Solicitation
      As we announced on June 30, 2005, we intend to offer the holders of our outstanding 12.25% preferred stock and 13% preferred stock the opportunity to exchange up to 70% of each series of preferred stock for cash and shares of our Class A common stock. As a part of the exchange offer, we are also seeking consents to amendments to the certificates of designation for each series of preferred stock and to the waiver of certain rights of holders of the preferred stock. We will not pay any additional consideration for the consents. As of June 30, 2005, 46,181 shares of 12.25% preferred stock were outstanding and 192,898 shares of 13% preferred stock were outstanding.
      We are making the exchange offer to reduce our long-term obligations by reducing or eliminating the fixed dividend burden imposed by the preferred stock and the obligation to redeem the outstanding preferred stock. In addition, the exchange offer will simplify our capital structure and improve the liquidity of our Class A common stock. As part of the exchange offer, we are seeking consents to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date, after which time a revised set of covenants would be applicable to the preferred stock as long as an aggregate of at least 15,000 shares of 12.25% preferred stock and 13% preferred stock are outstanding, and (2) waive compliance by us with the provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer. These proposed amendments and waivers are intended to provide us with increased operational and financial flexibility.
Description of Exchange Offer

Exchange Offer Consideration
      Holders of our 12.25% preferred stock and our 13% preferred stock may elect to receive, for each share of preferred stock validly tendered and not properly withdrawn:

•	cash in the amount of $300.00 and

•	shares of our Class A common stock with a market value, based on the volume weighted average price of the Class A common stock on the Nasdaq National Market during the ten trading day period ending on , 2005, of $844.00, subject to a minimum of 168.8 shares and a maximum of 211.0 shares for each share of preferred stock validly tendered and not properly withdrawn.
      We will not pay any additional consideration for the consents.
      For purposes of the exchange offer, the “volume weighted average price” will equal the volume weighted average price for our Class A common stock on the Nasdaq National Market from 9:30 a.m. to 4:00 p.m. (or such other times as are the official open and close of trading), New York City time, during the ten trading day period ending                     , 2005, as reported by Bloomberg Financial Services, rounded to the nearest whole cent. Our Class A common stock is quoted on the Nasdaq National Market under the symbol “DCEL” and the last reported sale price per share of our Class A common stock on                           , 2005 was           .
      Holders of preferred stock will not be paid any accumulated, undeclared and unpaid dividends for the shares of preferred stock they tender in the exchange offer. We have not paid cash dividends due on either series of preferred stock since the third quarter of 2004. As of March 31, 2005, the accumulated, undeclared and unpaid dividends were $88.47 per share on the 12.25% preferred stock and $87.75 per share on the 13% preferred stock.

Limits on the Number of Shares of Preferred Stock We Can Accept
      The maximum number of shares of 12.25% preferred stock we will accept in the exchange offer is 32,327 shares, or 70% of our outstanding 12.25% preferred stock, and the maximum number of shares of 13% preferred stock we will accept in the exchange offer is 135,029 shares, or 70% of our outstanding 13% preferred stock.
      If less than 32,327 shares of 12.25% preferred stock are validly tendered and not properly withdrawn, then the number of shares of 13% preferred stock subject to the exchange offer will be increased by a number equal to the difference between 32,327 and the number of shares of 12.25% preferred stock validly tendered and not properly withdrawn. If less than 135,029 shares of 13% preferred stock are validly tendered and not properly withdrawn, then the number of shares of 12.25% preferred stock subject to the exchange offer will be increased by a number equal to the difference between 135,029 and the number of shares of 13% preferred stock validly tendered and not properly withdrawn.

Conditions to the Exchange Offer
      The exchange offer is conditioned upon a number of factors, including:

•	the effectiveness of the registration statement filed with the SEC in connection with the exchange offer;

•	there being validly tendered and not properly withdrawn a majority of the outstanding shares of each series of preferred stock in the exchange offer;

•	approval by holders of our common stock of the issuance of shares of Class A common stock in the exchange offer (which we obtained from DCCLP on July , 2005 as described in this information statement); and

•	the effectiveness of the resale registration statement covering shares of our Class A common stock to be issued upon the exchange of shares of preferred stock tendered by the locked-up holders on or about the time of the closing of the exchange offer.
      In addition, we will not be required to complete the exchange offer if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our sole discretion:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer or consent solicitation, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or consent solicitation or materially impair the contemplated benefits to us of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer or consent solicitation or materially impair the contemplated benefits to us of the exchange offer or consent solicitation, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any event resulting in the termination of, or restricting the availability of funds under, our revolving credit facility;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.
      These conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the expiration date of the exchange offer, whether or not any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. If we waive a condition, this waiver will apply to our exchange offer for both the 12.25% preferred stock and the 13% preferred stock and for all shares within each series. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding on all persons.
      The exchange offer for the two series of preferred stock are conditioned upon each other. As a result, we may not complete the exchange offer for one series of preferred stock but not for the other series.

Expiration Date, Extension, Termination and Amendment
      The exchange offer and consent solicitation is scheduled to expire at 12:00 Midnight, New York City time, on                                , 2005; however, we may extend the exchange offer and consent solicitation from time to time until all the conditions to the exchange offer have been satisfied or, where permissible, waived.
      Subject to the SEC’s applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time to: (1) delay our acceptance for exchange or our exchange of any preferred stock pursuant to the exchange offer, regardless of whether we previously accepted preferred stock for exchange, or to terminate the exchange offer and not accept for exchange or exchange any preferred stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the exchange offer or consent solicitation to be satisfied; and (2) and waive any condition (subject to certain limits) or otherwise to amend the exchange offer in any respect, by written notice of such delay, termination or amendment to DTC and the exchange agent and by making a public announcement.
Description of the Consent Solicitation and the Proposed Amendments to the Certificates of Designation for Preferred Stock and Waivers
      Concurrently with the exchange offer, we are soliciting consents from the holders of our 12.25% preferred stock and our 13% preferred stock to amend the certificates of designation governing each series of preferred stock and to waive compliance by us with the provisions of the certificates of designation. By tendering shares of preferred stock in the exchange offer, holders of shares of preferred stock will be giving their consent to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock for a period of 18 months from the expiration date, after which time a revised set of covenants would be applicable to the preferred stock as long as an aggregate of at least 15,000 shares of 12.25% preferred stock and 13% preferred stock are outstanding, and (2) waive compliance by us with these provisions of the certificates of designation until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer.
      The proposed amendments will:

•	eliminate the restriction on our ability to repurchase, redeem or retire parity securities while dividends on the preferred stock are unpaid;

•	revise the restriction on our ability to pay dividends on parity securities without paying dividends on the preferred stock to allow us to pay dividends in additional parity or junior securities (payment in kind);

•	make the following covenants inapplicable to us for a period of 18 months from the expiration date:

•	the right of holders to elect two directors to our board of directors if dividends are in arrears and unpaid for four quarterly periods;

•	the limitation on indebtedness;

•	the limitation on senior subordinated indebtedness;

•	the limitation on liens;

•	the limitation on restricted payments;

•	the limitation on dividend and other payment restrictions affecting restricted subsidiaries;

•	the limitation on the issuance and sale of capital stock of restricted subsidiaries;

•	the limitation on transactions with stockholders and affiliates;

•	the limitation on asset sales;

•	the limitation on senior preferred stock;

•	the requirement of reports to holders; and

•	the limitation on consideration, merger and sale of assets.
      After 18 months from the expiration date, the 12.25% preferred stock and the 13% preferred stock would be entitled to voting rights and restrictive covenants as long as an aggregate of at least 15,000 shares of 12.25% preferred stock and 13% preferred stock are outstanding. The voting rights and restrictive covenants would be identical in all material respects to the current voting rights and restrictive covenants for the respective series of preferred stock, except as described above and except that the limitations on indebtedness, restricted payments, dividends and other payment restrictions affecting our restricted subsidiaries and consolidations, mergers and sales of assets would not be applicable if those actions are otherwise permitted by the covenants under one or more of the instruments governing our senior unsecured debt outstanding on the 18 month anniversary of the expiration date. In addition, holders of a majority of the 12.25% preferred stock and 13% preferred stock, voting together as a single class, will be able to waive compliance with or amend the terms of any of the covenants in the certificates of designation.
      In addition, holders of a majority of the 12.25% preferred stock and 13% preferred stock, voting together as a single class, will be able to waive compliance with or amend the terms of any of the covenants in the certificates of designation.
      Tenders of shares of preferred stock in the exchange offer will be deemed to constitute the delivery of consents to the proposed amendments and related waivers with respect to the shares tendered, and delivery of consents will be deemed to constitute tenders of shares in the exchange offer. Holders of shares of preferred stock may not tender shares in the exchange offer without delivering consents or deliver consents without tendering shares. Accordingly, if the exchange offer is consummated, holders of shares validly tendered in the exchange offer and not properly withdrawn will receive the exchange offer consideration and the consent fee.
      If the exchange offer is not earlier extended, amended or terminated, we will, on the first business day following the expiration date, if all conditions to the exchange offer are satisfied or waived by us, in our sole discretion, accept for payment all shares validly tendered and not properly withdrawn, and all consents validly delivered and not validly revoked, at 9:00 a.m., New York City time (or as promptly as practicable thereafter), by notifying DTC and the exchange agent of our acceptance. We will then issue a press release announcing that fact, and the applicable consideration, including the consent fee, will be paid promptly after the closing of the exchange offer.
      We will not pay any consideration for the consents.
Effect of the Exchange Offer and Consent Solicitation
      The effect of the exchange offer and consent solicitation on both us and you will depend on the number of shares of preferred stock tendered in the exchange offer and the number of shares of Class A common stock to be issued in exchange for each share of preferred stock. We are offering to exchange cash and shares of our Class A common stock for up to 32,327 shares, or 70%, of our outstanding 12.25% Senior Exchangeable Preferred Stock and up to 135,029 shares, or 70%, of our outstanding 13% Senior Exchangeable Preferred Stock. The maximum aggregate number of validly tendered and not properly withdrawn shares of preferred stock that will be accepted in the exchange offer is 167,356 shares of preferred stock. The maximum number of shares of Class A common stock we will issue in the exchange offer is 35,312,116 shares.
      If less than 32,327 shares of 12.25% preferred stock are validly tendered and not properly withdrawn, then the number of shares of 13% preferred stock subject to the exchange offer will be increased by a number equal to the difference between 32,327 and the number of shares of 12.25% preferred stock validly tendered and not properly withdrawn. If less than 135,029 shares of 13% preferred stock are validly tendered and not properly withdrawn, then the number of shares of 12.25% preferred stock subject to the exchange offer will be increased by a number equal to the difference between 135,029 and the number of shares of 13% preferred stock validly tendered and not properly withdrawn.
      We will use a significant amount of our current cash balance to fund the cash portion of the exchange offer. As a result of this decrease in liquidity, our ability to finance our operations or fund future growth opportunities could be adversely affected. In addition, the cash component of the exchange offer represent a substantial portion of the amounts currently available to fund equity repurchases or other “restricted payments” under the terms of our debt instruments.
      We will also incur fees and expenses in connection with the exchange offer and consent solicitation, as described below.
Rights of Stockholders
      Your rights as a holder of our common stock will not change as a result of the exchange offer. Holders of preferred stock that exchange their shares in the exchange offer and receive shares of our Class A common stock will have the same rights as you.
Nasdaq Approval Requirements
      Our Class A common stock is traded on the Nasdaq National Market. Under NASD Rule 4350, which applies to companies with securities traded on the Nasdaq National Market, stockholder approval is required in the event of the sale, issuance or potential issuance by an issuer of common stock in a transaction, other than a public offering, at a price less than the greater of book or market value and the shares to be issued equal 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance.
      The maximum number of shares of Class A common stock we will issue in the exchange offer is 35,312,116 shares, which would represent approximately 31% of the shares of our Class A common stock currently outstanding.
      Under the terms of the exchange offer, the shares of Class A common stock to be issued will be valued based on the volume weighted average price of our Class A common stock on the Nasdaq National Market during the ten trading day period ending on                      , 2005, as reported by Bloomberg Financial Services, rounded to the nearest whole cent. If the volume weighted average price is less than the last sale price of the Class A common stock on the Nasdaq National Market prior to the expiration of the exchange offer, we may be deemed to have issued shares at less than market value. On July      , 2005, we obtained approval for the issuance of the shares of Class A common stock in connection with the exchange offer from Dobson CC Limited Partnership, which has a majority of the voting power of our common stock, to ensure compliance with NASD Rule 4350.
Financing of the Exchange Offer and Consent Solicitation; Expenses
      The shares of Class A common stock that may be issued in the exchange offer will be available from our authorized but unissued shares of Class A common stock. The cash consideration to be paid in the exchange offer, and the other fees and expenses we expect to incur in connection with the exchange offer and this information statement, including the SEC filing fee and the fees of the exchange agent and solicitation agent, the information agent, the financial printer, counsel, accountants and other professionals, will be paid from our available capital resources. Assuming all shares of preferred stock subject to the exchange offer are validly tendered and not withdrawn, the aggregate cash consideration paid to holders of preferred stock and the estimated fees and expenses of the exchange offer would be approximately $54.2 million.
Accounting Treatment
      The difference between the fair value of the consideration transferred to holders of the preferred stock and the carrying value of the preferred stock, net of deferred financing costs and discount, plus accrued dividends, will be added to net income (loss) to arrive at net income available (loss applicable) to common stockholders, and will affect the calculation of earnings per common share in the period that the exchange offer and consent solicitation occurs. As of March 31, 2005, the carrying value of the preferred stock, net of deferred finance costs and discount, plus accrued dividends was $237.1 million.
Certain U.S. Federal Income Tax Consequences of the Exchange Offer
      There are no material income tax consequences of the exchange offer and consent solicitation to you as a holder of our common stock or to the company.
Appraisal Rights
      Stockholders will not have appraisal or similar statutory rights as a result of the exchange offer and consent solicitation.
Comparison of Rights of Preferred Stock and Common Stock
      The following describes the material differences between the rights of holders of the shares of 12.25% preferred stock and the 13% preferred stock (without giving effect to the proposed amendments to the certificates of designation for the preferred stock and waivers described in this information statement) and holders of shares of our Class A common stock. While we believe that the description covers the material differences between the shares of 12.25% preferred stock and the 13% preferred stock and our Class A common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire information statement and the other documents we refer you to for a more complete understanding of the differences between the preferred stock and the Class A common stock.

Governing Document
      The rights of holders of preferred stock are currently set forth in, and may be enforced under, the Oklahoma General Corporation Law and our amended and restated certificate of incorporation, including the certificate of designation with respect to each series of preferred stock. Holders of shares of our Class A common stock have the rights set forth in, and may enforce their rights under, Oklahoma General Corporation Law and our amended and restated certificate of incorporation and our bylaws.

Dividends
      Holders of preferred stock are entitled to receive, when and if declared by our board of directors out of funds legally available for payment, cumulative quarterly dividends in cash. Holders of shares of our Class A common stock are entitled to receive ratable dividends as declared by our board of directors from time to time at its sole discretion, out of funds legally available for such purpose.

Liquidation Preference
      In the event of our winding-up or dissolution, each holder of preferred stock is entitled to receive and be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock, including our Class A common stock, a liquidation preference in the amount of $1,000 per share of preferred stock, plus accumulated and unpaid dividends. In addition, the preferred stock ranks senior to the Class A common stock with respect to the payment of any dividends. Dividend payments to holders of Class A common stock, if declared by our board of directors, will not be made until all required dividend payments are made to the holders of our outstanding preferred stock, including the 12.25% preferred stock and the 13% preferred stock.

Ranking
      In any liquidation, dissolution or winding up of us, our Class A common stock would rank below all outstanding preferred stock, including the 12.25% preferred stock and the 13% preferred stock. As a result, holders of our Class A common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Mandatory Redemption
      Subject to compliance with applicable Oklahoma corporate law, we are required to redeem all outstanding shares of 12.25% preferred stock on January 15, 2008 and all outstanding shares of 13% preferred stock on May 1, 2009, in each case for a redemption price equal to the liquidation preference of such shares plus accrued but unpaid dividends. We are also required to make an offer to purchase all outstanding shares of 12.25% preferred stock and 13% preferred stock upon a change of control of the company, as defined in the certificate of designation for each such series, at a redemption price equal to 101% of the liquidation preference of such shares plus accrued but unpaid dividends. There are no mandatory redemption provisions for our Class A common stock.

Restrictive Covenants
      The certificates of designation for the preferred stock include the restrictive covenants described under “— Description of the Consent Solicitation and the Proposed Amendments to the Certificates of Designation for Preferred Stock and Waivers.” There are no restrictive covenants for the benefit of holders of the Class A common stock.

Listing
      Our preferred stock is not listed or traded on a national securities exchange or automated quotation system. Our Class A common stock is listed and traded on the Nasdaq National Market under the symbol “DCEL.”

Voting Rights
      Except as provided by Oklahoma law and our amended and restated certificate of incorporation, holders of preferred stock have no voting rights unless the dividends payable on the preferred stock are unpaid for four or more quarterly periods (whether or not consecutive). In that event, holders of the preferred stock, voting as a single class with the other holders of that series of preferred stock, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full. In addition, the affirmative consent of holders of a majority of the outstanding preferred stock is required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to the preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our amended and restated certificate of incorporation that would affect adversely the rights of holders of the preferred stock. Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of the Class A common stock.

PRINCIPAL STOCKHOLDERS
     The following table provides information concerning the ownership of our common stock as of June 1, 2005, unless otherwise indicated, by (1) each of the named executive officers, (2) each of our directors, (3) each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our common stock, and (4) our directors and executive officers as a group. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after June 1, 2005. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group. Except as otherwise noted below, we believe each person has sole voting and investment power with respect to all shares listed in the following table.

	Number of		Number of
	Class A		Class B		Percentage	Percentage
	Shares		Shares		of Total	of Total
Name and Address of	Beneficially	Percent	Beneficially	Percent	Economic	Voting
Beneficial Owner	Owned(1)	of Class	Owned	of Class	Interest	Power(2)

Everett R. Dobson(3)	2,818,750	2.5%	19,066,540	98.2%	16.3%	62.7%
14201 Wireless Way
Oklahoma City, OK 73134
Stephen T. Dobson(4)	2,062,500	1.8%	19,066,540	98.2%	15.8%	62.4%
14201 Wireless Way
Oklahoma City, OK 73134
Dobson CC Limited Partnership	2,000,000	1.7%	19,066,540	98.2%	15.7%	62.4%
14201 Wireless Way
Oklahoma City, OK 73134
Bruce R. Knooihuizen(5)	716,965	*	—	—	*	*
Timothy J. Duffy(6)	260,760	*	—	—	*	*
R. Thomas Morgan(7)	174,591	*	—	—	*	*
Trent W. LeForce(8)	206,756	*	—	—	*	*
Fred J. Hall(9)	141,250	*	—	—	*	*
Justin L. Jaschke(10)	184,452	*	—	—	*	*
Albert H. Pharis, Jr.(11)	191,952	*	—	—	*	*
Robert A. Schriesheim(12)	25,000	*	—	—	*	*
Mark S. Feighner(13)	25,000	*	—	—	*	*
Capital Research and Management Company(14)	14,273,550	12.4%	—	—	10.7%	4.6%
333 South Hope St.
Los Angeles, CA 90071
Perry Corp.(15)	12,904,000	11.3%	—	—	9.6%	4.2%
599 Lexington Avenue
New York, NY 10022
Mellon Financial Corporation (16)	8,071,324	7.0%	—	—	6.0%	2.6%
One Mellon Center
Pittsburgh, PA 15258
Highbridge Capital Management, LLC(17)	7,105,394	6.2%	—	—	5.3%	2.3%
The Cayman Corporate Center, 4th Floor
27 Hospital Road
Grand Cayman, Cayman Islands, British West Indies
Eric Semler(18)	6,862,813	6.0%	—	—	5.1%	2.2%
888 Seventh Avenue, Suite 1504
New York, NY 10019
Goldman Sachs Group, Inc.(19)	6,460,341	5.6%	—	—	4.8%	2.1%
85 Broad St.
New York, NY 10004
Wellington Management Company, LLP(20)	6,006,200	5.2%	—	—	4.5%	1.9%
75 State Street
Boston, MA 02109
All directors and executive officers as a group (12 persons) (21)	4,994,284	4.4%	19,066,540	98.2%	18.0%	63.4%

(1)	The number of shares of Class A common stock includes shares of our Class A common stock issuable upon the assumed conversion of shares of our Series F preferred stock, and our Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after June 1, 2005. Each outstanding share of our Series F preferred stock is immediately convertible into 20 shares of our Class A common stock. Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of our Class A common stock and our Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except as required by law and except in the election of Class A directors. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by Dobson CC Limited Partnership. As the president of RLD, Inc., one of two directors and sole stockholder of RLD, Inc., the general partner of that partnership, Everett R. Dobson has voting and investment power with respect to such shares. Includes options to purchase an aggregate of 818,750 shares of Class A common stock.

(4)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by DCCLP. As one of two directors of RLD, Inc., the general partner of that partnership, Stephen T. Dobson shares voting and investment power with respect to such shares. Includes options to purchase an aggregate of 62,500 shares of Class A common stock.

(5)	Includes options to purchase an aggregate of 646,781 shares of Class A common stock, which options may be exercised within 60 days after June 1, 2005.

(6)	Includes options to purchase an aggregate of 245,076 shares of Class A common stock, which options may be exercised within 60 days after June 1, 2005.

(7)	Includes options to purchase an aggregate of 147,244 shares of Class A common stock, which options may be exercised within 60 days after June 1, 2005.

(8)	Includes options to purchase an aggregate of 188,656 shares of Class A common stock, which options may be exercised within 60 days after June 1, 2005.

(9)	Includes options to purchase an aggregate of 78,750 shares of Class A common stock, which options may be exercised within 60 days after June 1, 2005 and 12,500 of restricted stock that vests on April 25, 2006.

(10)	Includes options to purchase an aggregate of 67,763 shares of Class A common stock, which options may be exercised within 60 days after June 1, 2005 and 12,500 of restricted stock that vests on April 25, 2006.

(11)	Includes options to purchase an aggregate of 110,556 shares of Class A common stock, which options may be exercised within 60 days after June 1, 2005 and 12,500 of restricted stock that vests on April 25, 2006.

(12)	Includes options to purchase an aggregate of 25,000 shares of our Class A common stock, which options may be exercised within 60 days after June 1, 2005.

(13)	Includes options to purchase an aggregate of 25,000 shares of our Class A common stock, which options may be exercised within 60 days after June 1, 2005.

(14)	Based on a Schedule 13G (Amendment No. 5) filed with the Commission on February 11, 2005 reporting shared investment power and no voting power with respect to all such shares.

(15)	Based on a Schedule 13G (Amendment No. 1) filed with the Commission on February 9, 2005.

(16)	Based on a Form 13F-HR/ A filed with the Commission on May 13, 2005 reporting shared investment power with respect to all such shares, sole voting power with respect to 6,144,924 shares and no voting power with respect to 1,926,400 shares.

(17)	Based on a Schedule 13G filed with the Commission on May 18, 2005 reporting shared voting and investment power with respect to all such shares.

(18)	Based on a Schedule 13G filed with the Commission on June 28, 2005.

(19)	Based on a Form 13F-HR filed with the Commission on May 12, 2005 reporting shared investment power with respect to 6,081,339 shares and no voting power with respect to 25,000 shares.

(20)	Based on a Form 13F-HR filed with the Commission on May 13, 2005 reporting shared voting and investment power with respect to 1,011,600 shares and no voting power with respect to 1,633,900 shares.

(21)	Includes options to purchase an aggregate of 2,556,759 shares of Class A common stock, which options may be exercised within 60 days after June 1, 2005 and 37,500 shares of restricted stock that vest on April 25, 2006.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following table sets forth certain historical consolidated financial and other data with respect to each of the three months ended March 31, 2005 and 2004 and the five years in the period ended December 31, 2004. The historical consolidated financial data has been derived from our audited consolidated financial statements. The historical consolidated financial data should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations and our audited consolidated financial statements and the related notes thereto included in the Financial Statements and Supplementary Data.

	Three Months Ended
	March 31,
	(Unaudited)		Year Ended December 31,

	2005	2004	2004	2003(1)	2002	2001	2000

	($ in thousands except per share data)
Statement of Operations Data:
Total operating revenue	$271,758	$233,791	$1,023,482	$735,754	$516,770	$487,374	$378,140
Operating expenses:
Cost of service (exclusive of depreciation and amortization items shown separately below)	72,299	54,186	255,308	173,436	138,240	138,565	91,647
Cost of equipment	30,366	23,534	108,968	56,612	40,331	43,917	40,144
Marketing and selling	34,094	29,162	128,691	79,547	61,581	62,089	55,370
General and administrative	44,811	43,776	179,525	106,108	66,473	60,508	52,219
Depreciation and amortization	51,570	45,448	192,818	119,424	75,181	155,724	132,152

Total operating expenses	233,140	196,106	865,310	535,127	381,806	460,803	371,532

Operating income	38,618	37,685	158,172	200,627	134,964	26,571	6,608
Interest expense	(60,742)	(54,238)	(219,658)	(138,148)	(108,331)	(129,154)	(122,823)
Gain (loss) from extinguishment of debt	—	5,739	40,401	(52,277)	2,202	—	(32,882)
Gain (loss) from redemption and repurchases of mandatorily redeemable preferred stock	—	—	6,478	(26,777)	—	—	—
Dividends on mandatorily redeemable preferred stock	(7,931)	(8,618)	(32,075)	(30,568)	—	—	—
Other (expense) income, net	(766)	1,277	3,121	3,829	(1,636)	11,243	9,078
Minority interests in income of subsidiaries(2)	(1,830)	(944)	(4,867)	(6,541)	(6,521)	(5,517)	(3,903)
Loss from investment in joint venture	—	—	—	—	(184,381)	(69,181)	(50,293)
Income tax benefit (expense)	9,394	3,974	(3,635)	(845)	52,177	36,644	54,422

Loss from continuing operations	(23,257)	(15,125)	(52,063)	(50,700)	(111,526)	(129,394)	(139,793)

	Three Months Ended
	March 31,
	(Unaudited)		Year Ended December 31,

	2005	2004	2004	2003(1)	2002	2001	2000

	($ in thousands except per share data)
Discontinued operations:
Income (loss) from discontinued operations, net of income taxes	—	443	443	11,945	24,454	1,820	(5,718)
(Loss) income from discontinued operations from investment in joint venture	—	—	—	—	(327)	(720)	671
Gain from sale of discontinued operations, net of income taxes	—	—	—	14,786	88,315	—	—
Gain from sale of discontinued operations from investment in joint venture	—	—	—	—	6,736	—	—
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	(33,294)	—	—
Cumulative effect of change in accounting principle from investment in joint venture	—	—	—	—	(140,820)	—	—

Net loss	(23,257)	(14,682)	(51,620)	(23,969)	(166,462)	(128,294)	(144,840)
Dividends on preferred stock	(2,145)	(1,859)	(8,178)	(43,300)	(94,451)	(86,325)	(126,686)
Gain on redemption and repurchase of preferred stock	—	—	—	218,310	67,837	—	—

Net (loss) income applicable to common stockholders	$(25,402)	$(16,541)	$(59,798)	$151,041	$(193,076)	$(214,619)	$(271,526)

Basic net (loss) income applicable to common stockholders per common share:
Continuing operations	$(0.17)	$(0.11)	$(0.39)	$(0.48)	$(1.23)	$(1.38)	$(1.56)
Discontinued operations	—	—	—	0.25	1.31	0.02	(0.06)
Change in accounting principle.	—	—	—	—	(1.92)	—	—
Dividends on and repurchases of preferred stock	(0.02)	(0.01)	(0.06)	1.65	(0.29)	(0.92)	(1.42)

Basic net (loss) income applicable to common stockholders per common share	$(0.19)	$(0.12)	$(0.45)	$1.42	$(2.13)	$(2.28)	$(3.04)

Basic weighted average common shares outstanding	133,884,962	133,727,123	133,784,752	106,291,582	90,671,688	93,969,310	89,417,829

Diluted net (loss) income applicable to common stockholders per common share:
Continuing operations	$(0.17)	$(0.11)	$(0.39)	$(0.46)	$(1.23)	$(1.38)	$(1.56)
Discontinued operations	—	—	—	0.24	1.31	0.02	(0.06)
Change in accounting principle	—	—	—	—	(1.92)	—	—
Dividends on and repurchases of preferred stock	(0.02)	(0.01)	(0.06)	1.60	(0.29)	(0.92)	(1.42)

Diluted net (loss) income applicable to common stockholders per common share.	$(0.19)	$(0.12)	$(0.45)	$1.38	$(2.13)	$(2.28)	$(3.04)

Diluted weighted average common shares outstanding	133,884,962	133,727,123	133,784,752	109,676,631	90,671,688	93,969,310	89,417,829

	March 31,	December 31,
	2005
	(Unaudited)	2004	2003	2002	2001	2000

	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$190,238	$139,884	$151,539	$175,003	$119,103	$141,922
Marketable securities	—	39,000	56,700	117,050	40,850	—
Restricted cash and investments	10,427	10,350	15,515	14,196	—	26,154
Property, plant and equipment, net	522,360	533,744	536,634	251,780	246,505	227,671
Intangible assets	2,528,327	2,537,361	2,508,551	1,056,603	1,132,762	1,234,181
Total assets	3,384,027	3,397,752	3,478,940	1,960,487	2,559,155	2,619,729
Total credit facilities and notes payable	2,456,453	2,456,138	2,415,184	1,273,140	1,620,881	1,690,076
Mandatorily redeemable preferred stock(3)	237,063	236,094	253,260	558,344	581,943	508,331
Other preferred stock	122,536	122,536	122,536	200,000	200,000	—
Stockholders’ equity (deficit)	29,708	55,068	113,545	(343,072)	(157,000)	100,107
Other Financial Data:
Capital expenditures, excluding cost of acquisitions	$32,558	$142,049	$163,921	$72,878	$82,767	$101,870

(Footnotes to Statement of Operations Data and Balance Sheet Data)

(1)	Includes the results of American Cellular on a consolidated basis from August 19, 2003, the date on which we acquired 100% of the outstanding stock of American Cellular. Prior to that time, we owned 50% of American Cellular and accounted for our interest in American Cellular under the equity method. As a result, American Cellular’s results for periods prior to 2003 are reflected in loss from investment in joint venture.

(2)	Reflects minority interests in partnerships in which we own the majority interests.

(3)	Mandatorily redeemable preferred stock is shown net of any discounts or deferred financing costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
OVERVIEW
      We are one of the largest providers of rural and suburban wireless communications systems in the United States. We began providing wireless telephone services in 1990 in Oklahoma and the Texas Panhandle. We have expanded our wireless operations with an acquisition strategy targeting underserved rural and suburban areas, which we believe have a significant number of potential customers with substantial needs for wireless communications.
      Our operations are encompassed in our two primary subsidiaries, Dobson Cellular and American Cellular. American Cellular does not guarantee any debt or other obligations of Dobson Cellular or us, and Dobson Cellular and we do not guarantee any debt or other obligations of American Cellular.
CRITICAL ACCOUNTING POLICIES AND PRACTICES
      We prepare our consolidated financial statements in accordance with general accepted accounting principles, or GAAP. We believe it is necessary for an understanding of our significant accounting policies to read the information below in conjunction with Note 2, “Significant Accounting Policies,” to our audited consolidated financial statements included elsewhere in this prospectus. These other significant accounting policies are important to develop an understanding of our consolidated financial statements. Policies related to revenue recognition, financial instruments and business combinations require judgments on complex matters that are often subject to multiple sources of authoritative guidance.
      In preparing our consolidated financial statements, it is necessary that we use estimates and assumptions for matters that are inherently uncertain. We base our estimates on historical experiences and reasonable assumptions. Our use of estimates and assumptions affects the reported amounts of assets, liabilities, and the amount and timing of revenues and expenses we recognize for and during the reporting period. Actual results may differ from estimates. The estimates and assumptions that are the most difficult to determine and require the most subjective decisions, are described below.

Property, plant and equipment and other definite life assets
      We depreciate our property, plant and equipment and amortize our customer lists and certain other identifiable intangible assets over their useful lives. These useful lives are based on our estimates of the period that the assets will generate revenue. The factors used to determine these estimates include technological advances, obsolescence, expected migration to newer transmission standards and services, regulatory requirements and the churn rate of our customers.
      Also, SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires us to review the carrying value of our long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Judgment must be exercised in determining when such an event or change in circumstances has occurred. If such a circumstance were deemed to exist, the carrying value of the asset would be compared to the expected undiscounted future cash flows generated by the asset. We also must use judgment in determining expected future cash flows. In particular, if customers decreased, our churn rate increased, customer or roaming revenue decreased, or costs to provide service increased, the likelihood of impairment would increase.
      As a result of technological advances, which led to our recent upgrade to GSM/ GPRS/ EDGE technology during 2004, we reassessed the useful lives and carrying values of our TDMA network assets. While no impairment was noted, this assessment did result in the reduction of our useful lives for these TDMA network assets. This reduction in the useful lives will result in an annual increase in depreciation expense totaling $6.6 million through 2007.

Goodwill and Wireless license acquisition costs
      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we continually assess the useful lives of our intangible assets. A significant portion of our intangible assets are classified as

“Wireless license acquisition costs,” which represents our costs associated with acquiring our FCC licenses. These licenses allow us to provide wireless services by giving us the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, we have determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, our wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety, we ceased the amortization of both goodwill and wireless license acquisition costs and now test for impairment of goodwill and wireless license acquisition costs at least annually and only adjust the carrying amount of these intangible assets upon an impairment of the goodwill or wireless license acquisition costs. Using judgment, we must also determine on an annual basis whether facts and circumstances continue to support an indefinite useful life.
      To complete this evaluation for our wireless license acquisition costs, we compare the carrying amount of our wireless license acquisition costs to the fair value of those assets. We determine the fair value of our wireless license acquisition costs based on their expected future discounted cash flows. We also determine the value of the wireless license acquisition costs based upon a “start-up” basis that separates the value of our customer contracts and other intangible assets from the pure underlying wireless license. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference. For purposes of this comparison, it is our policy to aggregate all of our wireless license acquisition costs. For goodwill, there is a two-step approach for assessing impairment. The first step requires us to compare the fair value of our enterprise to our carrying value, including goodwill. If our carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of our enterprise goodwill with the carrying amount of our goodwill. To calculate the implied fair value of goodwill we perform a hypothetical purchase price allocation to determine the fair value of all of our assets, with the implied goodwill amount being the difference between the enterprise fair value and the aggregate of the identified asset fair values. If the carrying amount exceeds the implied fair value, an impairment loss is recognized for the difference. The critical factors used in the determination of fair values of the enterprise and of the identifiable intangible assets include the discount rate, our cost of capital, cash flow multiples, expansion and infrastructure costs, other carriers’ multiples, expected customer growth rates, churn factors, service upgrade trends, and operating cost trends. Therefore, determining fair values and expected future discounted cash flows involves significant judgment on our part. In particular, if customers decreased, our churn rate increased, customer or roaming revenue decreased, or costs to provide service increased, the likelihood of impairment would increase.
      The fair value of an asset or an enterprise is the price at which the asset or enterprise could be exchanged in a current transaction between knowledgeable, unrelated willing parties. Therefore, market prices from active markets are the best measure and are used when available. If there is not an available active market, the measurement is based on the best information available, including similar transactions, acquisition cost per customer or area population, and expected discounted future cash flows.
ACQUISITIONS AND DISCONTINUED OPERATIONS
      We continually seek opportunities to acquire attractive wireless markets as part of our overall business strategy. The following are the most recent transactions.

Acquisition of Michigan 2 and 4 RSAs
      On December 29, 2004, we completed the acquisition of the Michigan wireless assets of RFB Cellular, Inc., or RFB, and certain affiliates for $29.3 million. We purchased these assets in an auction conducted under Sections 363 and 365 of the U.S. bankruptcy code.
      We provide service in most of the northern part of Michigan, including the Upper Peninsula. The RFB acquisition allows us to expand our service area to cover the entire northern part of the state, and allows us to market our service under the CELLULARONE® brand throughout that market. RFB operates both Code Division Multiple Access, or CDMA, and analog technologies on 850 MHz cellular licenses in these markets. We have deployed GSM/ GPRS/ EDGE technology over all of RFB’s existing footprint as of June 10, 2005.

Acquisition of NPI
      On June 15, 2004, we acquired certain assets of NPI for approximately $29.5 million. These assets include PCS licenses and a GSM/ GPRS/ EDGE network covering areas in northern Michigan.
      As a result of the completion of this transaction, our consolidated financial statements only include the operating results from NPI beginning June 15, 2004.

Maryland/ Michigan Swap
      On February 17, 2004, we transferred our Maryland 2 RSA wireless property in exchange for Cingular Wireless’ Michigan 5 RSA wireless property, $22.0 million in cash and its one-percent ownership interests in Texas 2 RSA and Oklahoma 5 and 7 RSAs. We are the majority owner of these three markets. As a result of a definitive agreement that was entered into prior to December 31, 2003 and closed on February 17, 2004, we have reclassified our historical consolidated financial statements to reflect the operations of our Maryland 2 RSA property as discontinued operations.
      As a result of the completion of this transaction, our consolidated financial statements only include the operating results from Michigan 5 RSA beginning February 17, 2004.

California/ Alaska Swap
      On June 17, 2003, we transferred our two remaining wireless properties in California to AT&T Wireless in exchange for its two wireless properties in Alaska and all of the outstanding shares of Series AA preferred stock of Dobson Communications that it previously held, which we then cancelled. We have reclassified our historical consolidated financial statements to reflect the operations of our California properties as discontinued operations.
      As a result of the completion of this transaction, our consolidated financial statements only include the operating results from the two wireless properties in Alaska beginning June 17, 2003.

Verizon Sales
      On February 8, 2002, we sold three of our wireless properties to Verizon Wireless for a total purchase price of $263.0 million. These properties included California 7 RSA, Ohio 2 RSA and Georgia 1 RSA. On February 28, 2002, we sold our 75% ownership interest in Arizona 5 RSA to Verizon Wireless for a total purchase price of $85.0 million. On February 8, 2002, American Cellular sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. As a result of these sales, the results of operations, assets and liabilities of these markets during the periods presented are included as discontinued operations in our consolidated financial statements. American Cellular and we used the proceeds from the sale of these properties primarily to reduce bank debt under our respective credit facilities.
RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
      The following table summarizes our key operating data for the periods indicated:

	Three Months Ended March 31,

	2005	2004

Market population(1)	11,757,400	10,790,300
Ending subscribers	1,590,500	1,567,200
Market penetration(2)	13.5%	14.5%
Gross subscriber additions	122,000	99,600
Average subscribers	1,599,900	1,559,700
Average monthly service revenue per subscriber(3)	$43	$39
Average monthly post-paid churn(4)	2.4%	1.9%

(1)	Represents the population in our licensed areas for the period indicated. The results are based upon the 2003 population estimates provided by MapInfo Corporation, a location software company, adjusted to exclude those portions of our RSAs and metropolitan statistical areas, or MSAs, not covered by our licenses.

(2)	Market penetration is calculated by dividing ending subscribers by market population.

(3)	Average monthly service revenue per subscriber is calculated by dividing service revenue by average subscribers and dividing by the number of months in the period. We exclude roaming revenue from this calculation, since roaming revenue is not derived from our subscribers.

(4)	Average monthly post-paid churn represents the percentage of the post-paid subscribers that deactivate service each month. The calculation divides the total post-paid deactivations during the period by the average post-paid subscribers for the period.

     Basis of Presentation
      To provide a more comparable basis of our Management’s Discussion and Analysis, we have presented our historical results of operations from continuing operations for the periods indicated, along with our results from newly acquired markets. For the purpose of this Management’s Discussion and Analysis, results from newly acquired markets refer to our results of operations of our recent acquisitions. Our recent acquisitions include the Michigan 5 RSA property from February 17, 2004, the NPI markets from June 15, 2004 and the RFB markets from December 29, 2004. The following table sets forth the components of our results of operations for the three months ended March 31, 2005 and 2004:

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
							Percentage Change
		Results	Results		Results	Results	in Non-Acquisition
		from Newly	from Non-		from Newly	from Non-	Markets
		Acquired	Acquisition		Acquired	Acquisition
	Historical	Markets	Markets	Historical	Markets	Markets	’05 vs. ’04

	($ in thousands)
Operating Revenue:
Service revenue	$206,082	$5,376	$200,706	$181,699	$1,065	$180,634	11.1%
Roaming revenue	53,430	2,202	51,228	42,075	112	41,963	22.1%
Equipment and other revenue	12,246	690	11,556	10,017	39	9,978	15.8%

Total operating revenue	271,758	8,268	263,490	233,791	1,216	232,575	13.3%

Operating Expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	72,299	3,186	69,113	54,186	269	53,917	28.2%
Cost of equipment	30,366	751	29,615	23,534	106	23,428	26.4%
Marketing and selling	34,094	1,672	32,422	29,162	149	29,013	11.7%
General and administrative	44,811	2,387	42,424	43,776	371	43,405	(2.3)%
Depreciation and amortization	51,570	2,293	49,277	45,448	384	45,064	9.3%

Total operating expenses	233,140	10,289	222,851	196,106	1,279	194,827	14.4%

Operating income (loss)	38,618	(2,021)	40,639	37,685	(63)	37,748	7.7%

Interest expense	(60,742)	—	(60,742)	(54,238)	—	(54,238)	12.0%
Gain from extinguishment of debt	—	—	—	5,739	—	5,739	*
Dividends on mandatorily redeemable preferred stock	(7,931)	—	(7,931)	(8,618)	—	(8,618)	*
Other (expense) income, net	(766)	51	(817)	1,277	—	1,277	*
Minority interest in income of subsidiaries	(1,830)	—	(1,830)	(944)	—	(944)	93.9%
Income tax benefit	9,394	749	8,645	3,974	24	3,950	*

Loss from continuing operations	$(23,257)	$(1,221)	$(22,036)	$(15,125)	$(39)	$(15,086)	*

*	Calculation is not meaningful.
     Subscribers
      Our subscriber base comprises three types of subscribers: post-paid, reseller and pre-paid. At March 31, 2005, post-paid subscribers accounted for 90.3% of our subscriber base. These subscribers pay a monthly access fee for a wireless service plan that generally includes a fixed amount of minutes and certain service features. In addition to the monthly access fee, these subscribers are typically billed in arrears for long-distance charges, roaming charges and rate plan overages. Our reseller subscribers are similar to our post-paid subscribers in that they pay monthly fees to utilize our network and services. However, these subscribers are billed by a third party, which we refer to as a reseller, who has effectively resold our service to the end user, which we refer to as a subscriber. We in turn bill the reseller for the monthly usage of the subscriber. At March 31, 2005, the reseller base accounted for 6.6% of our total subscriber base. Our pre-paid subscribers, which at March 31, 2005, accounted for 3.1% of our subscriber base, are subscribers that pre-pay for an agreed upon amount of usage.
      During the three months ended March 31, 2005, we experienced an increase in our gross subscriber additions. Although our gross subscriber additions had been decreasing as a result of increased competition attributable to an accelerating pace of improvements in the quality of digital technology and increased products offered to the consumer, our deployment of GSM/GPRS/EDGE in our networks during 2004 has helped this decline to level off and result in growth in our gross subscriber additions in the first quarter of 2005 compared to the first quarter of 2004. For the three months ended March 31, 2005, GSM subscribers accounted for 35.4% of our subscriber base, compared to 0.8% for the three months ended March 31, 2004. Total gross subscriber additions included 2,700 from our newly acquired markets for the three months ended March 31, 2005, and 500 from our newly acquired markets for the three months ended March 31, 2004. Therefore, total gross subscriber additions from our non-acquisition markets were 119,300 for the three months ended March 31, 2005, compared to 99,100 for the three months ended March 31, 2004.
      Since the middle of 2004, we have experienced churn rates above our historical levels. This increase in churn is primarily the result of two factors impacting our business. First, we have experienced challenges operating both a TDMA and GSM/GPRS/EDGE network. This has impacted the level of customer satisfaction with our service in certain of our markets. We have implemented several initiatives that have and should continue to improve, the quality of our networks. Secondly, Wireless Local Number Portability, or WLNP, which allows customers to keep their wireless phone number in their local area when switching to a different service provider was implemented in all of our markets by May 24, 2004. Although we expect churn to improve as we continue our initiatives to improve customer satisfaction, churn could continue to be adversely affected by continued network issues and WLNP.
     Operating Revenue
      Our operating revenue consists of service revenue, roaming revenue and equipment and other revenue.
     Service revenue
      We derive service revenue by providing wireless services to our subscribers. The wireless industry has experienced declining average revenue per minute as competition among wireless service providers has led to reductions in rates for airtime. During the three months ended March 31, 2005, this decline in revenue per minute had not been completely offset by increases in average minutes-of-use and our average monthly service revenue per subscriber decreased as a result. However, for the past year, we have experienced growth in our average monthly service revenue per subscriber. Also, we believe there is a continued opportunity throughout 2005 for our average monthly service revenue per subscriber to continue to increase from current levels, primarily due to additional voice and data services available as a result of our GSM/GPRS/EDGE technology.
      For the three months ended March 31, 2005, our historical service revenue increased compared to the three months ended March 31, 2004. This increase in our service revenue was primarily attributable to an increase in average monthly service revenue per subscriber, as our subscribers continue to migrate to our GSM/GPRS/EDGE offerings.
     Roaming revenue
      We derive roaming revenue by providing service to subscribers of other wireless providers when those subscribers “roam” into our markets and use our systems to carry their calls. Roaming revenue has traditionally had higher margins than revenue from our subscribers. We achieve these higher margins because we incur relatively lower incremental costs related to billing, customer service and collections in servicing roaming customers as compared to our home subscribers. However, our roaming margins have been declining due to increased market pressures and competition among wireless providers resulting in reduced roaming rates. Our roaming yield (roaming revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes-of-use) was $0.135 for the three months ended March 31, 2005 compared to $0.139 for the three months ended March 31, 2004. We expect our roaming yield to continue to decline throughout 2005. Even though our significant roaming contracts have provided for decreasing rates over time, we believe these roaming contracts are beneficial because they secure existing traffic and provide opportunity for a continuing increase in traffic volumes. Roaming revenue tends to be impacted by seasonality. Historically, we have experienced higher roaming minutes-of-use and related roaming revenue during the second and third quarters of each year, as users tend to travel more and, therefore, use their wireless phones more, during the spring and summer months.
      For the three months ended March 31, 2005, our historical roaming revenue increased compared to the three months ended March 31, 2004. When comparing the three months ended March 31, 2005 to the three months ended March 31, 2004, this increase was a result of a 30.6% increase in roaming minutes, offset by a 2.8% decline in our roaming revenue per minute-of-use as contractual rates were lower in the first quarter of 2005 compared to the same period in 2004.
     Equipment and other revenue
      Equipment revenue is revenue from selling wireless equipment to our subscribers. Equipment revenue is recognized when the equipment is delivered to the customer. Other revenue is primarily rental income from the lease of space on company-owned towers.
      For the three months ended March 31, 2005, our historical equipment and other revenue increased compared to the three months ended March 31, 2004. This increase in our equipment and other revenue was due to an increase in activation fees charged to customers, an increase in gross subscriber additions and an increase in the number of customers upgrading to new rate plans and purchasing new handsets.
     Operating Expenses
      Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs and depreciation and amortization.
     Cost of service
      Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party wireless providers for providing service to our subscribers when our subscribers roam into their markets, referred to as “roaming” costs. Consistent with the trend of declining roaming revenue per minute, our roaming expense per minute has declined as well as a result of a decrease in rates charged by third-party providers. While future rates charged by third party providers may continue to decrease, we expect growth in our minutes-of-use to grow at a faster rate, due to more usage and the continued build-out of our wireless network. Therefore, we expect our roaming costs to continue to increase in future periods. In addition, as a result of the sale and leaseback of certain of our towers announced in March 2005, we expect our total cost of service to increase in future periods.
      The following table sets forth the historical results of the components of our cost of service for the periods indicated:

	Three Months Ended March 31,

	2005		2004

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Network costs	$49,638	68.7%	$34,586	63.8%
Roaming costs	22,661	31.3%	19,600	36.2%

Total cost of service	$72,299	100.0%	$54,186	100.0%

      For the three months ended March 31, 2005, our historical network costs, which are the costs we incur in operating our wireless network and providing service to our customers, increased compared to the three months ended March 31, 2004. This increase is a result of adding new circuits and cell sites related to our new GSM/GPRS/EDGE network, as well as increasing costs as a result of providing a higher level of service features, such as handset insurance and ring tones.
      For the three months ended March 31, 2005, our historical roaming costs increased compared to the three months ended March 31, 2004. This increase is primarily a result of a 30.4% increase in the minutes used by our customers on third-party wireless providers’ networks, offset by an 11.3% decrease in roaming costs per minute-of-use as contractual rates were lower in the first quarter of 2005 compared to the same period in 2004.

Cost of equipment
      Our cost of equipment represents the costs associated with wireless equipment and accessories sold to customers. Cost of equipment is impacted by the volume of equipment transactions. The volume of equipment transactions is impacted by gross subscriber additions and customer upgrades. We, like other wireless providers, have continued to use discounts on phone equipment and have continued to offer free phone promotions. As a result, we have incurred, and expect to continue to incur, losses on equipment sales. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased service revenue from an increase in the number of wireless subscribers and from higher-priced rate plans. With the continued migration of our customer base to GSM/GPRS/EDGE rate plans and the continued increases in the cost of handsets, we expect our cost of equipment to continue to increase during the remainder of 2005.
      For the three months ended March 31, 2005, our historical cost of equipment increased compared to the three months ended March 31, 2004. The increase in cost of equipment is due to an increase in the average cost of handsets sold to customers, an increase in the number of customers upgrading to new rate plans and purchasing new handsets and an increase in gross subscriber additions. As previously noted, many of these customers are upgrading to our new GSM/GPRS/EDGE rate plans.

Marketing and selling costs
      Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell wireless products and services. We pay commissions to sales personnel and independent dealers for new business generated.
      For the three months ended March 31, 2005, our historical marketing and selling costs increased compared to the three months ended March 31, 2004. The increase was due to an increase in advertising costs spent to promote our GSM/GPRS/EDGE rate plans along with an increase in commissions paid as a result of an increase in gross subscriber additions.

General and administrative costs
      Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections and corporate administration.
      For the three months ended March 31, 2005, our historical general and administrative costs increased compared to the three months ended March 31, 2004. This increase in our general and administrative costs was primarily attributable to our newly acquired markets. Before giving effect to the newly acquired markets, our historical general and administrative costs decreased slightly due to efficiencies gained from centralized administrative functions. Our average monthly general and administrative costs per average subscriber has remained fairly constant in our historical markets for the three months ended March 31, 2005 and 2004, although general and administrative costs have increased, our subscriber base has increased as well.

Depreciation and amortization expense
      Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of certain identifiable intangible assets. However, we do not amortize our wireless license acquisition costs or goodwill. Rather, these assets are subject to periodic evaluations for impairment. During 2005, we expect increases in depreciation and amortization as a result of newly acquired or constructed assets will mostly be offset as older assets become fully depreciated.
      For the three months ended March 31, 2005, our historical depreciation and amortization expense increased compared to the three months ended March 31, 2004. This increase in depreciation and amortization expense is a result of additional depreciation on fixed assets acquired or constructed, primarily from our GSM/GPRS/EDGE network buildout.

Non-Operating Results

Interest expense
      For the three months ended March 31, 2005, our interest expense increased compared to the three months ended March 31, 2004. This is due to an increase in our notes payable and the average interest rate of our notes payable, partially offset by a decrease in outstanding borrowings under our credit facility.

Gain from extinguishment of debt
      For the three months ended March 31, 2004, our gain from extinguishment of debt was $5.7 million. The gain from extinguishment of debt for the three months ended March 31, 2004 was due to a partial purchase of our 8.875% senior notes, offset by a loss on redemption of the remaining Dobson/Sygnet senior notes. We redeemed the remaining $5.2 million of Dobson/Sygnet senior notes and recognized a loss from extinguishment of debt of $0.4 million, due to the premium paid and the write off of related deferred financing costs.

Dividends on mandatorily redeemable preferred stock
      For the three months ended March 31, 2005, our dividends on mandatorily redeemable preferred stock decreased compared to the three months ended March 31, 2004. The decrease in mandatorily redeemable preferred stock dividends is the result of the reduction in the number of shares of our mandatorily redeemable preferred stock outstanding due to redemption and repurchases of our mandatorily redeemable preferred stock during 2004.

Other (expense) income, net
      For the three months ended March 31, 2005, our historical other (expense) income decreased compared to the three months ended March 31, 2004. This decrease was a result of expensing of the cost of our preferred stock exchange offer, which expired in March 2005 without the minimum tender condition being satisfied.

Discontinued operations
      For the three months ended March 31, 2004, we had income from discontinued operations of $0.4 million. Our discontinued operations during 2004 relate to the Maryland properties included in the swap with Cingular Wireless.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
      The following table summarizes our key operating data for the periods indicated:

	Year Ended December 31,

	2004	2003	2002

Market population(1)	11,757,400	10,620,900	5,240,800
Ending subscribers	1,609,300	1,552,100	666,500
Market penetration(2)	13.7%	14.6%	12.7%
Gross subscriber additions	440,500	298,900	231,200
Average subscribers	1,585,000	1,028,000	631,300
Average monthly service revenue per subscriber(3)	$40.57	$41.01	$42.65
Average monthly post-paid churn(4)	2.0%	1.7%	1.9%

(1)	Represents the population in our licensed areas for the period indicated. The 2004 results are based upon the 2003 population estimates provided by MapInfo Corporation, a location software company, and the 2003 and 2002 results are based upon the Claritas 2000 Bureau of Census results, adjusted to exclude those portions of our RSAs and MSAs not covered by our licenses.

(2)	Market penetration is calculated by dividing ending subscribers by market population.

(3)	Average monthly service revenue per subscriber is calculated by dividing service revenue by average subscribers and dividing by the number of months in the period. We exclude roaming revenue from this calculation, since roaming revenue is not derived from our subscribers.

(4)	Average monthly post-paid churn represents the percentage of the post-paid subscribers that deactivate service each month. The calculation divides the total post-paid deactivations during the period by the average post-paid subscribers for the period.

Basis of Presentation
      To provide a more comparable basis of our Management’s Discussion and Analysis, we have presented our historical results of operations from continuing operations for the periods indicated, along with our results from newly acquired markets. For the purpose of this Management’s Discussion and Analysis, results from newly acquired markets refer to our results of operations of our recent acquisitions. Our recent acquisitions include the two Alaska properties from June 15, 2003, American Cellular from August 19, 2003, the Michigan 5 RSA property from February 17, 2004, the NPI markets from June 15, 2004 and the RFB markets from December 29, 2004. The following table sets forth the components of our results of operations for the years ended December 31, 2004, 2003 and 2002:

	Year Ended December 31, 2004			Year Ended December 31, 2003
							Year Ended	Percentage Change
		Results	Results		Results	Results	December 31,	in Non-Acquisition
		from Newly	from Non-		from Newly	from Non-	2002	Markets
		Acquired	Acquisition		Acquired	Acquisition
	Historical	Markets	Markets	Historical	Markets	Markets	Historical	‘04 vs. ‘03	‘03 vs. ‘02

					($ In thousands)
Operating Revenue:
Service revenue	$771,610	$422,425	$349,185	$505,860	$163,853	$342,007	$323,116	2.1%	5.8%
Roaming revenue	208,154	100,210	107,944	201,199	44,640	156,559	176,150	(31.1)%	(11.1)%
Equipment and other revenue	43,718	24,203	19,515	28,695	7,857	20,838	17,504	(6.3)%	19.0%

Total operating revenue	1,023,482	546,838	476,644	735,754	216,350	519,404	516,770	(8.2)%	0.5%

Operating Expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	255,308	130,384	124,924	173,436	50,426	123,010	138,240	1.6%	(11.0)%
Cost of equipment	108,968	56,588	52,380	56,612	16,966	39,646	40,331	32.1%	(1.7)%
Marketing and selling	128,691	67,364	61,327	79,547	24,451	55,096	61,581	11.3%	(10.5)%
General and administrative	179,525	105,352	74,173	106,108	38,693	67,415	66,473	10.0%	1.4%
Depreciation and amortization	192,818	96,707	96,111	119,424	32,846	86,578	75,181	11.0%	15.2%

Total operating expenses	865,310	456,395	408,915	535,127	163,382	371,745	381,806	10.0%	(2.6)%

Operating income	158,172	90,443	67,729	200,627	52,968	147,659	134,964	(54.1)%	9.4%

Interest expense	(219,658)	(94,797)	(124,861)	(138,148)	(37,775)	(100,373)	(108,331)	24.4%	(7.3)%
Gain (loss) from extinguishment of debt	40,401	—	40,401	(52,277)	—	(52,277)	2,202	*	*
Gain (loss) on redemption and repurchases of mandatorily redeemable preferred stock	6,478	—	6,478	(26,777)	—	(26,777)	—	*	*
Dividends on mandatorily redeemable preferred stock	(32,075)	—	(32,075)	(30,568)	—	(30,568)	—	*	*
Other income (expense), net	3,121	(6,260)	9,381	3,829	(730)	4,559	(1,636)	*	*
Minority interest in income of subsidiaries	(4,867)	—	(4,867)	(6,541)	—	(6,541)	(6,521)	(25.6)%	0.3%
Loss from investment in joint venture	—	—	—	—	—	—	(184,381)	*	*
Income tax (expense) benefit	(3,635)	1,462	(5,097)	(845)	(5,496)	4,651	52,177	*	*

(Loss) income from continuing operations	$(52,063)	$(9,152)	$(42,911)	$(50,700)	$8,967	$(59,667)	$(111,526)	*	*

*	Calculation is not meaningful.

Subscribers
      Our subscriber base comprises three types of subscribers: post-paid, reseller and pre-paid. At December 31, 2004, post-paid subscribers accounted for 91.0% of our subscriber base. These subscribers pay a monthly access fee for a wireless service plan that generally includes a fixed amount of minutes and certain service features. In addition to the monthly access fee, these subscribers are typically billed in arrears for long-distance charges, roaming charges and rate plan overages. Our reseller subscribers are similar to our post-paid subscribers in that they pay monthly fees to utilize our network and services. However, these subscribers are billed by a third party, which we refer to as a reseller, who has effectively resold our service to the end user, which we refer to as a subscriber. We in turn bill the reseller for the monthly usage of the subscriber. At December 31, 2004, the reseller base accounted for 6.1% of our total subscriber base. Our pre-paid subscribers, which at December 31, 2004 accounted for 2.9% of our subscriber base, are subscribers that pre-pay for an agreed upon amount of usage.
      During 2003, we experienced a decline in our gross subscriber additions as a result of increased competition attributable to an accelerating pace of improvements in quality of digital technology, and increased products offered to the consumer. Many of our competitors already market enhanced data services, such as single carrier radio transmission technology, or 1XRTT. We recently deployed GSM/ GPRS/ EDGE in our networks causing our decline in gross additions to level off. We expect this to continue and could see our gross subscriber additions increase during 2005 as a result of these new services that are available with GSM/ GPRS/ EDGE. Total gross subscriber additions included 241,900 from our newly acquired markets for the year ended December 31, 2004, and 100,400 from our newly acquired markets for year ended December 31, 2003. Therefore, total gross subscriber additions from our non-acquisition markets were 198,600 for the year ended December 31, 2004, compared to 198,500 for the year ended December 31, 2003 and 231,200 for the year ended December 31, 2002.

Operating Revenue
      Our operating revenue consists of service revenue, roaming revenue and equipment and other revenue.

Service revenue
      We derive service revenue by providing wireless services to our subscribers. The wireless industry has experienced declining average revenue per minute as competition among wireless service providers has led to reductions in rates for airtime. Prior to 2003, these declines had generally been offset by significant increases in average minutes-of-use per subscriber. Beginning in 2003 and continuing through the first half of 2004, the decline in revenue per minute had not been completely offset by increases in average minutes-of-use and our average monthly service revenue per subscriber decreased as a result. However, during the last half of 2004, we experienced growth in our average monthly service revenue per subscriber and we believe there is a continued opportunity in 2005 for our average monthly service revenue per subscriber to continue to increase from current levels primarily due to additional voice and data services available as a result of our GSM/ GPRS/ EDGE technology.
      For the year ended December 31, 2004, our historical service revenue increased compared to the years ended December 31, 2003 and 2002. This increase in our service revenue was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, and 2003 to 2002, the remaining increase in service revenue resulted from an increase in customers, offset by a decline in average monthly service revenue per subscriber. Our average subscriber base in our non-acquisition markets was 711,500 for the year ended December 31, 2004, 689,200 for the year ended December 31, 2003, and 632,900 for the year ended December 31, 2002.

Roaming revenue
      We derive roaming revenue by providing service to subscribers of other wireless providers when those subscribers “roam” into our markets and use our systems to carry their calls. Roaming revenue has traditionally had higher margins than revenue from our subscribers. We achieve these higher margins because we incur relatively lower incremental costs related to billing, customer service and collections in servicing roaming customers as compared to our home subscribers. However, our roaming margins have been declining due to increased market pressures and competition among wireless providers resulting in reduced roaming rates. Our roaming yield (roaming revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes-of-use) was $0.14 for the year ended December 31, 2004, $0.20 for the year ended December 31, 2003 and $0.25 for the year ended December 31, 2002. We expect our roaming yield to continue to decline, but at a lesser rate, during 2005. Even though our significant roaming contracts have provided for decreasing rates over time, we believe these roaming contracts are beneficial because they secure existing traffic and provide opportunity for a continuing increase in traffic volumes. Roaming revenue tends to be impacted by seasonality. Historically, we have experienced higher roaming minutes-of-use and related roaming revenue during the second and third quarters of each year, as users tend to travel more and, therefore, use their wireless phones more, during the spring and summer months.
      For the year ended December 31, 2004, our historical roaming revenue increased compared to the years ended December 31, 2003 and 2002. However, before giving effect to the newly acquired markets, our roaming revenue decreased. When comparing 2004 to 2003, this decrease was a result of a 31.8% decline in our roaming revenue per minute-of-use in our non-acquisition markets as contractual rates decreased during 2004 and 2003, offset by a slight increase in roaming minutes in our non-acquisition markets. When comparing 2003 to 2002, this decrease was a result of a 22.7% decline in our roaming revenue per minute-of-use in our non-acquisition markets as contractual rates decreased during 2003, offset by a 15.0% increase in roaming minutes in our non-acquisition markets due to expanded coverage areas and increased usage.

Equipment and other revenue
      Equipment revenue is revenue from selling wireless equipment to our subscribers. Equipment revenue is recognized when the equipment is delivered to the customer. Other revenue is primarily rental income from the lease of space on company-owned towers and, prior to 2004, from amounts charged to our previously unconsolidated affiliates.
      For the year ended December 31, 2004, our historical equipment and other revenue increased compared to the years ended December 31, 2003 and 2002. However, when comparing 2004 to 2003, before giving effect to the newly acquired markets, our equipment and other revenue decreased. This decrease in revenue was primarily due to the elimination of amounts charged to our previously unconsolidated affiliates for the use of shared assets, offset by an increase the number of customers upgrading to new rate plans and purchasing new handsets and an increase in rental income. Many of these customers are upgrading to our new GSM/ GPRS/ EDGE rate plans. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our equipment and other revenue increased. This is due to increases in amounts previously charged to our unconsolidated affiliates for the use of shared assets.

Operating Expenses
      Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs and depreciation and amortization.

Cost of service
      Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party wireless providers for providing service to our subscribers when our subscribers roam into their markets, referred to as “roaming” costs. Consistent with the trend of declining roaming revenue per minute, our roaming expense per minute has declined as well as a result of a decrease in rates charged by third-party providers. While future rates charged by third party providers may continue to decrease, we expect the growth in our minute-of-use to grow at a faster rate, due to more usage and the continued build-out of our wireless network. Therefore, we expect our roaming costs to continue to increase in future periods. In addition, as a result of the sell and lease back of certain of our towers announced in March 2005, we expect our total cost of service to increase in future periods.

      The following table sets forth the historical results of the components of our cost of service for the periods indicated:

	Year Ended December 31,

	2004		2003		2002

	Amount	Percentage	Amount	Percentage	Amount	Percentage

			($ in thousands)
Network costs	$170,181	66.7%	$106,394	61.3%	$78,233	56.6%
Roaming costs	85,127	33.3%	67,042	38.7%	60,007	43.4%

Total cost of service	$255,308	100.0%	$173,436	100.0%	$138,240	100.0%

      For the year ended December 31, 2004, our historical network costs, which are the costs we incur in operating our wireless network and providing service to our customers, increased, compared to the years ended December 31, 2003 and 2002. This increase in our network costs was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, before giving effect to the newly acquired markets, our network costs increased $8.5 million. This increase is a result of adding new circuits and cell sites related to our new GSM/ GPRS/ EDGE network, as well as adding new costs for providing a higher level of phone features, such as handset insurance and ring tones. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our network costs declined $3.1 million. This is primarily a result of credits received from certain of our network service providers and renegotiated lower local access rates charged to us by third-party providers for use of local access across the network.
      For the year ended December 31, 2004, our historical roaming costs increased compared to the years ended December 31, 2003 and 2002. When comparing 2004 to 2003, before giving effect to the newly acquired markets, our roaming costs declined $6.6 million. This decline is primarily a result of a 22.5% decrease in roaming costs per minute-of-use in our non-acquisition markets as contractual rates decreased during 2004, offset by an 11.3% increase in the minutes used by our customers on third-party wireless providers’ networks. When comparing 2003 to 2002, before giving effect to the newly acquired markets, roaming costs declined $12.1 million. This was primarily a result of a decline of 25.9% in rates charged by those providers resulting from new lower rate agreements, offset by an increase of 7.8% in the minutes used by our customers on third-party wireless providers’ networks, in our non-acquisition markets.

Cost of equipment
      Our cost of equipment represents the costs associated with wireless equipment and accessories sold to customers. Cost of equipment is impacted by the volume of equipment transactions. The volume of equipment transactions is impacted by gross subscriber additions and customer upgrades. We, like other wireless providers, have continued to use discounts on phone equipment and have continued to offer free phone promotions. As a result, we have incurred, and expect to continue to incur, losses on equipment sales. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased service revenue from an increase in the number of wireless subscribers and from higher-priced rate plans. With the continued migration of our customer base to GSM/ GPRS/ EDGE rate plans and the continued increases in the cost of handsets, we would expect our cost of equipment to continue to increase during 2005.
      For the year ended December 31, 2004, our historical cost of equipment increased compared to the years ended December 31, 2003 and 2002. This increase in our cost of equipment was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, the remaining increase in cost of equipment is due to an increase in the average cost of handsets sold to customers and an increase in the number of customers upgrading to new rate plans and purchasing new handsets. Many of these customers are upgrading to our new GSM/ GPRS/ EDGE rate plans. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our cost of equipment decreased. This is primarily a result of a decrease in gross subscriber additions in our non-acquisition markets.

Marketing and selling costs
      Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell wireless products and services. We pay commissions to sales personnel and independent dealers for new business generated.
      For the year ended December 31, 2004, our historical marketing and selling costs increased compared to the years ended December 31, 2003 and 2002. This increase in our marketing and selling costs was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, the remaining increase was due to increased spending on advertising to launch our new GSM/ GPRS/ EDGE rate plans. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our marketing and selling costs decreased. This was primarily a result of the decrease in gross subscriber additions in our non-acquisition markets.

General and administrative costs
      Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections and corporate administration.
      For the year ended December 31, 2004, our historical general and administrative costs increased compared to the years ended December 31, 2003 and 2002. This increase in our general and administrative costs was primarily attributable to our newly acquired markets. When comparing 2004 to 2003, the remaining increase was due to increased infrastructure costs as a result of the overall growth of our business, along with higher legal and consulting fees. When comparing 2003 to 2002, the remaining increase was due to increased infrastructure costs as a result of the overall growth of our business, offset by the reductions in bad debt expense as a result of improved collections and efficiencies gained from further integration of acquired companies and increased economies of scale in our non-acquisition markets. Overall, our average monthly general and administrative costs per average subscriber has remained fairly constant in our non-acquisition markets for the years ended December 31, 2004, 2003 and 2002, although general and administrative costs have increased, our subscriber base has increased as well.

Depreciation and amortization expense
      Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of certain identifiable intangible assets. However, we do not amortize our wireless license acquisition costs or goodwill. Rather, these assets are subject to periodic evaluations for impairment. During 2005, we expect increases in depreciation and amortization as a result of newly acquired or constructed assets will mostly be offset as older assets become fully depreciated.
      For the year ended December 31, 2004, our historical depreciation and amortization expense increased compared to the years ended December 31, 2003 and 2002. This increase was primarily a result of our newly acquired markets. This remaining increase in depreciation and amortization expense in our non-acquisition markets is a result of additional depreciation on fixed assets acquired or constructed, primarily from our GSM/ GPRS/ EDGE network buildout in 2003 and 2004.

Non-Operating Results

Interest expense
      For the year ended December 31, 2004, our interest expense increased compared to the years ended December 31, 2003 and 2002. The increase during 2004 is primarily due to increased notes payable related to our acquisition of American Cellular. When comparing 2003 to 2002, before giving effect to the newly acquired markets, our interest expense decreased $8.0 million. This decline is primarily the result of the 2003 repayments of our outstanding balances on our Dobson Operating Co. and Sygnet Wireless credit facilities and decreased variable interest rates as a result of lower interest rates and the expiration of our interest rate hedges, offset by the interest expense on Dobson Cellular’s senior secured credit facility.

Redemption and repurchases of, and dividends on, preferred stock
      As a result of implementing SFAS No. 150 on July 1, 2003, dividends on our mandatorily redeemable preferred stock began being presented as a financing expense, included in our net loss, while dividends on our conditionally redeemable preferred stock remained below our net loss. As a result of a mid-year implementation, for the year ended December 31, 2003, dividends on our mandatorily redeemable preferred stock are presented as both a financing expense, included in our net loss, and as an item below our net loss. Thus, our statement of operations includes the following:

	Year Ended December 31,

	2004	2003	2002

	($ in thousands)
Financing expense (above net loss):
Gain (loss) from redemption and repurchases of mandatorily redeemable preferred stock	$6,478	$(26,777)	$—
Dividends on mandatorily redeemable preferred stock	(32,075)	(30,568)	—
Items applicable to common stockholders (below net loss):
Dividends on preferred stock	(8,178)	(43,300)	(94,451)
Gain from redemption and repurchases of preferred stock	—	218,310	67,837
      We issued 686,201 shares of Series F preferred stock on August 18, 2003, which is a conditionally redeemable preferred stock. The dividends on these shares were $8.2 million for the year ended December 31, 2004, and $2.8 million for the year ended December 31, 2003, and are included as “Dividends on preferred stock” below our net loss. In addition, on February 8, 2001, we issued 200,000 shares of Series AA preferred stock which was conditionally redeemable preferred stock. Upon transfer of the Series AA preferred stock by AT&T wireless on June 17, 2003, these shares were canceled. The dividends on the Series AA preferred stock were $5.5 million and $12.1 million for the years ended December 31, 2003 and 2002, respectively, and are included as “Dividends on preferred stock” below our net loss. The dividends on our mandatorily redeemable preferred stock totaled $32.1 million for the year ended December 31, 2004, which compares to $65.6 million on a combined basis for the year ended December 31, 2003 and $82.4 million for the year ended December 31, 2002. This decrease in mandatorily redeemable preferred stock dividends from 2002 to 2004 is the result of the reduction in the number of shares of our mandatorily redeemable preferred stock outstanding due to redemption and repurchases of our mandatorily redeemable preferred stock during 2002, 2003 and 2004.
      During the year ended December 31, 2004, we repurchased a total of 14,816 shares of our 12.25% preferred stock and 9,475 shares of our 13% preferred stock for an aggregate price of $17.4 million. These repurchases resulted in a gain from redemption and repurchases of preferred stock totaling $6.5 million. The gain from redemption and repurchases of preferred stock has been included in our loss from continuing operations.
      During the year ended December 31, 2003, prior to the adoption of SFAS No. 150, we repurchased a total of 32,707 shares of our 12.25% preferred stock and 27,500 shares of our 13% preferred stock, for an aggregate price of $36.6 million. This resulted in a gain from repurchase of preferred stock totaling $23.6 million. In addition, AT&T Wireless transferred to us all of our Series AA preferred stock, which had a fair value that was substantially lower than our carrying value, thus resulting in a gain on redemption of preferred stock of $194.7 million. Therefore, our total gain from redemptions and repurchases of preferred stock prior to adoption of SFAS No. 150 (on July 1, 2003) was $218.3 million. Subsequent to the adoption of SFAS No. 150, in 2003, we repurchased a total of 293,101 shares of our 12.25% preferred stock, for an aggregate purchase price of $311.0 million, which, including fees and the related write off of deferred financing costs, resulted in a loss from redemptions and repurchases of mandatorily redeemable preferred stock of $26.8 million. Although our redemptions and repurchases of preferred stock are in two separate lines items for the year ended December 31, 2003, they netted to a gain of $191.5 million on a combined basis.
      During 2002, we repurchased 40,287 shares of our 12.25% preferred stock and 68,728 shares of our 13% preferred stock, including accrued dividends on the repurchased shares, for an aggregate price of

$38.7 million. Including deferred financing costs, this resulted in a gain on redemptions and repurchases of preferred stock totaling $67.8 million for the year ended December 31, 2002.

Other income (expense), net
      For the year ended December 31, 2004, our historical other income (expense) decreased slightly compared to the year ended December 31, 2003. Before giving effect to the newly acquired markets, our other income increased $4.8 million, primarily due to a loss on sale of assets for the year ended December 31, 2003, offset by a decrease in interest income due to lower interest rates for the year ended December 31, 2004. For the year ended December 31, 2003, our other income (expense) increased compared to the year ended December 31, 2002, due to an increase in interest income during 2003 and the write off of costs associated with the eleven licenses we did not receive in an FCC auction, which were written off during 2002.

Gain (loss) from extinguishment of debt
      For the year ended December 31, 2004, our gain from extinguishment of debt was $40.4 million, compared to a loss of $52.3 million for the year ended December 31, 2003, and a gain of $2.2 million for the year ended December 31, 2002. The gain from extinguishment of debt for the year ended December 31, 2004, was due to our repurchase of $230.3 million principal amount of our 8.875% senior notes at an aggregate cost of approximately $171.2 million, excluding accrued interest. We reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $54.8 million as a result of these purchases. In addition, we purchased approximately $1.0 million principal amount of our 10.875% senior notes at an aggregate cost of approximately $0.8 million, excluding accrued interest. We reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $0.2 million as a result of these purchases. These gains were offset by a loss on redemption of the remaining Dobson/ Sygnet senior notes, and a loss related to the amendment of the Dobson Cellular credit facility. We redeemed the remaining $5.2 million of Dobson/ Sygnet senior notes and recognized a loss from extinguishment of debt of $0.4 million due to the premium paid and the write off of related deferred financing costs. We paid off the and amended the Dobson Cellular credit facility, and we recognized a loss of $14.2 million due to the write off of deferred financing cost related to the Dobson Cellular credit facility. The loss from extinguishment of debt for the year ended December 31, 2003, was due to paying off the Dobson Operating Co. credit facility, the Sygnet credit facility and $183.3 million principal amount of the Dobson/Sygnet senior notes. Our gain from extinguishment of debt for the year ended December 31, 2002, resulted from the repurchase of $11.5 million principal amount of Dobson/ Sygnet senior notes for the purchase price of $8.9 million.

Discontinued operations
      For the year ended December 31, 2004, we had income from discontinued operations of $0.4 million compared to income from discontinued operations (including the gain on the sale) of $26.7 million for the year ended December 31, 2003 and income from discontinued operations of $119.2 million for the year ended December 31, 2002. Our discontinued operations during 2004 relate to the Maryland properties included in the swap with Cingular Wireless, while our discontinued operations during 2003 relate to both the California properties included in the swap with AT&T Wireless and the Maryland properties included in the swap with Cingular Wireless. Discontinued operations during 2002 relate to the California properties included in the swap with AT&T Wireless, the Maryland properties included in the swap with Cingular Wireless and the markets sold to Verizon Wireless.

Cumulative effect of change in accounting principle
      For the year ended December 31, 2002, we recognized a total impairment on our wireless license acquisition costs of $174.1 million, net of tax benefit, as a result of implementing SFAS No. 142, “Goodwill and Other Intangible Assets.” Of this total, $33.3 million reflects our impairment and $140.8 million reflects our share of the impairment from our then 50% interest in American Cellular.

LIQUIDITY AND CAPITAL RESOURCES
      We have required, and will likely continue to require, substantial capital to further develop, expand and upgrade our wireless systems and those we may acquire. We have financed our operations through cash flows from operating activities, and when necessary, bank debt and the sale of debt and equity securities. Although we cannot provide assurance, assuming successful implementation of our strategy, including the continuing development of our wireless systems and significant and sustained growth in our cash flows, we believe that availability under our Dobson Cellular revolving line of credit, our cash and cash equivalents on hand and cash flows from operations will be sufficient to satisfy our currently expected capital expenditures, working capital and debt service obligations over the next year. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and the regulatory, technological and competitive developments that may arise.
      We currently expect that we may have to refinance our notes at their final maturities, which begin in 2010. Sources of additional financing may include commercial bank borrowings, vendor financing and the issuance of equity or debt securities. Some or all of these financing options may not be available to us in the future, since these resources are dependent upon our financial performance and condition, along with certain other factors that are beyond our control, such as economic events, technological changes and business trends and developments. Thus, if at any time financing is not available on acceptable terms, it could have a material adverse effect on our business and financial condition.

Working Capital and Net Cash Flow
      At March 31, 2005, we had working capital of $64.2 million, a ratio of current assets to current liabilities of 1.3:1 and an unrestricted cash balance of $190.2 million, which compares to working capital of $77.6 million, a ratio of current assets to current liabilities of 1.3:1, an unrestricted cash balance of $139.9 million and marketable securities of $39.0 million at December 31, 2004.
      Our net cash provided by operating activities totaled $44.8 million for the three months ended March 31, 2005 compared to $6.0 million for the three months ended March 31, 2004. The increase was primarily due to changes in our current assets and liabilities, which required less net cash payments in 2005 than in 2004. For additional analysis of the changes impacting net loss from continuing operations, see “Results of Operations for the Three Months Ended March 31, 2005 and 2004.” We expect that any future improvements in cash provided by operating activities will primarily be driven by improvements in net income from continuing operations.
      We received cash from investing activities for the three months ended March 31, 2005 and March 31, 2004. Investing activities are primarily related to capital expenditures, purchases and sales of marketable securities and acquisitions and sales of markets. We expect to use cash in investing activities for the foreseeable future. Our net cash provided by investing activities for the three months ended March 31, 2005 related to $39.0 million from sales of marketable securities, partially offset by capital expenditures of $32.6 million. Our net cash provided by investing activities for the three months ended March 31, 2004 primarily related to $45.0 million from sales of marketable securities, $22.0 million in cash received from Cingular Wireless as part of our Michigan/Maryland swap and $11.4 million from receipt of funds held in escrow for contingencies on sold assets, partially offset by capital expenditures of $40.6 million and purchases of marketable securities of $25.0 million. During 2005, we expect capital expenditures to remain fairly constant with 2004 amounts as a result of the continued development and improvements of our GSM/GPRS/EDGE wireless network.
      We used cash in financing activities for the three months ended March 31, 2005 and 2004. Financing activities are primarily related to proceeds from our notes payable and credit facility and repayments of our notes payable and credit facility. Our financing activity uses for the three months ended March 31, 2005 consisted primarily of distributions to minority interest holders of $1.3 million. Our financing activity uses for the three months ended March 31, 2004 consisted of repayments and repurchases of long-term debt totaling $62.1 million and distributions to minority interest holders of $1.6 million.

      At December 31, 2004, we had working capital of $77.6 million, a ratio of current assets to current liabilities of 1.3:1, an unrestricted cash balance of $139.9 million and marketable securities of $39.0 million, which compares to working capital of $103.0 million, a ratio of current assets to current liabilities of 1.4:1, an unrestricted cash balance of $151.5 million and marketable securities of $56.7 million at December 31, 2003. Working capital has decreased due primarily to our repurchase of $48.3 million of our 8.875% senior notes during the first quarter of 2004, our repurchase of $17.4 million of our preferred stock during the second quarter and third quarter of 2004, our acquisition of two new markets during 2004, and the completion of our GSM/ GPRS/ EDGE network buildout, offset by cash provided by operating activities.
      Our net cash provided by operating activities was $150.4 million for the year ended December 31, 2004, compared to $259.8 million for the year ended December 31, 2003, and $187.5 million for the year ended December 31, 2002. The decrease from 2003 to 2004 was primarily due to a $42.4 million decrease in our operating income, a $27.6 million decrease in cash provided by discontinued operations, and decreases resulting from our changes in our current assets and liabilities. The increase of $72.3 million from operating activities from 2002 to 2003 was primarily due to an increase in operating income. For additional analysis of the changes impacting net income from continuing operations see “Results of Operations for the Years Ended December 31, 2004, 2003, and 2002.” We expect that any future improvements in cash provided by operating activities will primarily be driven by improvements in net income from continuing operations.
      We used cash in investing activities for the years ended December 31, 2004, and 2003 and we received cash from investing activities for the year ended December 31, 2002. Investing activities are primarily related to capital expenditures, purchases and sales of marketable securities and acquisitions and sales of markets. We expect to use cash in investing activities for the foreseeable future. We received cash from investing activities for the year ended December 31, 2002, due to our net proceeds from our sale of certain markets to Verizon Wireless. For the year ended December 31, 2004, our capital expenditures were $142.0 million ($65.9 excluding the impact of newly acquired markets), while they were $163.9 million for the year ended December 31, 2003 ($112.0 excluding the impact of newly acquired markets), and $72.9 million for the year ended December 31, 2002. During 2005, we expect capital expenditures to remain fairly constant with 2004 amounts as a result of the continued development and improvement of our GSM/ GPRS/ EDGE technology in our markets.
      We used cash in financing activities for the years ended December 31, 2004, 2003, and 2002. Financing activities are primarily related to proceeds from our credit facilities and notes, repayments of our credit facilities and notes, deferred financing cost associated with our credit facility and notes and purchase of debt and equity securities. Our financing activity uses for the year ended December 31, 2004, consisted primarily of repayments and repurchases of our credit facilities and notes totaling $859.2 million, redemption and repurchase of preferred stock of $17.4 million and deferred financing costs of $16.9 million, offset by proceeds from our credit facilities and notes of $899.0 million. For future expected payments of our notes, see the contractual obligation table included below.

Capital Resources

Dobson Cellular Senior Secured Notes
      On November 8, 2004, our wholly owned subsidiary, Dobson Cellular, completed the offering of $825.0 million senior secured notes, consisting of $250.0 million of 8.375% first priority senior secured notes due 2011, $250.0 million of first priority senior secured floating rate notes due 2011 and $325.0 million of 9.875% second priority senior secured notes due 2012. The notes are guaranteed on a senior basis by us, Dobson Operating Co. and Dobson Cellular’s wholly owned subsidiaries, and the notes and guarantees are secured by liens on the capital stock of Dobson Operating Co. and Dobson Cellular and on substantially all of the assets of Dobson Operating Co., Dobson Cellular and Dobson Cellular’s subsidiaries that guarantee the notes, other than excluded assets (as defined in the indentures for the notes). The notes and guarantees rank pari passu in right of payment with existing and future senior indebtedness of Dobson Cellular and the guarantors, and senior to all existing and future subordinated indebtedness of Dobson Cellular and the guarantors.
      A portion of the proceeds from the offering was used to repay all amounts outstanding under Dobson Cellular’s senior secured credit facility, to repurchase, at a discount, $175.8 million of previously outstanding debt securities and to fund the acquisition of RFB. As part of the refinancing, Dobson Cellular amended its existing credit facility to, among other things, eliminate the term loan portion and amend the revolving portion to provide for maximum borrowing of $75.0 million.

2011 Fixed Rate Notes
      Interest on the 2011 first priority senior secured notes accrues at the rate of 8.375% per annum and is payable semi-annually in arrears on May 1 and November 1. We make each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

2011 Floating Rate Notes
      The 2011 first priority senior secured floating rate notes bear interest at the rate per annum, reset quarterly, equal to LIBOR plus 4.75%. At March 31, 2005, LIBOR equaled 3.10% and, therefore, the interest rate on these notes was 7.85%.

2012 Fixed Rate Notes
      Interest on the 2012 second priority senior secured notes accrues at the rate of 9.875% per annum and is payable semi-annually in arrears on May 1 and November 1. We make each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
      In connection with the closing of the sale of the notes, Dobson Cellular and the guarantors entered into indentures with Bank of Oklahoma, National Association, as trustee for the notes due 2011, and BNY Midwest Trust Company, as trustee for the notes due 2012. The indentures contain certain covenants, including, but not limited to, covenants that limit the ability of Dobson Cellular and its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting Dobson Cellular’s restricted subsidiaries;

•	issue and sell capital stock of Dobson Cellular’s restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in any business other than a permitted business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.

Dobson Cellular Senior Secured Credit Facility
      Dobson Cellular’s senior secured credit facility consists of a $75.0 million senior secured revolving credit facility.
      The Dobson Cellular credit facility is guaranteed by us, Dobson Operating Co. and DOC Lease Co. LLC, and is secured by first and second priority security interests in all of the tangible and intangible assets of Dobson Cellular. The Dobson Cellular credit facility is not guaranteed by American Cellular or any of its subsidiaries. In connection with the offering by Dobson Cellular of its $825.0 million of original notes in November 2004, Dobson Cellular repaid all outstanding borrowings under the Dobson Cellular credit facility totaling $599.5 million and amended it to, among other things, permit additional leverage under certain of the leverage ratios, eliminate the term loan portion of the facility, amend the revolving portion of the facility to provide for maximum borrowing of $75.0 million and shorten the maturity of the credit facility to October 23, 2008. As of March 31, 2005 and December 31, 2004, we had no borrowings under this amended credit facility.
      Under specified terms and conditions, including covenant compliance, the amount available under the Dobson Cellular credit facility may be increased by an incremental facility of up to $200.0 million. We have the right to make no more than four requests to increase the amount of the credit facility, such request must be made at least 12 months prior to the credit termination date. Any incremental facility will have a maturity greater than the weighted average life of the existing debt under the Dobson Cellular credit facility.
      Dobson Cellular also is required to make mandatory reductions of the credit facility with the net cash proceeds received from certain issuances of debt and equity and upon certain asset sales by Dobson Cellular and its subsidiaries.
      The Dobson Cellular credit facility agreement contains covenants that, subject to specified exceptions, limit our ability to:

•	make capital expenditures;

•	sell or dispose of assets;

•	incur additional debt;

•	create liens;

•	merge with or acquire other companies;

•	engage in transactions with affiliates, including dividend restrictions; and

•	make loans, advances or stock repurchases.

Dobson Communications 8.875% Senior Notes
      On September 26, 2003, we completed the private sale of $650.0 million principal amount of 8.875% senior notes due 2013. The net proceeds from the sale of the notes were used to repay in full all amounts owing under the old bank credit facility of Dobson Operating Co., and to repay in part amounts owing under the bank credit facility of Sygnet Wireless, Inc. The senior notes rank pari passu in right of payment with any of our existing and future senior indebtedness and are senior to all existing and future subordinated indebtedness.
      In connection with the closing of the sale of the notes, we entered into an indenture dated September 26, 2003 with Bank of Oklahoma, National Association, as Trustee. The indenture contains certain covenants including, but not limited to, covenants that limit our ability and that of our restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting our restricted subsidiaries;

•	issue and sell capital stock of our restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.
      American Cellular is an unrestricted subsidiary for purposes of the indenture, meaning that it is not subject to certain covenants.
      On February 28, 2004, our board of directors authorized us to expend up to $50.0 million to repurchase some of our outstanding existing 10.875% senior notes and existing 8.875% senior notes. During the first quarter of 2004, we purchased $55.5 million principal amount of our 8.875% senior notes for the purchase price of $48.3 million, excluding accrued interest. Our first quarter 2004 gain from extinguishment of debt related to these senior notes. This gain was $6.1 million, net of deferred financing costs.
      In addition, on October 12, 2004, our board of directors authorized us to expend up to $125.0 million for acquisition of our bond debt, without regard to face amount of principal and accrued interest acquired. We purchased approximately $174.8 million principal amount of our 8.875% senior notes at an aggregate cost of approximately $122.9 million, excluding accrued interest, with a portion of the proceeds from the sale by Dobson Cellular of its senior secured notes in November 2004. We reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $48.7 million in the fourth quarter of 2004 as a result of these purchases.

Dobson Communications 10.875% Senior Notes
      On June 15, 2000, we completed the private sale of $300.0 million principal amount of our 10.875% senior notes due 2010. We used the proceeds to repay indebtedness under the senior secured revolving credit facility of Dobson Operating Co., and for working capital and other general corporate purposes. The senior notes rank pari passu in right of payment with any of our existing and future unsubordinated indebtedness and are senior to all existing and future subordinated indebtedness. American Cellular is an unrestricted subsidiary for purposes of our existing 10.875% senior notes.
      In connection with the closing of the sale of the notes, we entered into an indenture with The Bank of New York, as successor trustee to United States Trust Company of New York. The indenture contains certain covenants consistent with the covenants noted above in the 8.875% senior notes.
      We purchased approximately $1.0 million principal amount of our 10.875% senior notes at an aggregate cost of approximately $0.8 million, excluding accrued interest, with a portion of the proceeds from the sale by Dobson Cellular of its senior secured notes in November 2004. We reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $0.2 million in the fourth quarter of 2004 as a result of these purchases.

American Cellular 10% Senior Notes
      In connection with the American Cellular reorganization, on August 8, 2003, ACC Escrow Corp. (now American Cellular) completed an offering of $900.0 million aggregate principal amount of existing 10% senior notes due 2011. These senior notes were issued at par. On August 19, 2003, ACC Escrow Corp. was merged into American Cellular, and the net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility, and to pay expenses of the offering and a portion of the expenses of the restructuring. Dobson Communications and Dobson Cellular are not guarantors of these senior notes.
      During 2001, American Cellular issued $700.0 million principal amount of its 9.5% senior subordinated notes due 2009 at a discount of $6.9 million. The discount was being amortized over the life of the notes. In August 2003, as part of the restructuring of American Cellular, holders of $681.9 million outstanding principal amount of American Cellular’s senior notes surrendered their senior notes and received approximately $48.7 million in cash, 43.9 million shares of newly issued shares of our Class A common stock, and 681,900 shares of our Series F preferred stock, which has an aggregate liquidation preference of approximately $121.8 million and is convertible into a maximum of 13.9 million shares of our Class A common stock. We also issued an additional 4,301 shares of our Series F preferred stock and 276,848 shares of our Class A common stock in payment of certain fees. There remains outstanding $18.1 million principal amount of American Cellular’s 9.5% senior subordinated notes.
      The indenture for American Cellular’s 10% senior notes includes certain covenants including, but not limited to, covenants that limit the ability of American Cellular and its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting our restricted subsidiaries;

•	issue and sell capital stock of our restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.
      American Cellular has required, and will likely continue to require, substantial capital to further develop, expand and upgrade its wireless systems.

Preferred Stock
      During August 2003, in conjunction with the American Cellular reorganization, we issued 686,201 shares of our Series F preferred stock having an aggregate liquidation preference of $122.5 million and convertible into a maximum of 14.0 million shares of our Class A common stock, plus $48.7 million in cash and 44.2 million shares of our Class A common stock to the former holders of $681.9 million principal amount of American Cellular’s outstanding 9.5% senior subordinated notes due 2009 and their advisors. Our outstanding Series F preferred stock has an aggregate liquidation preference of $122.5 million, plus accrued dividends, at March 31, 2005.
      As of March 31, 2005, we had outstanding 46,181 shares of our 12.25% preferred stock with an aggregate liquidation value of $45.5 million, net of related deferred financing costs and discount, plus accrued dividends, and 192,898 shares of our 13% preferred stock with an aggregate liquidation value of $191.6 million, net of related deferred financing costs, plus accrued dividends. The certificates of designation for these series of preferred stock contain restrictive covenants that require us to meet certain financial ratios in order to incur indebtedness.
      On June 15, 2004, our board of directors authorized us to expend up to $50.0 million to repurchase some of our outstanding 12.25% and 13% preferred stock. Through March 31, 2005, we repurchased a total of 14,816 shares of our 12.25% preferred stock and 9,475 shares of our 13% preferred stock. The preferred stock repurchases totaled 24,291 shares for $17.4 million, of which all have been canceled. For the year ended December 31, 2004, these repurchases resulted in a gain on redemption and repurchases of preferred stock totaling $6.5 million. The gain on redemption and repurchases of preferred stock is included in our loss from continuing operations. During the year ended December 31, 2003, prior to the adoption of SFAS No. 150, we repurchased a total of 32,707 shares of our 12.25% preferred stock and 27,500 shares of our 13% preferred stock, for an aggregate purchase price of $36.6 million. This resulted in a gain on redemption and repurchases of preferred stock totaling $23.6 million. In addition, AT&T Wireless transferred to us all of our Series AA preferred stock, which had a fair value that was substantially lower than our carrying value, thus resulting in a gain on redemption and repurchases of preferred stock of $194.7 million. Therefore, our total gain from redemption and repurchases of preferred stock prior to adoption of SFAS No. 150 (on July 1, 2003) was $218.3 million. The gain on redemption and repurchases of preferred stock is included in net income applicable to common stockholders. Subsequent to the adoption of SFAS No. 150, in 2003, we repurchased a total of 293,101 shares of our 12.25% preferred stock, for an aggregate purchase price of $311.0 million, which, including fees and the related write off of deferred financing costs, resulted in a loss from redemption and repurchases of preferred stock of $26.8 million and is included in our loss from continuing operations.

      We previously announced that we would not declare or pay the cash dividend due in the fourth quarter of 2004 or the first, second or third quarter of 2005, on our outstanding 12.25% preferred stock or our outstanding 13% preferred stock. Unpaid dividends will accrue interest at the stated dividend rates, compounded quarterly. To the extent dividends are not paid prior to the mandatory redemption dates or prior to our repurchase of the preferred shares, we will be required to pay such dividends on the redemption dates to the extent it is permitted under applicable law to redeem the preferred stock on such dates.
      If we defer dividends on our 12.25% preferred stock and our 13% preferred stock, we are not permitted to pay dividends on the Series F preferred stock. Therefore, the Series F dividends due on October 15, 2004 and April 15, 2005 with respect to this preferred stock were not paid, and will accrue interest at 7%, compounded semi-annually. The April 15, 2005 deferral is the second semi-annual deferral on dividends for the Series F preferred stock. Effective April 16, 2005, holders of the Series F preferred stock had the right to elect two new directors to our board of directors, but have not done so at this time. If we complete the exchange offer, we intend to pay the accrued dividends of the Series F preferred stock by issuing additional shares of Series F preferred stock, in which case the Series F holders’ current right to elect two directors would terminate.
      If we do not make four quarterly dividend payments (whether consecutive or not) on either our 12.25% preferred stock or our 13% preferred stock, a majority of the holders of the respective series of preferred stock would each have the right to elect two new directors each to our board of directors. Under these circumstances, the expansion of our board of directors by six new members would not constitute a change of control under the indentures governing our outstanding notes or Dobson Cellular’s senior secured credit facility. In addition, if we complete the exchange offer, the holders of the 12.25% preferred stock and the 13% preferred stock will waive their right to elect directors for a period of at least 18 months.

Proposed Exchange Offer
      We will be required to use a significant portion of our available cash in the event the exchange offer is successfully completed. The maximum cash consideration we will pay in the exchange offer is $50.2 million. We will also incur costs in connection with the exchange offer.

Tower Sale
      We have entered into agreements to sell 563 towers to Global Tower LLC for $87.5 million and then lease them back under leases with an initial ten-year term. This lease is expected to be accounted for as an operating lease. This transaction is subject to the satisfaction of customary closing conditions. We completed the sale of 507 cellular towers for $77.0 million on June 30, 2005, and we expect to complete the sale of an additional 56 towers for approximately $8.5 million by the end of 2005.

Capital Expenditures and Commitments
      We had capital expenditures of $32.6 million for the three months ended March 31, 2005, and $142.0 million for the year ended December 31, 2004. We plan to spend approximately $140 million for capital expenditures in 2005. The majority of these expected expenditures would expand the coverage capacity of our GSM/ GPRS/ EDGE network, support the addition of new GSM/ GPRS/ EDGE cell sites, upgrade acquired networks, and fund our compliance with certain federal regulatory mandates for E-911 Phase II.
      The amount and timing of capital expenditures may vary depending on the rate at which we expand and develop our wireless systems and whether we consummate additional acquisitions. We may require additional financing for future acquisitions, to refinance our debt at its final maturities and to meet the mandatory redemption provision on our preferred stock.

Contractual Obligations
      The table below sets forth all of our contractual cash obligations as of December 31, 2004, which are obligations during the following years.

	2005	2006-2007	2008-2009	2010 and After

	($ in thousands)
Contractual Cash Obligations
Notes payable	$—	$—	$13,774	$2,442,364
Capital leases	305	—	—	—
Mandatorily redeemable preferred stock	—	—	239,079	—
Series F preferred stock	—	—	—	122,536
Operating leases	46,300	73,729	52,027	71,010
Purchase obligations	3,566	62,500	—	—

Total contractual cash obligations	$50,171	$136,229	$304,880	$2,635,910

      In addition, we are required to make cash interest payments on our 10.875% senior notes due 2010 and our 8.875% senior notes due 2013, Dobson Cellular is required to pay cash interest on its 9.875% second priority senior secured notes due 2012, 8.375% senior secured notes due 2011 and its floating rate senior secured notes due 2011, and American Cellular is required to pay cash interest on its 10% senior notes due 2011 and its 9.5% senior subordinated notes due 2009. Based on outstanding principal amounts at December 31, 2004, cash interest on our notes is as follows:

•	$32.5 million annually through maturity in 2010 on our 10.875% senior notes;

•	$37.2 million annually through maturity in 2013 on our 8.875% senior notes;

•	$32.1 million annually through maturity in 2012 on Dobson Cellular’s 9.875% second priority senior secured notes;

•	$20.9 million annually through maturity in 2011 on Dobson Cellular’s 8.375% senior secured notes;

•	$18.3 million annually based on the interest rate in effect on December 31, 2004, on Dobson Cellular’s floating rate senior secured notes that will vary through maturity in 2011 based on the applicable interest rate, which is reset quarterly, of LIBOR plus 4.75%;

•	$90.0 million annually through maturity in 2011 on American Cellular’s 10% senior notes; and

•	$1.7 million annually through maturity in 2009 on American Cellular’s 9.5% senior subordinated notes.
      In addition to the above cash obligations, beginning in 2003, we were required to pay cash dividends on our 12.25% preferred stock, and beginning May 1, 2004, we were required to pay cash dividends on our 13% preferred stock. We previously announced that we do not intend to declare or pay dividends on our 12.25% preferred stock or our 13% preferred stock for the fourth quarter of 2004 or the first, second or third quarter of 2005. To the extent dividends are not paid prior to the mandatory redemption dates or prior to our repurchase of the preferred shares, we will be required to pay such dividends on the redemption dates to the extent we are permitted under applicable law to redeem the preferred stock on such dates. Mandatorily redeemable preferred stock presented in the table above does not include accrued or future dividends. As of December 31, 2004, we have accrued dividends of $2.7 million on our 12.25% preferred stock, $10.6 million on our 13% preferred stock and $6.1 million on our 7% Series F preferred stock. Based on the amount outstanding as of December 31, 2004, dividends related to our 12.25% preferred stock would be approximately $5.7 million for the years 2005, 2006 and 2007 and $1.4 million for 2008, dividends related to our 13% preferred stock would be approximately $25.4 million for the years 2005, 2006, 2007 and 2008 and $12.6 million for 2009 and dividends related to our 7% Series F preferred stock would be approximately $8.6 million for the years 2005 through redemption in 2016.

      Purchase obligations include agreements to purchase goods or services that is enforceable and legally binding that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase obligations include all legally binding contracts such as firm commitments for inventory purchases, capital expenditures, software acquisition/licenses commitments, legally binding service contracts and non-cancelable purchase orders that meet the definition of a “purchase obligation”.
      We are obligated under a purchase and license agreement with Nortel Networks Corp. to purchase approximately $90 million of GSM/ GPRS/ EDGE related products and services prior to June 9, 2007. If we fail to achieve this commitment, the agreement provides for liquidated damages in an amount equal to 20% of the portion of the $90 million commitment that remains unfulfilled. As of March 31, 2005, $38.4 million of this commitment has been fulfilled. As of December 31, 2004, $27.5 million of this commitment had been fulfilled. The remaining commitment at December 31, 2004 of approximately $62.5 million is included in the table above.

Off-Balance Sheet Arrangements
      We do not have any off-balance sheet financing arrangements or liabilities. In addition, we do not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.
EFFECT OF NEW ACCOUNTING STANDARDS
      At the September 29-30, 2004 meeting of the EITF, the SEC Staff announced Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.” EITF D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, intangible assets should be separately and directly valued and the resulting fair value recognized. As noted in Critical Accounting Policies, we have used the “start-up” method to determine the fair value of our licenses. As a result, our financial condition or results was not impacted by the implementation of EITF Topic D-108.
      In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payments.” Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.
      As a larger public entity, we will be required to apply Statement 123(R) as of the first annual reporting period that begins after June 15, 2005, which is the first quarter of 2006.
      Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
      Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. As allowed, we have historically accounted for stock options using the accounting principles of Opinion 25. The impact of adopting the provisions of Statement 123(R) will be to increase our non-cash compensation expense in future periods. We have not determined the method that we will use to estimate the fair value of stock options as part of our adoption of Statement 123(R). As disclosed in the notes to our consolidated financial statements, using the Black-Scholes method of determining fair value in the past would have increased our non-cash compensation expense, net of tax, by approximately $1.1 million for the three months ended March 31, 2005, $3.8 million for the three months ended March 31, 2004, $6.5 million for the year ended December 31, 2004, $6.1 million for the year ended December 31, 2003 and $8.7 million for the year ended December 31, 2002. The provisions of our credit facility, outstanding notes, and preferred stock do not include non-cash compensation expenses in the determination of financial covenants.

As a result, the effects of the adoption of Statement 123(R) will not have a significant impact on our financial condition or capital resources.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes.
      We have $250.0 million senior secured notes that bear interest at a variable rate, reset quarterly, of LIBOR plus 4.75%. These notes are the only variable rate debt we have outstanding. A one-percentage point change in interest rate would change our cash interest payments on an annual basis by approximately $2.5 million.

WHERE YOU CAN FIND MORE INFORMATION
      We file with the SEC annual, quarterly and special reports and other information required by the Exchange Act. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available from the SEC’s web site at: http://www.sec.gov.
      You may also obtain a copy of any of our filings with the SEC without charge by written or oral request directed to Dobson Communications Corporation, Attention: J. Warren Henry, Investor Relations, 14201 Wireless Way, Oklahoma City, Oklahoma 73134; (405) 529-8500

By Order of the Board of Directors

Stephen T. Dobson
Secretary
Oklahoma City, Oklahoma
                         , 2005

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$190,237,529	$139,884,107
Marketable securities	—	39,000,000
Accounts receivable	92,371,171	99,941,071
Inventory	13,996,667	15,610,745
Prepaid expenses	13,369,973	8,509,486
Deferred tax assets	8,759,000	9,202,000

Total current assets	318,734,340	312,147,409

PROPERTY, PLANT AND EQUIPMENT, net (Note 6)	522,360,269	533,744,179

OTHER ASSETS:
Restricted assets	10,426,890	10,349,626
Wireless license acquisition costs	1,786,610,363	1,786,610,363
Goodwill	618,647,824	620,031,217
Deferred financing costs, net	41,837,784	43,025,883
Customer list, net	81,230,999	87,693,583
Other non-current assets	4,178,282	4,149,608

Total other assets	2,542,932,142	2,551,860,280

Total assets	$3,384,026,751	$3,397,751,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$98,671,753	$80,085,348
Accrued expenses	29,294,248	31,438,255
Accrued interest payable	67,799,188	74,471,790
Deferred revenue and customer deposits	29,531,694	28,881,603
Accrued dividends payable	29,232,631	19,404,780
Current portion of obligations under capital leases	127,129	305,449

Total current liabilities	254,656,643	234,587,225

OTHER LIABILITIES:
Notes payable and credit facility (Note 7)	2,456,452,696	2,456,137,897
Deferred tax liabilities	273,541,241	283,744,665
Mandatorily redeemable preferred stock, net (Note 8)	237,063,165	236,094,326
Minority interest	5,907,356	5,422,043
Other non-current liabilities	4,161,627	4,161,627
COMMITMENTS (Note 10)
SERIES F CONVERTIBLE PREFERRED STOCK (Note 8)	122,535,599	122,535,599
STOCKHOLDERS’ EQUITY:
Class A common stock, $.001 par value, 175,000,000 shares authorized and 120,081,762 shares issued at March 31, 2005 and December 31, 2004	120,082	120,082
Convertible Class B common stock, $.001 par value, 70,000,000 shares authorized and 19,418,021 shares issued at March 31, 2005 and December 31, 2004	19,418	19,418
Convertible Class C common stock, $.001 par value, 4,226 shares authorized and zero shares issued at March 31, 2005 and December 31, 2004	—	—
Convertible Class D common stock, $.001 par value, 33,000 shares authorized and zero shares issued at March 31, 2005 and December 31, 2004	—	—
Paid-in capital	1,206,362,528	1,206,362,528
Accumulated deficit	(1,143,480,366)	(1,118,001,904)
Less Class A common shares held in treasury, at cost, of 5,602,599 shares at March 31, 2005 and 5,622,599 shares at December 31, 2004	(33,313,238)	(33,431,638)

Total stockholders’ equity	29,708,424	55,068,486

Total liabilities and stockholders’ equity	$3,384,026,751	$3,397,751,868

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months
	Ended	Ended
	March 31, 2005	March 31, 2004

	(Unaudited)
OPERATING REVENUE:
Service revenue	$206,081,986	$181,699,363
Roaming revenue	53,430,702	42,075,341
Equipment and other revenue	12,245,795	10,016,615

Total operating revenue	271,758,483	233,791,319

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization items shown separately below)	72,298,971	54,185,765
Cost of equipment	30,365,742	23,534,577
Marketing and selling	34,093,918	29,161,801
General and administrative	44,811,476	43,776,071
Depreciation and amortization	51,570,480	45,447,896

Total operating expenses	233,140,587	196,106,110

OPERATING INCOME	38,617,896	37,685,209

OTHER (EXPENSE) INCOME:
Interest expense	(60,741,939)	(54,238,035)
Gain from extinguishment of debt (Note 7)	—	5,738,861
Dividends on mandatorily redeemable preferred stock (Note 8)	(7,931,067)	(8,618,010)
Other (expense) income, net	(765,996)	1,277,425

LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(30,821,106)	(18,154,550)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(1,829,998)	(944,007)

LOSS BEFORE INCOME TAXES	(32,651,104)	(19,098,557)
Income tax benefit	9,393,615	3,973,814

LOSS FROM CONTINUING OPERATIONS	(23,257,489)	(15,124,743)
DISCONTINUED OPERATIONS: (Note 4)
Income from discontinued operations, net of income tax expense of $271,327	—	442,692

NET LOSS	(23,257,489)	(14,682,051)
Dividends on preferred stock	(2,144,373)	(1,858,457)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(25,401,862)	$(16,540,508)

BASIC AND DILUTED NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.19)	$(0.12)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	133,884,962	133,727,123

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2005

	Stockholders’ Equity

	Class A		Class B
	Common Stock		Common Stock				Treasury	Total
						Accumulated	Stock, at	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Cost	Equity

	(Unaudited)
DECEMBER 31, 2004	120,081,762	$120,082	19,418,021	$19,418	$1,206,362,528	$(1,118,001,904)	$(33,431,638)	$55,068,486
Net loss	—	—	—	—	—	(23,257,489)	—	(23,257,489)
Preferred stock dividends	—	—	—	—	—	(2,144,373)	—	(2,144,373)
Issuance of treasury stock	—	—	—	—	—	(76,600)	118,400	41,800

March 31, 2005	120,081,762	$120,082	19,418,021	$19,418	$1,206,362,528	$(1,143,480,366)	$(33,313,238)	$29,708,424

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,

	2005	2004

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(23,257,489)	$(15,124,743)
Adjustments to reconcile loss to net cash provided by operating activities, net of effects of acquisitions —
Depreciation and amortization	51,570,480	45,447,896
Amortization of bond premium and deferred financing costs	1,815,601	1,997,148
Deferred income taxes	(9,760,424)	(4,101,266)
Non-cash mandatorily redeemable preferred stock dividends	7,931,067	197,245
Other operating activities	1,864,302	1,409,205
Changes in current assets and liabilities —
Accounts receivable	7,569,900	18,271,148
Inventory	1,614,078	(301,325)
Prepaid expenses and other	(4,937,751)	(1,832,833)
Accounts payable	18,586,405	(20,763,619)
Accrued expenses	(8,816,609)	(19,338,565)
Deferred revenue and customer deposits	650,091	159,373

Net cash provided by operating activities	44,829,651	6,019,664

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32,558,089)	(40,604,018)
Receipt of funds held in escrow for contingencies on sold assets	—	11,354,020
Cash received from exchange of assets	—	21,978,720
Purchases of marketable securities	—	(25,000,000)
Sales of marketable securities	39,000,000	45,000,000
Other investing activities	(23,802)	(1,050,773)

Net cash provided by investing activities	6,418,109	11,677,949

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments and purchases of long-term debt	—	(62,120,000)
Distributions to minority interest holders	(1,344,685)	(1,629,400)
Other financing activities	450,347	(211,170)

Net cash used in financing activities	(894,338)	(63,960,570)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	50,353,422	(46,262,957)
CASH AND CASH EQUIVALENTS, beginning of period	139,884,107	151,539,339

CASH AND CASH EQUIVALENTS, end of period	$190,237,529	$105,276,382

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for —
Interest	$65,439,283	$67,130,788
Income taxes	$19,050	$1,526,514
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Net property and equipment disposed through exchange of assets	$—	$(11,793,362)
Net wireless license acquisition costs disposed through exchange of assets	$—	$(41,143,732)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

      The condensed consolidated balance sheet of Dobson Communications Corporation (“DCC”) and subsidiaries (collectively with DCC, the “Company”) as of March 31, 2005, the condensed consolidated statements of operations for the three months ended March 31, 2005 and 2004, the condensed consolidated statement of stockholders’ equity for the three months ended March 31, 2005 and the condensed consolidated statements of cash flows for the three months ended March 31, 2005 and 2004 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented.

      The condensed consolidated balance sheet at December 31, 2004 was derived from audited financial statements, but does not include all disclosures required by U.S. generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company’s December 31, 2004 consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

1.	Organization

      The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Alaska, Arizona, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wisconsin.

      The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

2.	Marketable Securities

      The Company invests in certain marketable securities and classifies these securities as available-for-sale under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS No. 115, available-for-sale marketable securities are accounted for at fair value, with the unrealized gain or loss, if any, less applicable deferred income taxes, shown as a separate component of stockholders’ equity.

      The Company began classifying its investment in auction-rate securities as short-term marketable securities at December 31, 2004. Prior to this, the Company included these securities as cash and cash equivalents. Therefore, certain prior period amounts have been reclassified to conform to the current-year presentation. This change in classification has no effect on the amounts of total current assets, total assets, net loss or cash flow from operations of the Company.

      At March 31, 2005, the Company had no marketable securities. At December 31, 2004, the Company’s marketable securities consisted entirely of auction-rate securities totaling $39.0 million. The gross realized gains and losses were insignificant in the three months ended March 31, 2005 and March 31, 2004. At December 31, 2004, the carrying value and fair value of these securities were the same.

3.	Stock-Based Compensation

      The Company accounts for its stock option plans under APB Opinion 25, “Accounting for Stock Issued to Employees,” under which no compensation expense is recognized. The following schedule shows the Company’s net loss applicable to common stockholders and net loss applicable to common stockholders per common share for the three months ended March 31, 2005 and March 31, 2004, had compensation expense been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation.”

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended
	March 31,

	2005	2004

	($ in thousands, except
	for per share amounts)
Net loss applicable to common stockholders:
As reported	$(25,402)	$(16,541)
Pro forma stock-based compensation, net of tax	(1,060)	(3,756)

Pro forma	$(26,462)	$(20,297)

Basic and diluted net loss applicable to common stockholders per common share:
As reported	$(0.19)	$(0.12)
Pro forma	$(0.20)	$(0.15)

4.	Discontinued Operations

      On February 17, 2004, the Company transferred its ownership in Maryland 2 rural service area, or RSA, wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA wireless property, $22.0 million in cash and its one-percent ownership interest in Texas 2 RSA and Oklahoma 5 and 7 RSAs. The Company is the majority owner of these three markets. The Company accounted for the exchange as a sale of Maryland 2 RSA and a purchase of Michigan 5 RSA. Therefore, the Michigan 5 RSA assets, liabilities and results of operations have only been included in the accompanying condensed consolidated financials from the date of acquisition, February 17, 2004.

      The net income from the Maryland 2 RSA property is classified on the condensed consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

Three Months
Ended
March 31, 2004

($ in thousands)
Operating revenue	$3,556
Income before income taxes	714
Income tax expense	(271)
Income from discontinued operations	443

5.	Business Combinations

      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA and certain other assets, as described above in Note 4.

      On June 15, 2004, the Company acquired certain assets, principally PCS licenses and an existing Global System for Mobile Communications, or GSM, General Packet Radio Service, or GPRS, and Enhanced Data for GSM Evolution, or EDGE, or GSM/GPRS/EDGE, network of NPI-Omnipoint Wireless, LLC, or NPI, for approximately $29.5 million.

      On December 29, 2004, the Company completed the acquisition of the Michigan wireless assets of RFB Cellular, Inc., or RFB, and certain affiliates for $29.3 million. The Company purchased these assets in an auction conducted under Sections 363 and 365 of the U.S. bankruptcy code. Upon closing, the Company obtained control over most of these assets and began operation of them; however, assignment of certain spectrum licenses requires Federal Communications Commission, or FCC, approval, for which the

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has applied. Therefore, the Company has entered into a long-term spectrum management lease that allows it to lease the RFB spectrum pending the FCC’s decision.

      The above business combinations are accounted for as purchases. Accordingly, the related statements of financial position and results of operations have been included in the accompanying condensed consolidated statements of operations from the date of acquisition. The unaudited pro forma financial information related to the Company’s 2004 acquisitions has not been presented because these acquisitions, individually or in the aggregate, were not significant to the Company’s consolidated results of operations.

6.                Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense was $45.1 million for the three months ended March 31, 2005 and $39.4 million for the three months ended March 31, 2004. Listed below are the gross property, plant and equipment amounts and the related accumulated depreciation for the periods described.

	March 31,	December 31,
	2005	2004

	($ in thousands)
Gross property, plant and equipment	$1,018,599	$985,005
Accumulated depreciation	(496,239)	(451,261)

Property, plant and equipment, net	$522,360	$533,744

7.	Notes Payable and Credit Facility

      The Company’s notes payable as of March 31, 2005 and December 31, 2004 consisted of the following:

	March 31,	December 31,
	2005	2004

	($ in thousands)
8.875% DCC senior notes	$419,681	$419,681
10.875% DCC senior notes, net of discount of $1.3 million	297,743	297,683
8.375% Dobson Cellular senior notes	250,000	250,000
Dobson Cellular floating rate senior notes	250,000	250,000
9.875% Dobson Cellular senior notes	325,000	325,000
10% American Cellular senior notes	900,000	900,000
Other notes payable, net	14,029	13,774

Total notes payable and credit facility	$2,456,453	$2,456,138

Notes Payable

      The indentures related to all of the Company’s senior notes contains certain covenants including, but not limited to, covenants that limit the Company’s ability and that of its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	impose dividend or other payment restrictions affecting the Company’s restricted subsidiaries;

•	issue and sell capital stock of the Company’s restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.

      During the first quarter of 2004, the Company purchased $55.5 million principal amount of its 8.875% senior notes for the purchase price of $48.3 million, excluding accrued interest. The Company’s first quarter 2004 gain from extinguishment of debt related to these senior notes. This gain was $6.1 million, net of related deferred financing costs.

Credit Facility

      Dobson Cellular Systems Inc.’s, or Dobson Cellular’s, senior secured credit facility currently consists of a $75.0 million senior secured revolving credit facility.

      The Dobson Cellular credit facility is guaranteed by the Company, Dobson Operating Co., LLC, or DOC, and DOC Lease Co LLC, and is secured by a first priority security interest in all of the tangible and intangible assets of Dobson Cellular. The Dobson Cellular credit facility is not guaranteed by American Cellular or any of its subsidiaries. In connection with the offering by Dobson Cellular of its $825.0 million of senior secured notes in November 2004, Dobson Cellular repaid all outstanding borrowings under the Dobson Cellular credit facility totaling $599.5 million and amended it to, among other things, permit additional leverage under certain of the leverage ratios, eliminate the term loan portion of the facility, amend the revolving portion of the facility to provide for maximum borrowing of $75.0 million and shorten the maturity of the credit facility to October 23, 2008. As of March 31, 2005 and December 31, 2004, the Company had no borrowings under this amended credit facility.

      Under specified terms and conditions, including covenant compliance, the amount available under the Dobson Cellular credit facility may be increased by an incremental facility of up to $200.0 million. The Company has the right to make no more than four requests to increase the amount of the credit facility; such request must be made at least 12 months prior to the credit termination date. Any incremental facility will have a maturity greater than the weighted average life of the existing debt under the Dobson Cellular credit facility.

      Dobson Cellular also is required to make mandatory reductions of the credit facility with the net cash proceeds received from certain issuances of debt and equity securities and upon certain asset sales by Dobson Cellular and its subsidiaries.

      The Dobson Cellular credit facility agreement contains covenants that, subject to specified exceptions, limit the Company’s ability to:

•	make capital expenditures;

•	sell or dispose of assets;

•	incur additional debt;

•	create liens;

•	merge with or acquire other companies;

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	engage in transactions with affiliates, including dividend restrictions; and

•	make loans, advances or stock repurchases.

8.	Redeemable Preferred Stock

      As of March 31, 2005 and December 31, 2004, the Company’s authorized and outstanding preferred stock was as follows:

		Number of	Number of					Other
		Shares	Shares					Features,
	Number of	Outstanding at	Outstanding at			Liquidation	Mandatory	Rights,
	Shares	March 31,	December 31,	Par Value		Preference	Redemption	Preferences
Class	Authorized	2005	2004	Per Share	Dividends	Per Share	Date	and Powers

Senior Exchangeable	46,181	46,181	46,181	$1.00	12.25% Cumulative	$1,000	Jan. 15, 2008	Non-voting
Senior Exchangeable	394,297	192,898	192,898	$1.00	13% Cumulative	$1,000	May 1, 2009	Non-voting
Class E	40,000	—	—	$1.00	15% Cumulative	$1,131.92	Dec. 23, 2010	Non-voting
Series F	1,900,000	686,201	686,201	$1.00	6% Cumulative	$178.571	Aug. 18, 2016	Non-voting
Other	3,619,522	—	—	$1.00	—	—	—	—

	6,000,000	925,280	925,280

Dividends on Preferred Stock

      The Company recorded dividends on its mandatorily redeemable preferred stock of $7.9 million for the three months ended March 31, 2005, which are included in determining the Company’s net loss. These dividends consist of $1.5 million of unpaid accrued dividends on its 12.25% preferred stock and $6.4 million of unpaid accrued dividends on its 13% preferred stock. The Company recorded dividends on its conditionally redeemable preferred stock of $2.1 million for the three months ended March 31, 2005, which consisted of unpaid accrued dividends on its Series F preferred stock and are included in determining the Company’s net loss applicable to common stockholders.

      The Company recorded dividends on its mandatorily redeemable preferred stock of $8.6 million for the three months ended March 31, 2004, which are included in determining the Company’s net loss. These dividends consist of $1.9 million of cash dividends paid on its 12.25% preferred stock, $0.2 million of unpaid accrued dividends on its 12.25% preferred stock and $6.5 million of cash dividends paid on its 13% preferred stock. The Company recorded dividends on its conditionally redeemable preferred stock of $1.9 million for the three months ended March 31, 2004, which consisted of unpaid accrued dividends on its Series F preferred stock and are included in determining the Company’s net loss applicable to common stockholders.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On September 29, 2004, December 20, 2004 and March 24, 2005, the Company announced that it would not declare or pay the cash dividend due in the fourth quarter of 2004, the first quarter of 2005 and the second quarter of 2005, respectively, on its outstanding 12.25% preferred stock or its outstanding 13% preferred stock. Unpaid dividends will accrue interest at the stated dividend rates, compounded quarterly. To the extent dividends are not paid prior to the mandatory redemption dates or prior to the Company’s repurchase of the preferred shares, the Company will be required to pay such dividends on the redemption dates to the extent it is permitted under applicable law to redeem the preferred stock on such dates. If the Company defers dividends on its outstanding 12.25% preferred stock and 13% preferred stock, it is not permitted to pay dividends on the Series F preferred stock. Therefore, the Series F preferred stock dividends due on October 15, 2004 and April 15, 2005 with respect to this preferred stock were not paid, and will accrue interest at 7%, compounded semi-annually. The April 15, 2005 deferral is the second semi-annual deferral of dividends for the Series F preferred stock. Effective April 16, 2005, holders of the Series F preferred stock had the right to elect two new directors to the Company’s board of directors, but have not done so at this time. As of March 31, 2005, accrued dividends payable was $4.1 million for the Company’s 12.25% preferred stock, $16.9 million for the Company’s 13% preferred stock and $8.2 million for the Company’s Series F preferred stock, as a result of these unpaid dividends on the Company’s preferred stock.

      If the Company does not make four quarterly dividend payments (whether consecutive or not) on either its 12.25% preferred stock or its 13% preferred stock, a majority of the holders of the respective series of preferred stock would each have the right to elect two new directors each to the Company’s board of directors. Under these circumstances, the expansion of the Company’s board of directors by six new members would not constitute a change of control under the indentures governing its outstanding notes or Dobson Cellular’s senior secured credit facility.

9.	Earnings Per Share

      SFAS No. 128, “Earnings Per Share,” requires two presentations of earnings per share — “basic” and “diluted.” Basic net loss applicable to common stockholders per common share is computed by dividing net loss available to common stockholders (the numerator) by the weighted-average number of shares (the denominator) for the period. The computation of diluted net loss applicable to common stockholders per common share is similar to basic net loss applicable to common stockholders per common share, except that the denominator, unless the effect of the additional shares is antidilutive, is increased to include the number of additional shares that would have been outstanding if the dilutive shares had been issued. Dilutive shares represent the amount of additional shares that would be required to be issued if all the options and convertible preferred stock that are “in the money” were exercised or converted. At March 31, 2005, shares that are potentially dilutive are Company granted stock options, totaling 10.7 million shares, and shares of the Company’s Series F preferred stock, which are convertible into 14.0 million shares of the Company’s Class A common stock. However, for the three months ended March 31, 2005 and March 31, 2004, the Company had a net loss applicable to common stockholders, thus, these potential common

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares were antidilutive. The table below sets forth the detailed computation of the Company’s basic and diluted earnings per common share.

	Three Months Ended March 31,

	2005	2004

	($ in thousands, except
	per share data)
Net loss applicable to common stockholder	$(25,402)	$(16,541)
Basic and diluted net loss applicable to common stockholders per common share:
Continuing operations:
Loss from continuing operations	$(0.17)	$(0.11)
Dividends on preferred stock	(0.02)	(0.01)

Basic and diluted net loss applicable to common stockholders per common share	$(0.19)	$(0.12)

Basic and diluted weighted average common shares outstanding	133,884,962	133,727,123

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Commitments and Contingencies

Commitments

      The Company is obligated under a purchase and license agreement with Nortel Networks Corp. to purchase approximately $90 million of GSM/GPRS/EDGE related products and services prior to June 9, 2007. If the Company fails to achieve this commitment, the agreement provides for liquidated damages in an amount equal to 20% of the portion of the $90 million commitment that remains unfulfilled. As of March 31, 2005, $38.4 million of this commitment has been fulfilled.

Contingencies

      Beginning on October 22, 2004, securities class action lawsuits were filed against the Company and certain of its officers and/or directors in the United States District Court for the Western District of Oklahoma, alleging violations of the federal securities laws and seeking unspecified damages, purportedly on behalf of a class of purchasers of the Company’s publicly traded securities in the period between May 19, 2003 and August 9, 2004. In particular, the lawsuits allege among other things that the Company concealed significant decreases in revenues and failed to disclose certain facts about its business, including that the Company’s rate of growth in roaming minutes was substantially declining, and that it had experienced negative growth in October 2003; that AT&T, the Company’s largest roaming customer, had notified the Company that it wanted to dispose of its equity interest in the Company that it had held since the Company’s initial public offering, significantly decreasing their interest in purchasing roaming capacity from the Company; that Bank of America intended to dispose of its substantial equity interest in the Company as soon as AT&T disposed of its equity interest in the Company; that the Company had been missing sales quotas and losing market share throughout the relevant period; and that the Company lacked the internal controls required to report meaningful financial results. In addition, the lawsuits allege that the Company issued various positive statements concerning the Company’s financial prospects and the continued growth in its roaming minutes, and that those statements were false and misleading. The court has consolidated these actions into No. CIV-04-1394-C and the consolidated action is pending and is in the preliminary pleading phase. The Company intends to vigorously defend itself against these claims and management does not believe that the litigation will have an adverse effect in any material respect on the Company.

      The Company has been in continuing discussions with the SEC regarding an informal inquiry regarding the timing of its disclosure that a controlling interest in the Company was pledged to secure a loan to DCCLP. The Company initially disclosed the pledge in September 2001, which it believes was timely, although the SEC disagrees with the Company’s position. The loan and pledge that are the subject of this inquiry no longer exist. As a result of the Company’s continuing discussions with the staff of the SEC, the Company has made, and there is pending, an offer of settlement to the SEC. Assuming the offer is accepted, there will be no fine or monetary penalty imposed on the Company or any other party, nor will such settlement otherwise have an adverse effect in any material respect on the Company.

      The Company is party to various other legal actions arising in the normal course of business. None of these actions are believed by management to involve amounts that will be material to the Company’s consolidated financial position results of operation or liquidity.

11.	Recently Issued Accounting Pronouncements

      In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

      As a larger public entity, the Company will be required to apply Statement 123(R) as of the first annual reporting period that begins after June 15, 2005, which is the first quarter of 2006.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Statement 123(R) covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

      Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. As allowed, the Company has historically accounted for stock options using the accounting principles of Opinion 25. The impact of adopting the provisions of Statement 123(R) will be to increase the Company’s non-cash compensation expense in future periods. The Company has not determined the method that it will use to estimate the fair value of stock options as part of its adoption of Statement 123(R). As disclosed in the Note 3, using the Black-Scholes method of determining fair value in the past would have increased its non-cash compensation expense, net of tax, by approximately $1.1 million for the three months ended March 31, 2005 and $3.8 million for the three months ended March 31, 2004. The provisions of the Company’s credit facility, outstanding notes and preferred stock do not include non-cash compensation expenses in the determination of financial covenants.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Supplemental Condensed Consolidating Financial Information

      Set forth below is supplemental condensed consolidating financial information as required by DCC’s indenture for its 8.875% senior notes due 2013, and by the Dobson Cellular credit facility. The operations information is presented without parent recognition of subsidiary results. Included are the condensed consolidating Balance Sheet, Statement of Operations and Statement of Cash Flows of Dobson Communications Corporation as of March 31, 2005 and December 31, 2004, and for the three months ended March 31, 2005 and 2004. Neither Dobson Cellular, American Cellular, the Non-guarantor subsidiaries, nor any of their subsidiaries guarantee any of DCC’s notes payable. DCC, Dobson Cellular and its subsidiaries do not guarantee any of American Cellular’s outstanding debt. Neither DCC, the Non-guarantor subsidiaries, nor American Cellular and its subsidiaries guarantee any of Dobson Cellular’s outstanding notes payable. However, Dobson Cellular’s subsidiaries do guarantee Dobson Cellular’s notes payable. See Note 7 for a description of the Company’s notes payable and credit facility.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of March 31, 2005

	Dobson	American	Non-Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$80,067	$34,944	$72,553	$2,674	$—	$190,238
Accounts receivable	56,109	36,262	—	—	—	92,371
Inventory	10,512	3,485	—	—	—	13,997
Prepaid expenses and other	14,769	7,355	5	—	—	22,129

Total current assets	161,457	82,046	72,558	2,674	—	318,735

PROPERTY, PLANT AND EQUIPMENT, net	353,897	168,463	—	—	—	522,360

OTHER ASSETS:
Net intercompany (payable) receivable	(1,960)	(9,132)	3,423	774,862	(767,193)	—
Restricted assets	10,427	—	—	—	—	10,427
Wireless license acquisition costs	1,103,353	669,169	9,676	4,412	—	1,786,610
Goodwill	45,392	572,113	—	1,143	—	618,648
Deferred financing costs, net	14,585	15,194	—	12,059	—	41,838
Customer list, net	25,978	55,253	—	—	—	81,231
Other non-current assets	27,438	730	10	1,624,373	(1,648,373)	4,178

Total other assets	1,225,213	1,303,327	13,109	2,416,849	(2,415,566)	2,542,932

Total assets	$1,740,567	$1,553,836	$85,667	$2,419,523	$(2,415,566)	$3,384,027

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$80,615	$18,057	$—	$—	$—	$98,672
Accrued expenses	21,500	7,838	(68)	24	—	29,294
Accrued interest payable	24,505	15,798	—	27,496	—	67,799
Deferred revenue and customer deposits	16,566	12,966	—	—	—	29,532
Accrued dividends payable	—	—	—	29,233	—	29,233
Current portion of obligations under capital leases	127	—	—	—	—	127

Total current liabilities	143,313	54,659	(68)	56,753	—	254,657

OTHER LIABILITIES:
Notes payable	1,592,166	914,029	—	717,424	(767,166)	2,456,453
Deferred tax liabilities	188,648	156,657	597	(72,351)	(10)	273,541
Mandatorily redeemable preferred stock, net	—	—	—	237,063	—	237,063
Other non-current liabilities	5,907	4,162	—	—	—	10,069
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ (DEFICIT) EQUITY:
Total stockholders’ (deficit) equity	(189,467)	424,329	85,138	1,358,098	(1,648,390)	29,708

Total liabilities and stockholders’ (deficit) equity	$1,740,567	$1,553,836	$85,667	$2,419,523	$(2,415,566)	$3,384,027

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2004

	Dobson	American	Non-Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,427	$41,489	$48,303	$2,665	$—	$139,884
Marketable securities	39,000	—	—	—	—	39,000
Accounts receivable	59,528	40,413	—	—	—	99,941
Inventory	10,458	5,153	—	—	—	15,611
Prepaid expenses and other	10,636	7,065	10	—	—	17,711

Total current assets	167,049	94,120	48,313	2,665	—	312,147

PROPERTY, PLANT AND EQUIPMENT, net	356,602	177,142	—	—	—	533,744

OTHER ASSETS:
Net intercompany (payable) receivable	(3,975)	(6,183)	3,113	774,211	(767,166)	—
Restricted assets	10,350	—	—	—	—	10,350
Wireless license acquisition costs	1,103,353	669,169	9,676	4,412	—	1,786,610
Goodwill	46,776	572,113	—	1,142	—	620,031
Deferred financing costs, net	14,762	15,785	—	12,479	—	43,026
Customer list, net	28,441	59,253	—	—	—	87,694
Other non-current assets	3,443	697	—	1,624,383	(1,624,373)	4,150

Total other assets	1,203,150	1,310,834	12,789	2,416,627	(2,391,539)	2,551,861

Total assets	$1,726,801	$1,582,096	$61,102	$2,419,292	$(2,391,539)	$3,397,752

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$69,787	$10,298	$—	$—	$—	$80,085
Accrued expenses	18,380	13,141	—	(83)	—	31,438
Accrued interest payable	10,793	37,867	—	25,812	—	74,472
Deferred revenue and customer deposits	15,856	13,026	—	—	—	28,882
Accrued dividends payable	—	—	—	19,405	—	19,405
Current portion of obligations under capital leases	305	—	—	—	—	305

Total current liabilities	115,121	74,332	—	45,134	—	234,587

OTHER LIABILITIES:
Notes payable	1,592,166	913,774	—	717,364	(767,166)	2,456,138
Deferred tax liabilities	194,602	160,231	667	(71,755)	—	283,745
Mandatorily redeemable preferred stock, net	—	—	—	236,094	—	236,094
Other non-current liabilities	5,423	4,161	—	—	—	9,584
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ (DEFICIT) EQUITY:
Total stockholders’ (deficit) equity	(180,511)	429,598	60,435	1,369,919	(1,624,373)	55,068

Total liabilities and stockholders’ (deficit) equity	$1,726,801	$1,582,096	$61,102	$2,419,292	$(2,391,539)	$3,397,752

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2005

	Dobson	American	Non-Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$119,524	$86,558	$—	$—	$—	$206,082
Roaming revenue	30,911	22,519	—	—	—	53,430
Equipment and other revenue	10,250	5,008	—	—	(3,012)	12,246

Total operating revenue	160,685	114,085	—	—	(3,012)	271,758

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	43,978	29,619	—	—	(1,298)	72,299
Cost of equipment	18,708	11,658	—	—	—	30,366
Marketing and selling	19,721	14,373	—	—	—	34,094
General and administrative	25,279	21,241	5	—	(1,714)	44,811
Depreciation and amortization	30,315	21,255	—	—	—	51,570

Total operating expenses	138,001	98,146	5	—	(3,012)	233,140

OPERATING INCOME (LOSS)	22,684	15,939	(5)	—	—	38,618

OTHER (EXPENSE) INCOME:
Interest (expense) income	(37,025)	(23,784)	—	(18,443)	18,510	(60,742)
Dividends on mandatorily redeemable preferred stock	—	—	—	(7,931)	—	(7,931)
Other income (expense), net	1,726	(652)	237	16,460	(18,537)	(766)

(LOSS) INCOME BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(12,615)	(8,497)	232	(9,914)	(27)	(30,821)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(1,830)	—	—	—	—	(1,830)

(LOSS) INCOME BEFORE INCOME TAXES	(14,445)	(8,497)	232	(9,914)	(27)	(32,651)
Income tax benefit (expense)	5,489	3,229	(88)	754	10	9,394

NET (LOSS) INCOME	(8,956)	(5,268)	144	(9,160)	(17)	(23,257)
Dividends on preferred stock	—	—	—	(2,145)	—	(2,145)

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(8,956)	$(5,268)	$144	$(11,305)	$(17)	$(25,402)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2004

	Dobson	American	Non-Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$104,327	$77,372	$—	$—	$—	$181,699
Roaming revenue	23,962	18,113	—	—	—	42,075
Equipment and other revenue	7,330	4,424	—	—	(1,737)	10,017

Total operating revenue	135,619	99,909	—	—	(1,737)	233,791

OPERATING EXPENSES:
Cost of service (exclusive of items shown separately below)	32,218	22,148	—	—	(180)	54,186
Cost of equipment	13,410	10,124	—	—	—	23,534
Marketing and selling	15,947	13,215	—	—	—	29,162
General and administrative	23,284	22,044	5	—	(1,557)	43,776
Depreciation and amortization	25,217	20,231	—	—	—	45,448

Total operating expenses	110,076	87,762	5	—	(1,737)	196,106

OPERATING INCOME (LOSS)	25,543	12,147	(5)	—	—	37,685

OTHER (EXPENSE) INCOME:
Interest (expense) income	(9,216)	(23,675)	(1,138)	(22,823)	2,614	(54,238)
(Loss) gain from extinguishment of debt	(349)	—	—	6,088	—	5,739
Dividends on mandatory redeemable preferred stock	—	—	—	(8,618)	—	(8,618)
Other income (expense), net	2,444	(350)	217	1,580	(2,614)	1,277

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	18,422	(11,878)	(926)	(23,773)	—	(18,155)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(944)	—	—	—	—	(944)

INCOME (LOSS) BEFORE INCOME TAXES	17,478	(11,878)	(926)	(23,773)	—	(19,099)
Income tax (expense) benefit	(6,642)	4,513	352	5,751	—	3,974

INCOME (LOSS) FROM CONTINUING OPERATIONS	10,836	(7,365)	(574)	(18,022)	—	(15,125)
Income from discontinued operations, net of income tax expense	443	—	—	—	—	443

NET INCOME (LOSS)	11,279	(7,365)	(574)	(18,022)	—	(14,682)
Dividends on preferred stock	—	—	—	(1,859)	—	(1,859)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$11,279	$(7,365)	$(574)	$(19,881)	$—	$(16,541)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2005

	Dobson	American	Non-Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations	$(8,956)	$(5,268)	$144	$(9,160)	$(17)	$(23,257)
Adjustments to reconcile (loss) income from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	30,315	21,255	—	—	—	51,570
Amortization of bond discounts and financing costs	470	846	—	500	—	1,816
Deferred income tax (expense) benefit	(5,750)	(3,335)	69	(754)	10	(9,760)
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	7,931	—	7,931
Other operating activities	1,858	6	—	—	—	1,864
Changes in current assets and liabilities —
Accounts receivable	3,419	4,151	—	—	—	7,570
Inventory	(54)	1,668	—	—	—	1,614
Prepaid expenses and other	(4,414)	(529)	5	—	—	(4,938)
Accounts payable	10,828	7,759	—	—	—	18,587
Accrued expenses	16,832	(27,372)	39	1,684	—	(8,817)
Deferred revenue and customer deposits	710	(60)	—	—	—	650

Net cash provided by (used in) operating activities	45,258	(879)	257	201	(7)	44,830

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(23,970)	(8,588)	—	—	—	(32,558)
(Increase) decrease in receivable-affiliates	(2,017)	2,952	(7)	(935)	7	—
Investment in Wireless Investment Inc.	(24,000)	—	24,000	—	—	—
Sales of marketable securities	39,000	—	—	—	—	39,000
Other investing activities	6	(30)	—	—	—	(24)

Net cash (used in) provided by investing activities	(10,981)	(5,666)	23,993	(935)	7	6,418

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to minority interest holders	(1,344)	—	—	—	—	(1,344)
Other financing activities	(293)	—	—	743	—	450

Net cash (used in) provided by financing activities	(1,637)	—	—	743	—	(894)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	32,640	(6,545)	24,250	9	—	50,354
CASH AND CASH EQUIVALENTS, beginning of period	47,427	41,489	48,303	2,665	—	139,884

CASH AND CASH EQUIVALENTS, end of period	$80,067	$34,944	$72,553	$2,674	$—	$190,238

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2004

	Dobson	American	Non-Guarantor
	Cellular	Cellular	Subsidiaries	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$10,836	$(7,365)	$(574)	$(18,022)	$—	$(15,125)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	25,217	20,231	—	—	—	45,448
Amortization of bond premium and financing costs	576	804	—	617	—	1,997
Deferred income tax benefit (expense)	6,680	(4,678)	(352)	(5,751)	—	(4,101)
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	197	—	197
Other operating activities	322	(6)	—	1,093	—	1,409
Changes in current assets and liabilities —
Accounts receivable	12,942	5,329	—	—	—	18,271
Inventory	86	(387)	—	—	—	(301)
Prepaid expenses and other	(1,264)	(574)	5	—	—	(1,833)
Accounts payable	(24,398)	3,634	—	—	—	(20,764)
Accrued expenses	(4,219)	(19,927)	(14,162)	18,970	—	(19,338)
Deferred revenue and customer deposits	474	(309)	—	(6)	—	159

Net cash provided by (used in) operating activities	27,252	(3,248)	(15,083)	(2,902)	—	6,019

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,350)	(15,254)	—	—	—	(40,604)
Refund of funds held in escrow for contingencies on sold assets	7,185	4,169	—	—	—	11,354
Cash received from exchange of assets	21,978	—	—	—	—	21,978
Purchases of marketable securities	—	—	(25,000)	—	—	(25,000)
Sales of marketable securities	—	—	45,000	—	—	45,000
(Increase) decrease in receivable-affiliates	(22,181)	6,659	(50,008)	65,530	—	—
Other investing activities	(1,043)	(7)	—	—	—	(1,050)

Net cash (used in) provided by investing activities	(19,411)	(4,433)	(30,008)	65,530	—	11,678

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(6,620)	—	—	(55,500)	—	(62,120)
Distributions to minority interest holders	(1,629)	—	—	—	—	(1,629)
Investment in subsidiary	(2,300)	—	—	2,300	—	—
Capital contribution from parent	—	—	65,300	(65,300)	—	—
Other financing costs	(14)	(50)	—	(147)	—	(211)

Net cash (used in) provided by financing activities	(10,563)	(50)	65,300	(118,647)	—	(63,960)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,722)	(7,731)	20,209	(56,019)	—	(46,263)
CASH AND CASH EQUIVALENTS, beginning of period	59,387	27,505	3,801	60,846	—	151,539

CASH AND CASH EQUIVALENTS, end of period	$56,665	$19,774	$24,010	$4,827	$—	$105,276

Management’s Report on Internal Control Over Financial Reporting

      Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation under the framework in Internal Control-Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.

      Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included herein.

      The effectiveness of our or any system of disclosure controls and procedures is subject to certain limitations, including the exercise of judgment in designing, implementing and evaluating the controls and procedures, the assumptions used in identifying the likelihood of future events, and the inability to eliminate misconduct completely. As a result, there can be no assurance that our disclosure controls and procedures will detect all errors or fraud. By their nature, our or any system of disclosure controls and procedures can provide only reasonable assurance regarding management’s control objectives.

March 10, 2005

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of

Dobson Communications Corporation:

      We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Dobson Communications Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Dobson Communications Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management’s assessment that Dobson Communications Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by COSO. Also, in our opinion, Dobson Communications Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by COSO.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Dobson Communications Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 10, 2005 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

Oklahoma City, Oklahoma

March 10, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Dobson Communications Corporation:

      We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dobson Communications Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

      As described in Note 2 to the consolidated financial statements, as of January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 related to the change in accounting for identifiable intangible assets with indefinite lives.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Dobson Communications Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP

Oklahoma City, Oklahoma

March 10, 2005

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

	2004	2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 2)	$139,884,107	$151,539,339
Marketable securities (Note 2)	39,000,000	56,700,000
Restricted cash and investments (Note 2)	—	11,343,618
Accounts receivable —
Customers, net of allowance for doubtful accounts of $2,216,271 in 2004 and $3,256,226 in 2003	99,941,071	97,318,214
Inventory (Note 2)	15,610,745	12,393,910
Prepaid expenses	8,509,486	7,618,961
Deferred tax assets	9,202,000	17,637,000

Total current assets	312,147,409	354,551,042

PROPERTY, PLANT AND EQUIPMENT, net (Note 2)	533,744,179	536,634,360

OTHER ASSETS:
Restricted assets (Note 2)	10,349,626	4,171,009
Wireless license acquisition costs (Note 2)	1,786,610,363	1,759,350,684
Goodwill (Note 2)	620,031,217	603,450,987
Deferred financing costs, net of accumulated amortization of $8,420,971 in 2004 and $4,598,256 in 2003 (Note 2)	43,025,883	51,368,901
Customer list, net of accumulated amortization of $91,630,917 in 2004 and $71,815,878 in 2003 (Note 2)	87,693,583	94,380,262
Other non-current assets	4,149,608	4,989,791
Assets of discontinued operations (Note 3)	—	70,043,464

Total other assets	2,551,860,280	2,587,755,098

Total assets	$3,397,751,868	$3,478,940,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$80,085,348	$104,440,157
Accrued expenses	31,438,255	31,124,598
Accrued interest payable	74,471,790	74,106,748
Deferred revenue and customer deposits	28,881,603	26,947,446
Current portion of credit facility and notes	—	5,500,000
Accrued dividends payable	19,404,780	8,604,061
Current portion of obligations under capital leases	305,449	782,000

Total current liabilities	234,587,225	251,505,010

OTHER LIABILITIES:
Credit facility and notes, net of current portion (Note 6)	2,456,137,897	2,409,684,567
Deferred tax liabilities (Note 11)	283,744,665	285,848,520
Mandatorily redeemable preferred stock, net (Note 8)	236,094,326	253,259,775
Minority interest	5,422,043	6,393,902
Other non-current liabilities	4,161,627	6,915,203
Liabilities of discontinued operations (Note 3)	—	29,252,943
Commitments (Note 7)
SERIES F CONVERTIBLE PREFERRED STOCK (Note 8)	122,535,599	122,535,599
STOCKHOLDERS’ EQUITY: (Note 9)
Class A common stock, $.001 par value,175,000,000 shares authorized and 120,081,762 and 119,997,356 shares issued in 2004 and 2003	120,082	119,998
Convertible Class B common stock, $.001 par value, 70,000,000 shares authorized and 19,418,021 shares issued in 2004 and 2003	19,418	19,418
Convertible Class C common stock, $.001 par value, 4,226 shares authorized and zero shares issued in 2004 and 2003	—	—
Convertible Class D common stock, $.001 par value, 33,000 shares authorized and zero shares issued in 2004 and 2003	—	—
Paid-in capital	1,206,362,528	1,205,138,956
Accumulated deficit	(1,118,001,904)	(1,057,788,169)
Less 5,622,599 and 5,709,353 Class A common shares held in treasury, at cost at December 31, 2004 and 2003	(33,431,638)	(33,945,222)

Total stockholders’ equity	55,068,486	113,544,981

Total liabilities and stockholders’ equity	$3,397,751,868	$3,478,940,500

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002

OPERATING REVENUE:

Service revenue	$771,610,002	$505,859,702	$323,116,128
Roaming revenue	208,153,911	201,198,858	176,149,476
Equipment and other revenue	43,717,647	28,695,089	17,503,996

Total operating revenue	1,023,481,560	735,753,649	516,769,600

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization items shown separately below)	255,307,899	173,435,819	138,240,283
Cost of equipment	108,968,337	56,611,860	40,331,452
Marketing and selling	128,690,425	79,546,561	61,580,575
General and administrative	179,525,394	106,108,639	66,472,652
Depreciation and amortization	192,818,463	119,424,083	75,181,053

Total operating expenses	865,310,518	535,126,962	381,806,015

OPERATING INCOME	158,171,042	200,626,687	134,963,585

OTHER (EXPENSE) INCOME:
Interest expense	(219,658,519)	(138,147,936)	(108,330,823)
Gain (loss) from extinguishment of debt (Note 6)	40,401,261	(52,276,698)	2,201,755
Gain (loss) on redemption and repurchases of mandatorily redeemable preferred stock (Note 8)	6,478,563	(26,776,601)	—
Dividends on mandatorily redeemable preferred stock (Note 8)	(32,074,685)	(30,568,258)	—
Other income (expense), net	3,120,874	3,829,138	(1,636,593)

(LOSS) INCOME BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(43,561,464)	(43,313,668)	27,197,924
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(4,866,532)	(6,541,861)	(6,520,636)
LOSS FROM INVESTMENT IN JOINT VENTURE (Note 5)	—	—	(184,380,882)

LOSS BEFORE INCOME TAXES	(48,427,996)	(49,855,529)	(163,703,594)
Income tax (expense) benefit (Note 11)	(3,635,201)	(844,828)	52,177,022

LOSS FROM CONTINUING OPERATIONS	(52,063,197)	(50,700,357)	(111,526,572)
DISCONTINUED OPERATIONS: (Note 3)
Income from discontinued operations, net of income tax expense of $271,327 in 2004, $7,321,053 in 2003, and $14,988,054 in 2002	442,692	11,944,875	24,454,191
Loss from discontinued operations from investment in joint venture (Note 5)	—	—	(326,955)
Gain from sale of discontinued operations, net of income tax expense of $9,062,587 for 2003 and $59,164,138 in 2002	—	14,786,325	88,314,922
Gain from sale of discontinued operations from investment in joint venture	—	—	6,736,056

(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE:	(51,620,505)	(23,969,157)	7,651,642
Cumulative effect of change in accounting principle, net of income tax benefit of $20,406,000 (Note 2)	—	—	(33,294,000)
Cumulative effect of change in accounting principle from investment in joint venture	—	—	(140,820,000)

NET LOSS	(51,620,505)	(23,969,157)	(166,462,358)
DIVIDENDS ON PREFERRED STOCK	(8,177,677)	(43,299,923)	(94,451,055)
GAIN ON REDEMPTION AND REPURCHASES OF PREFERRED STOCK	—	218,310,109	67,836,924

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(59,798,182)	$151,041,029	$(193,076,489)

BASIC NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.45)	$1.42	$(2.13)

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	133,784,752	106,291,582	90,671,688

DILUTED NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.45)	$1.38	$(2.13)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	133,784,752	109,676,631	90,671,688

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Stockholders’ (Deficit) Equity

								Accumulated		Total
		Class A Common Stock		Class B Common Stock				Other		Stockholders’
	Comprehensive						Accumulated	Comprehensive	Treasury	(Deficit)
	Loss	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Loss	Stock at Cost	Equity

DECEMBER 31, 2001		39,682,561	$39,683	54,995,888	$54,996	$606,454,999	$(728,939,087)	$(16,150,869)	$(18,459,912)	$(157,000,190)
Net loss	$(166,462,358)	—	—	—	—	—	(166,462,358)	—	—	(166,462,358)
Amounts related to hedged transactions reclassed into earnings, net of tax	15,000,162	—	—	—	—	—	—	15,000,162	—	15,000,162
Ineffective hedge transaction of unconsolidated subsidiary reclassed into earnings, net of tax	321,876	—	—	—	—	—	—	321,876	—	321,876
Change in fair value of hedge transactions, net of tax	(251,895)	—	—	—	—	—	—	(251,895)	—	(251,895)

Total comprehensive loss	$(151,392,215)

Conversion of common stock		18,407	18	(18,407)	(18)	—	—	—	—	—
Increase in subscription receivable		—	—	—	—	(268,701)	—	—	—	(268,701)
Preferred stock dividends		—	—	—	—	—	(94,451,055)	—	—	(94,451,055)
Redemption of preferred stock		—	—	—	—	67,836,924	—	—	—	67,836,924
Purchase of treasury stock, at cost		—	—	—	—	—	—	—	(7,796,587)	(7,796,587)

DECEMBER 31, 2002		39,700,968	39,701	54,977,481	54,978	674,023,222	(989,852,500)	(1,080,726)	(26,256,499)	(343,071,824)
Net loss	(23,969,157)	—	—	—	—	—	(23,969,157)	—	—	(23,969,157)
Amounts related to hedged transactions reclassed into earnings, net of tax	1,382,213	—	—	—	—	—	—	1,382,213	—	1,382,213
Change in fair value of hedge transactions, net of tax	(301,487)	—	—	—	—	—	—	(301,487)	—	(301,487)

Total comprehensive loss	$(22,888,431)

Receipt of subscription receivable		—	—	—	—	9,979,616	—	—	—	9,979,616
Preferred stock dividends		—	—	—	—	—	(43,299,923)	—	—	(43,299,923)
Issuance and conversion of common stock		80,296,388	80,297	(35,559,460)	(35,560)	302,826,009	—	—	—	302,870,746
Increase in treasury stock, at cost		—	—	—	—	—	—	—	(8,498,206)	(8,498,206)
Issuance of treasury stock		—	—	—	—	—	(666,589)	—	809,483	142,894
Additional paid in capital from redemption of preferred stock		—	—	—	—	218,310,109	—	—	—	218,310,109

DECEMBER 31, 2003		119,997,356	119,998	19,418,021	19,418	1,205,138,956	(1,057,788,169)	—	(33,945,222)	113,544,981
Net loss and comprehensive loss	$(51,620,505)	—	—	—	—	—	(51,620,505)	—	—	(51,620,505)

Series F preferred stock dividends		—	—	—	—	—	(8,177,677)	—	—	(8,177,677)
Issuance of common stock		84,406	84	—	—	1,223,572	—	—	—	1,223,656
Issuance of treasury stock		—	—	—	—	—	(415,553)	—	513,584	98,031

DECEMBER 31, 2004		120,081,762	$120,082	19,418,021	$19,418	$1,206,362,528	$(1,118,001,904)	$—	$(33,431,638)	$55,068,486

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(52,063,197)	$(50,700,357)	$(111,526,572)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities, net of effects of acquisition —
Depreciation and amortization	192,818,463	119,424,083	75,181,053
Amortization of bond discounts and financing costs	7,802,169	8,887,519	10,932,538
Deferred income tax benefit (expense)	2,531,145	3,632,506	(35,532,284)
Non-cash mandatorily redeemable preferred stock dividends	13,728,072	7,173,660	—
(Gain) loss on redemption and repurchases of mandatorily redeemable preferred stock	(6,478,563)	26,776,601	—
Non-cash portion of loss (gain) from extinguishment of debt	18,551,794	52,276,698	(2,201,755)
Cash (used in) provided by operating activities of discontinued operations	(815,597)	26,796,213	25,439,406
Minority interests in income of subsidiaries	4,866,532	6,541,861	6,520,636
Loss from investment in joint venture	—	—	184,380,882
Other operating activities	71,763	245,396	(974,831)
Changes in current assets and liabilities —
Accounts receivable	(1,579,937)	16,850,103	38,185,548
Inventory	(2,774,598)	(3,203,846)	15,250,009
Prepaid expenses and other	(291,600)	(974,550)	1,277,742
Accounts payable	(25,746,269)	20,025,995	(18,003,344)
Accrued expenses	(2,194,523)	23,274,559	(1,784,325)
Deferred revenue and customer deposits	1,934,157	2,762,300	326,098

Net cash provided by operating activities	150,359,811	259,788,741	187,470,801

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(142,049,146)	(163,921,108)	(72,877,991)
Purchase of wireless licenses and properties	(61,094,444)	(57,659,199)	—
Cash acquired through acquisition of American Cellular Corporation	—	35,819,121	—
Receipt of funds held in escrow for contingencies on sold assets	11,354,020	7,094,075	—
Refund of deposits for FCC auction	—	—	107,300,000
(Decrease) increase in receivable-affiliate	—	(9,178,054)	483,618
Net proceeds from sale of discontinued operations	—	—	336,043,559
Cash received from exchange of assets	21,978,720	—	—
Proceeds from sale of property, plant and equipment	269,512	13,452	3,545,217
Cash used in investing activities of discontinued operations	(140,234)	(4,966,458)	(11,264,332)
Purchases of marketable securities	(65,000,000)	(45,000,000)	(76,200,000)
Sales of marketable securities	82,700,000	105,350,000	—
Other investing activities	87,177	13,453,062	(18,650,382)

Net cash (used in) provided by investing activities	(151,894,395)	(118,995,109)	268,379,689

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities and notes	899,000,000	2,100,000,000	389,500,000
Repayments and repurchases of credit facilities and notes	(859,209,000)	(1,850,019,072)	(734,790,522)
Distributions to minority interest holders	(5,754,722)	(8,039,860)	(6,549,176)
Redemption and repurchases of mandatorily redeemable preferred stock	(17,375,750)	(347,588,244)	(38,691,210)
Preferred stock dividends paid	(3,676,068)	(12,008,340)	—
Purchase of common stock	—	—	(7,796,587)
Purchase of restricted investments	(5,860,000)	(525,000)	—
Maturities of restricted investments, net of interest	—	83,600	92,763
Deferred financing costs	(16,852,045)	(47,105,227)	(189,924)
Issuance of common stock	230,156	903,263	—
Other financing activities	(623,219)	41,383	(1,525,822)

Net cash (used in) provided by financing activities	(10,120,648)	(164,257,497)	(399,950,478)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,655,232)	(23,463,865)	55,900,012
CASH AND CASH EQUIVALENTS, beginning of year	151,539,339	175,003,204	119,103,192

CASH AND CASH EQUIVALENTS, end of year	$139,884,107	$151,539,339	$175,003,204

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for —
Interest	$206,956,137	$94,361,078	$115,382,160
Income taxes	$1,976,374	$3,408,385	$3,690,373
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock dividend paid through the issuance of preferred stock (prior to the implementation of SFAS 150)	$—	$24,185,000	$80,338,000
Transfer of fixed assets to affiliates	$—	$277,453	$407,403
Net property and equipment (disposed) acquired through exchange of assets	$(11,793,362)	$8,436,363	$—
Net wireless license acquisition costs disposed through exchange of assets	$(41,143,732)	$(50,462,667)	$—

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

      The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Alaska, Arizona, Illinois, Kentucky, Kansas, Maryland, Michigan, Minnesota, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wisconsin.

Capital Resources and Growth

      The Company has substantial indebtedness and debt service requirements and is subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facility (described in Note 6), including financial covenants, the Company will be unable to borrow under the credit facility during such time period to fund its ongoing operations, expected capital expenditures or other permissible uses.

      The Company’s ability to manage future growth will depend upon its ability to monitor operations, control costs and maintain effective quality controls, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company’s business could have a material adverse effect on the Company’s business, financial condition and results of operations.

2.	SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

      The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenue and expenses for the markets for which it provides wireless services. However, in a few of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders’ and partners’ shares of income or losses in those markets are reflected in the consolidated statements of operations as minority interests in income of subsidiaries. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.

      The Company is responsible for managing and providing administrative services for certain partnerships of which the Company is the majority partner. The Company is accountable to the partners and stockholders for the execution and compliance with contracts and agreements and for filing of instruments required by law, which are made on behalf of these partnerships. The Company also maintains the books and records of these partnerships.

Business Segment

      The Company operates in one business segment pursuant to SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Cash and Cash Equivalents

      Cash and cash equivalents of $139.9 million at December 31, 2004, and $151.5 million at December 31, 2003, consist of cash and cash equivalents including all highly liquid investments with maturities at the date of purchase of three months or less, and the carrying amounts approximate fair value. In addition to cash, the Company’s cash equivalents include money market funds.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Marketable Securities

      The Company invests in certain marketable securities and classifies these securities as available-for-sale under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS No. 115, available-for-sale marketable securities are accounted for at fair value, with the unrealized gain or loss, less applicable deferred income taxes, shown as a separate component of stockholders’ equity.

      The Company began classifying its investment in auction-rate securities as short-term marketable securities at December 31, 2004. Prior to this, the Company included these securities as cash and cash equivalents. Therefore, certain prior period amounts have been reclassified to conform to the current-year presentation. This change in classification has no effect on the amounts of total current assets, total assets, net loss, or cash flow from operations of the Company.

      At December 31, 2004 and 2003, our marketable securities consisted entirely of auction-rate securities totaling $39.0 million and $56.7 million, respectively. As of December 31, 2004, the contractual maturities of these available-for-sale securities will begin to expire in 2040. The gross realized gains and losses were insignificant in 2004 and 2003. At December 31, 2004 and 2003, the carrying value and fair value of these securities were the same.

Restricted Cash and Investments

      Restricted cash and investments totaled $10.3 million at December 31, 2004, and $15.5 million at December 31, 2003. The December 31, 2004 balance primarily consists of cash holdings for RFB related to the assignment of certain spectrum licenses, which are pending FCC approval. The December 31, 2003 balance primarily consisted of an escrow reserve to cover any future contingencies related to the Company’s sale of certain markets to Verizon Wireless during February 2002. As a result of having no further contingencies related to the Verizon Wireless transaction, the Company received $7.1 million of the escrow reserve during February 2003, and $11.3 million of the escrow reserve during the first quarter of 2004.

Allowance for Doubtful Accounts

      Allowance for doubtful accounts of $2.2 million at December 31, 2004 and $3.3 million at December 31, 2003 are based on a percentage of aged receivables. The Company reviews it allowance for doubtful accounts monthly.

Inventory

      The Company values its inventory using the weighted average costing method of accounting or, if lower, estimated market value.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense was $167.9 million for the year ended December 31, 2004, $98.9 million for the year ended December 31, 2003 and $62.1 million for the year ended December 31, 2002.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Listed below are the major classes of property, plant and equipment, their estimated useful lives, in years, and their balances as of December 31, 2004 and 2003:

	Useful Life	2004	2003

		($ In thousands)
Wireless systems and equipment	3-10	$823,176	$648,537
Buildings and improvements	5-40	59,661	56,099
Vehicles, aircraft and other work equipment	3-10	7,706	7,693
Furniture and office equipment	5-10	88,747	72,160
Plant under construction		2,985	32,245
Land		2,730	2,730

Property, plant and equipment		985,005	819,464
Accumulated depreciation		(451,261)	(282,830)

Property, plant and equipment, net		$533,744	$536,634

Impairment of Long-Lived Assets

      The Company evaluates the carrying value of its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires the Company to review the carrying value of these assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such a circumstance were deemed to exist, the carrying value of the asset would be compared to the expected undiscounted future cash flows generated by the asset.

      As a result of technological advances, which led to the Company’s recent upgrade to GSM/ GPRS/ EDGE technology during 2004, the Company reassessed the useful lives and carrying values of its TDMA network assets during the fourth quarter of 2004. While no impairment was noted, this assessment did result in the reduction of the Company’s useful lives for these TDMA network assets. This reduction in the useful lives will result in an annual increase in depreciation expense totaling $6.6 million through 2007.

      The Company also evaluates the carrying value of its indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires the Company to evaluate the carrying value using its fair values at least annually. To complete this evaluation, the Company performs a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company’s policy to aggregate its wireless license acquisition costs. The Company determines the fair value of its wireless license acquisition costs based on its estimated future discounted cash flows. Upon implementation of SFAS No. 142 during 2002, the Company performed this comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. Based on the comparison, the Company determined that the carrying amount of its wireless license acquisition costs exceeded their estimated fair value. As a result, the Company recorded a charge, net of income tax benefit, of $33.3 million to reflect the write-down of its wireless license acquisition costs to their fair value and a charge of $140.8 million to reflect its equity in the write-down of the wireless license acquisition costs of its then 50% owned joint venture, American Cellular to their fair values.

      For goodwill, there is a two-step approach for assessing impairment. The first step requires a comparison of the fair value of the Company to its carrying amount, including goodwill. If the estimated fair value exceeds its carrying amount, then the goodwill is not deemed to be impaired. If the estimated fair value does not exceed its carrying value, the second step of the impairment test is performed, which measures the amount of impairment loss. During 2002, the Company identified impairments relating to its indefinite life intangible assets. At June 30, 2002 and continuing through August 2003, American Cellular

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

failed to comply with the total debt leverage ratio required by its senior credit facility. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and its indefinite life intangible assets in accordance with SFAS No. 142. Based on these evaluations at June 30, 2002 and December 31, 2002, American Cellular concluded that there were impairments of its goodwill. Therefore, American Cellular recorded an impairment loss totaling $377.0 million at June 30, 2002, and an additional impairment loss of $423.9 million at December 31, 2002, bringing its total impairment loss on goodwill to $800.9 million for the year ended December 31, 2002. However, after recognizing the Company’s 50% interest in American Cellular’s impairment at June 30, 2002, the Company’s investment in the joint venture was written down to zero. Therefore, the additional impairment loss at December 31, 2002, did not impact the Company’s results of operations or financial condition.

      The Company’s annual evaluations during 2003 and 2004 were completed and no impairment losses on its goodwill or its wireless license acquisition costs were required.

Wireless License Acquisition Costs

      Wireless license acquisition costs consist of amounts paid to acquire FCC licenses to provide wireless services. In accordance with SFAS No. 142, which was effective January 1, 2002, the Company no longer amortizes wireless license acquisition costs. Instead, the Company tests for the impairment of indefinite life intangible assets at least annually and only adjusts the carrying amount of these intangible assets upon an impairment of the indefinite life intangible assets.

Goodwill

      In accordance with SFAS No. 142, the Company continues to test for the impairment of goodwill at least annually and will only adjust the carrying amount of goodwill upon an impairment of the goodwill.

Deferred Financing Costs

      Deferred financing costs consist primarily of fees incurred to issue the Company’s credit facility and notes. Deferred financing costs are being amortized over the term of the debt of eight to ten years. Interest expense related to this amortization of $6.6 million was recorded in 2004, $8.4 million in 2003, and $9.3 million in 2002.

Customer List

      Customer list consists of amounts paid to acquire wireless customer lists. Customer list acquisition costs are being amortized on a straight-line basis over five years, which is based upon the Company’s historical and projected customer additions and reductions. Amortization expense of $24.9 million was recorded in 2004, $20.6 million in 2003 and $13.1 million in 2002. Based on the remaining expected life of the Company’s customer list, the future estimated amortization expense is approximately $24.1 million in 2005, $22.6 million in 2006 and 2007, $16.4 million in 2008 and $1.9 million in 2009.

Derivative Instruments and Hedging Activities

      The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity,” which requires the Company to record an asset or liability. All derivatives are recognized on the balance sheet at their fair value. All of the Company’s derivatives that qualify for hedge accounting treatment are “cash flow” hedges.

      The Company’s accumulated other comprehensive loss, net of income tax benefit, was $1.1 million as of December 31, 2002. the Company’s hedge contracts expired in April 2003, and were reclassified and

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expensed during 2003, leaving no balance as of December 31, 2003 or December 31, 2004. During 2004, 2003 and 2002, there were no gains or losses reclassified into earnings as a result of the discontinuance of hedge accounting treatment for any of the Company’s derivatives.

      By using derivative instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. To mitigate this risk, the hedging instruments are usually placed with counterparties that the Company believes are minimal credit risks. It is the Company’s policy to only enter into derivative contracts with investment grade rated counterparties deemed by management to be competent and competitive market makers.

Revenue Recognition

      The Company recognizes service revenue over the period it is earned. The cost of providing service is recognized as incurred. Airtime and toll revenue are billed in arrears. The Company accrued estimated unbilled revenue for services provided of $9.1 million as of December 31, 2004, and $10.0 million as of December 31, 2003, which is included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Equipment revenue is recognized when the equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and losses on equipment sales) are expensed as incurred and are included in marketing and selling costs.

Advertising Costs

      Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations. Advertising costs amounted to $36.4 million for the year ended December 31, 2004, $19.2 million for the year ended December 31, 2003 and $13.9 million for the year ended December 31, 2002.

Income Taxes

      The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity’s taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year-end. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Disposal of Long-Lived Assets

      The Company accounts for the disposal of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The discontinued operations described in Note 3 are reflected in the consolidated financial statements as “Income from Discontinued Operations.”

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation

      The Company accounts for its stock option plans under APB Opinion 25, “Accounting for Stock Issued to Employees,” under which no compensation expense is recognized. The following schedule shows the Company’s net (loss) income applicable to common stockholders and net (loss) income applicable to common stockholders per share for the last three years ended December 31, 2004, 2003 and 2002, had compensation expense been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation.” The pro forma information presented below is based on several assumptions and should not be viewed as indicative of the Company’s results in future periods.

	2004	2003	2002

	($ In thousands, except for per share
	amounts)
Net (loss) income applicable to common stockholders:
As reported	$(59,798)	$151,041	$(193,076)
Pro forma stock-based compensation, net of tax	(6,499)	(6,142)	(8,722)

Pro forma	$(66,297)	$144,899	$(201,798)

Basic net (loss) income applicable to common stockholders per common share:
As reported	$(0.45)	$1.42	$(2.13)
Pro forma	$(0.50)	$1.36	$(2.23)
Diluted net (loss) income applicable to common stockholders per common share:
As reported	$(0.45)	$1.38	$(2.13)
Pro forma	$(0.50)	$1.32	$(2.23)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004, 2003 and 2002:

	2004	2003	2002

	(Amounts expressed in
	percentages)
Interest rate	3.01%	3.25%	5.10%
Expected volatility	139.52%	150.63%	237.70%
Dividend yield	0%	0%	0%

      The weighted average fair value of options granted using the Black-Scholes option pricing model was $4.20 in 2004, $3.46 in 2003 and $2.09 in 2002 assuming an expected life of ten years.

Earnings Per Share

      SFAS No. 128, “Earnings Per Share,” requires two presentations of earnings per share — “basic” and “diluted.” Basic net (loss) income applicable to common stockholders per common share is computed by dividing net (loss) income available to stockholders (the numerator) by the weighted-average number of shares (the denominator) for the period. The computation of diluted net (loss) income applicable to common stockholders per common share is similar to basic net (loss) income applicable to common stockholders per common share, except that the denominator, unless the effect of the additional shares is antidilutive, is increased to include the number of additional shares that would have been outstanding if the dilutive shares had been issued. Dilutive shares represent the amount of additional shares that would be required to be issued if all the options and convertible preferred stock that are “in the money” were exercised or converted. Shares that are potentially dilutive are Company granted stock options, totaling 9.6 million shares, and shares of the Company’s Series F preferred stock, which are convertible into

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.0 million shares of the Company’s Class A common stock. The table below sets forth the detailed computation of the Company’s basic and diluted earnings per common share. Due to losses incurred in 2002 and 2004, the inclusion of additional shares was antidilutive.

	Year Ended December 31,

	2004	2003	2002

	($ In thousands, except per share data)
Net (loss) income applicable to common stockholder	$(59,798)	$151,041	$(193,076)
Basic net (loss) income applicable to common stockholders per common share:
Continuing operations:
Loss from continuing operations	$(0.39)	$(0.48)	$(1.23)
Dividends on and repurchases of preferred stock	(0.06)	1.65	(0.29)
Discontinued operations	—	0.25	1.31
Change in accounting principle	—	—	(1.92)

Basic net (loss) income applicable to common stockholders per common share	$(0.45)	$1.42	$(2.13)

Basic weighted average common shares outstanding	133,784,752	106,291,582	90,671,688

Diluted net (loss) income applicable to common stockholders per common share:
Continuing operations:
Loss from continuing operations	$(0.39)	$(0.46)	$(1.23)
Dividends on and repurchases of preferred stock	(0.06)	1.60	(0.29)
Discontinued operations	—	0.24	1.31
Change in accounting principle	—	—	(1.92)

Diluted net (loss) income applicable to common stockholders per common share	$(0.45)	$1.38	$(2.13)

Diluted weighted average common shares outstanding	133,784,752	109,676,631	90,671,688

      The Company’s Class C and Class D common stock is convertible into 111.44 shares of Class A common stock at the option of the holder. Due to this conversion feature, basic net (loss) income per common share is computed by the weighted average number of shares of common stock outstanding on an as converted basis for the period described.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table reconciles the net earnings and common shares outstanding used in the calculations of basic and diluted net (loss) income per share for 2004, 2003 and 2002.

	Net (Loss) Income
	Applicable to	Weighted Average
	Common	Common Shares
	Stockholders	Outstanding

	(In millions except per share data)
Year Ended December 31, 2004:
Basic net loss per share	$(0.45)	133.8
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	—	—

Diluted net loss per share	$(0.45)	133.8

Year Ended December 31, 2003:
Basic net income per share	$1.42	106.3
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	(0.04)	3.4

Diluted net income per share	$1.38	109.7

Year Ended December 31, 2002:
Basic net loss per share	$(2.13)	90.7
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	—	—

Diluted net loss per share	$(2.13)	90.7

Use of Estimates

      The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuations of intangible assets; valuation allowances for receivables and inventories; obligations related to employee benefits; and obligations related to acquired and sold properties. Actual results could differ from those estimates.

Significant Concentrations

      In connection with providing wireless services to customers of other wireless carriers, the Company has contractual agreements with those carriers, which provide for agreed-upon billing rates between the parties. Approximately 84% during the year ended December 31, 2004, 80% during the year ended December 31, 2003 and 76% during the year ended December 31, 2002 of the Company’s roaming revenue was earned from two wireless carriers.

Reclassifications

      Certain reclassifications have been made to the previously presented 2003 and 2002 balances to conform to the current presentation.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Pronouncements

      The FASB’s Emerging Issues Task Force issued “EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables,” to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. The Company adopted EITF 00-21 in July 2003 and it did not have a material impact on the Company’s financial condition or operations.

      In May, 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity.” This statement was effective for interim periods beginning after June 15, 2003 and required that mandatorily redeemable preferred stock be classified as a liability and any related accretion of discount and accrual of dividends be charged to the Company’s statement of operations. Prior to June 15, 2003, the charges related to the mandatorily redeemable preferred stock were not reflected in net income (loss), but were reflected in determining net income (loss) applicable to common stockholders. At December 31, 2003, the carrying value of the Company’s mandatorily redeemable preferred stock was $253.3 million. The related dividends that would have been reflected as a financing expense was $40.5 million for the six months ended June 30, 2003. Subsequent to the adoption of SFAS No. 150 for the six months ended December 31, 2003, the Company has reflected $30.6 million of its dividends as a financing expense.

      In accordance with the provisions of EITF Topic D-42, as amended at the July 31, 2003 EITF meeting, the Company reduced the gain on the redemption of preferred stock previously reported in the fourth quarter of 2002 and first quarter of 2003 by the pro rata portion of the respective preferred stock issuance costs associated with the redeemed shares. The gains on the redemptions of preferred stock were reduced by $2.5 million and $1.6 million respectively, which reduced earnings per share for the respective periods by $0.03 and $0.02.

      At the September 29-30, 2004 meeting of the EITF, the SEC Staff announced Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.” EITF D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, intangible assets should be separately and directly valued and the resulting fair value recognized. The Company has used the “start-up” method to determine the fair value of its licenses. As a result, the Company’s financial condition or results was not impacted by the implementation of EITF Topic D-108.

      In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

      As a larger public entity, the Company will be required to apply Statement 123(R) as of the first annual reporting period that begins after December 15, 2005, which is the first quarter of 2006.

      Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

      Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. As allowed, the Company has historically accounted for stock options using the accounting principles of Opinion 25. The impact of

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adopting the provisions of Statement 123(R) will be to increase the Company’s non-cash compensation expense in future periods. The Company has not determined the method that it will use to estimate the fair value of stock options as part of its adoption of Statement 123(R). As disclosed in the notes to the Company’s consolidated financial statements, using the Black-Scholes method of determining fair value in the past would have increased its non-cash compensation expense, net of tax, by approximately $6.5 million in 2004, $6.1 million in 2003, and $8.7 million in 2002. The provisions of the Company’s credit facilities, outstanding notes, and preferred stock do not include non-cash compensation expenses in the determination of financial covenants. As a result, the effects of the adoption of Statement 123(R) will not have a significant impact on the Company’s financial condition or capital resources.

      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 specifies the criteria required to record a nonmonetary asset exchange using carryover basis. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after July  1, 2005. The Company will adopt this statement in the third quarter of 2005 and it is not expected to have a material impact on the consolidated financial statements when adopted.

3.	DISCONTINUED OPERATIONS

      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA wireless property, $22.0 million in cash and its one-percent ownership interest in Texas 2 RSA and Oklahoma 5 and 7 RSAs. The Company is the majority owner of these three markets. The Company accounted for the exchange as a sale of Maryland 2 RSA and a purchase of Michigan 5 RSA. Therefore, the Michigan 5 RSA assets, liabilities and results of operations have only been included in the accompanying consolidated financials from the date of acquisition, February  17, 2004. However, as a result of a definitive agreement that was entered into prior to December 31, 2003, the Company’s consolidated financial statements were reclassified for all periods presented to reflect the operations, assets and liabilities of the Maryland 2 RSA wireless property as discontinued operations. In addition, the Company recognized a loss of $12.7 million, net of tax, for the year ended December 31, 2003, in connection with this exchange transaction. The assets and liabilities of such operations are classified as “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively, on the December 31, 2003 consolidated balance sheet and consist of the following:

December 31, 2003

($ In thousands)
Current assets	$2,637
Property, plant and equipment, net	19,606
Wireless license acquisition costs, net	47,790
Other assets	10

Total assets of discontinued operations	$70,043

Current liabilities	$2,654
Accrued loss on discontinued operations	20,530
Deferred tax liabilities	6,069

Total liabilities of discontinued operations	$29,253

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net income from the Maryland 2 RSA property is classified on the consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	Year Ended December 31,

	2004	2003	2002

	($ In thousands)
Operating revenue	$3,556	$37,731	$45,136
Income before income taxes	714	7,656	11,340
Income tax expense	(271)	(2,909)	(4,309)
Income from discontinued operations	443	4,747	7,031

      On June 17, 2003, the Company exchanged its two remaining wireless properties in California with AT&T Wireless in exchange for AT&T Wireless’ two wireless properties in Alaska, and all of the outstanding shares of the Company’s Series AA preferred stock that AT&T Wireless previously held, which the Company then cancelled. The cost of the acquired Alaska assets was $126.0 million. The Company accounted for the exchange as a sale of the California properties and a purchase of the Alaska properties. Therefore, the Alaska assets, liabilities and results of operations have only been included in the accompanying consolidated financials from the date of acquisition, June 17, 2003. However, the Company’s consolidated financial statements have been reclassified for all periods presented to reflect the operations, assets and liabilities of the California properties, as discontinued operations. In addition, the Company recognized a gain of $27.5 million, net of tax, for the year ended December 31, 2003, in connection with this exchange transaction. Since the assets and liabilities were sold during 2003, no amounts were remaining as of December 31, 2003. In addition, the net income from the California properties were classified on the consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	Year Ended December 31,

	2004	2003	2002

	($ In thousands)
Operating revenue	$—	$31,964	$69,642
Income before income taxes	—	11,610	19,842
Income tax expense	—	(4,412)	(7,540)
Income from discontinued operations	—	7,198	12,302

      On February 8, 2002, the Company sold California 7 RSA, Ohio 2 RSA and Georgia 1 RSA and its 75% ownership in Arizona 5 RSA, to Verizon Wireless for a total purchase price of $348.0 million, and American Cellular sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. Proceeds from these transactions were used primarily to pay down bank debt. However, $11.3 million of these proceeds were being held in escrow to cover any future contingencies and are shown as restricted assets on the Company’s December 31, 2003 balance sheet. The Company received the $11.3 million in 2004. In addition, the Company recognized a gain on sale totaling $88.3 million, net of tax, for the year ended December 31, 2002, in connection with these transactions. These transactions were also accounted for as discontinued operations.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net income from properties sold to Verizon Wireless is classified on the consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	Year Ended December 31,

	2004	2003	2002

	($ In thousands)
Operating revenue	$—	$—	$12,570
Income before income taxes	—	—	8,260
Income tax expense	—	—	(3,139)
Income from discontinued operations	—	—	5,121

      The credit facility and notes of the Company are at the consolidated level and are not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations to properly reflect the interest that was incurred to finance the operations for these markets. Interest is allocated based on the percentage of market population. The interest expense allocated to discontinued operations was $5.2 million for the year ended December 31, 2003 and $13.0 million for the year ended December 31, 2002.

      The net loss from discontinued operations from the Company’s previous investment in joint venture represents the discontinued operations from American Cellular. Prior to August 19, 2003, the Company owned 50% of the joint venture, which owned American Cellular, therefore, only 50% of this loss is reflected on the Company’s statement of operations. The results from the Tennessee 4 RSA property, which was also sold to Verizon during February 2002, is summarized as follows:

	Year Ended December 31,

	2004	2003	2002

	($ In thousands)
Operating revenue	$—	$—	$2,319
Loss before income taxes	—	—	(1,090)
Income tax benefit	—	—	436
Loss from discontinued operations	—	—	(654)

      American Cellular also allocated a portion of interest expense to its discontinued operations to properly reflect the interest that was incurred by American Cellular to finance the operations of its Tennessee 4 RSA market. Interest is allocated based on the percentage of market population. The interest expense allocated to this market was $1.0 million for the year ended December 31, 2002.

4.	BUSINESS COMBINATIONS

      On August 8, 2003, American Cellular, a 50%-owned, indirect subsidiary of the Company, and ACC Escrow Corp., a newly formed, wholly owned, indirect subsidiary of the Company, completed the offering of $900.0 million aggregate principal amount of 10% senior notes due 2011. The senior notes were issued at par by ACC Escrow Corp. ACC Escrow Corp. was then merged into American Cellular as part of the American Cellular restructuring described below, and American Cellular assumed ACC Escrow Corp.’s obligations under these senior notes. The net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility and to pay expenses of the restructuring. DCC is not a guarantor of these senior notes. All material subsidiaries of American Cellular are the guarantors of these senior notes.

      On August 19, 2003, the Company and American Cellular completed an exchange offer for American Cellular’s existing 9.5% senior subordinated notes due 2009. This exchange offer resulted in the restructuring of American Cellular’s indebtedness and equity ownership. As part of the American Cellular restructuring, holders of $681.9 million of the $700.0 million principal amount of American Cellular’s

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

outstanding notes tendered their notes for exchange. In exchange for the tendered notes, the tendering noteholders received from the Company 43.9 million shares of the Company’s Class A common stock, 681,900 shares of the Company’s Series F preferred stock with an aggregate liquidation preference of $121.8 million, convertible into a maximum of 13.9 million shares of the Company’s Class A common stock, and $48.7 million in cash. The Company also issued an additional 4,301 shares of its Series F preferred stock and 276,848 shares of its Class A common stock in payment of certain fees. Upon consummation of the restructuring, American Cellular became a wholly owned indirect subsidiary of the Company. Therefore, American Cellular’s assets, liabilities and results of operations have been included in the accompanying consolidated financials from the date of acquisition.

      The calculation of the purchase price of American Cellular (including fees paid in conjunction with the restructuring of American Cellular) and the allocation of the acquired assets and assumed liabilities for American Cellular are as follows:

(In millions, except
share price)

Calculation and allocation of purchase price:
Shares of DCC common stock issued	44.2
Market price of DCC common stock	$6.84

Fair value of common stock issued	$302.0
Plus fair value of DCC convertible preferred stock issued	122.5
Plus cash paid to American Cellular noteholders	50.0

Total purchase price	474.5
Plus fair value of liabilities assumed by DCC:
Current liabilities	73.7
Long-term debt	912.6
Other non-current liabilities	1.8
Deferred income taxes	169.4

Total purchase price plus liabilities assumed	$1,632.0

Fair value of assets acquired by DCC:
Current assets	104.8
Property, plant and equipment	186.5
Wireless licenses	669.2
Customer lists	80.0
Deferred financing costs	18.8
Other non-current assets	0.6
Goodwill (non-deductible for income taxes)	572.1

Total fair value of assets acquired	$1,632.0

      As a result of the Company paying $474.5 million in common stock, preferred stock and cash, and assuming American Cellular’s liabilities totaling $1,157.5 million, the fair market value of the assets acquired by the Company was established at $1,632.0 million. The value of the 44.2 million shares of common stock was determined based on the average market price of the Company’s common stock over the two-day period before and after the terms of the acquisition were agreed to and announced. The preferred stock was valued at its negotiated price.

      To determine the purchase price allocation and the resulting recognition of goodwill, the Company analyzed all of the assets acquired. The Company reviewed the prior carrying value of the current assets and the property, plant and equipment and determined that the carrying value approximated the fair

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

market value. In the Company’s review of the wireless license acquisition costs and customer lists the Company determined that the fair values exceeded the prior carrying values and adjusted them accordingly. The Company completed the valuation of the wireless license acquisition costs during the fourth quarter of 2003, resulting in an increase of $100 million to American Cellular’s wireless license acquisition costs. As for the customer lists, the Company reviewed American Cellular’s customer base and considered several factors, including the cost of acquiring customers, the average length of contracts with these customers and the average revenue that they could provide, and increased the value by $65.6 million to $80.0 million. Finally, the deferred financing costs represent the costs associated with financing and acquisition of American Cellular and issuing American Cellular’s new 10% senior notes.

      The Company acquired the remaining equity interest in American Cellular to continue the Company’s strategy of owning rural and suburban wireless telecommunication service areas. As a result of the acquisition, the Company increased the number of service areas in which it is licensed to offer services and increased the number of its subscribers.

      Prior to the restructuring, American Cellular had net operating loss, or NOL, carryforwards of approximately $375.0 million. The restructuring transactions resulted in the reduction of approximately $225.0 million of those NOL carryforwards. After the restructuring, approximately $150.0 million of NOL carryforwards remain available to American Cellular. However, the restructuring also resulted in an ownership change within the meaning of the Internal Revenue Code, or I.R.C. Section 382 and the regulations thereunder. This ownership change limits the amount of previously generated NOL carryforwards that American Cellular can utilize to offset future taxable income on an annual basis. American Cellular has reviewed the need for a valuation allowance against these NOL carryforwards. Based on a review of taxable income, history and trends, forecasted taxable income, expiration of carryforwards and limitations on the annual use of the carryforwards, American Cellular has not provided a valuation allowance for the NOL carryforwards because management believes that it is more likely than not that all of the NOL carryforwards of American Cellular will be realized prior to their expiration.

      On June 17, 2003, the Company exchanged its two remaining wireless properties in California with AT&T Wireless in exchange for AT&T Wireless’ two wireless properties in Alaska, and all of the outstanding shares of the Company’s Series AA preferred stock that AT&T Wireless previously held, as described above in Note 3.

      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA, as described above in Note 3.

      On June 15, 2004, the Company acquired certain assets, principally PCS licenses and an existing GSM/ GPRS/ EDGE network, of NPI-Omnipoint Wireless, LLC, or NPI, for approximately $29.5 million.

      On December 29, 2004, the Company completed the acquisition of the Michigan wireless assets of RFB and certain affiliates for $29.3 million. The Company purchased these assets in an auction conducted under Sections 363 and 365 of the U.S. bankruptcy code. Upon closing, the Company obtained control over most of these assets, however, assignment of certain spectrum licenses requires FCC approval, for which the Company has applied. Therefore, the Company has entered into a long-term spectrum management lease that allows us to lease the RFB spectrum pending the FCC’s decision.

      The above business combinations are accounted for as purchases. Accordingly, the related statements of financial position and results of operations have been included in the accompanying consolidated statements of operations from the date of acquisition. The unaudited pro forma information set forth below includes all significant business combinations, as if the combinations occurred at the beginning of the period presented. The acquisition of American Cellular during 2003 was significant to the Company’s results of operations and thus, cumulatively the results from all the 2003 acquisitions, including the Alaska properties, were included in the pro forma information below. The unaudited pro forma financial

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

information related to the Company’s 2004 acquisitions have not been presented because these acquisitions, individually or in aggregate were not significant to the Company’s consolidated results of operations. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

	For the Year Ended
	December 31,

	2003	2002

	($ In thousands, except
	per share amounts)
Operating revenue	$1,075,787	$1,059,691
Loss from continuing operations	(24,131)	(765,680)
Net income (loss) before cumulative effect of accounting changes	2,600	(633,683)
Net income (loss)	2,600	(1,089,437)
Net income (loss) applicable to common stockholders	172,096	(1,123,403)
Net income (loss) applicable to common stockholders per common share	1.28	(8.35)

5.	INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

      Through August 18, 2003, the Company owned a 50% interest in a joint venture that owned American Cellular Corporation (“American Cellular”). This investment was accounted for using the equity method of accounting. Beginning on June 30, 2002 and continuing through August 2003, American Cellular failed to comply with a financial covenant in its senior credit facility, which required that American Cellular not exceed a certain total debt leverage ratio. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. Based on the re-evaluations, American Cellular concluded that there was an impairment of its goodwill at June 30, 2002 and December 31, 2002. As a result, American Cellular recognized an impairment loss totaling $377.0 million at June 30, 2002 and an additional impairment loss of $423.9 million at December 31, 2002. After recognizing its 50% interest of the impairment loss at June 30, 2002, the Company’s investment in the joint venture was written down to zero. Therefore, American Cellular’s additional impairment loss of $423.9 million at December 31, 2002 did not impact the Company’s results of operations or financial condition. The Company did not guarantee any of American Cellular’s obligations.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of the significant operating results for the joint venture and its subsidiary, American Cellular, for the period from January 1, 2003 through August 18, 2003 and for the year ended December 31, 2002:

	Period from January 1,	For the Year
	2003 through	Ended
	August 18, 2003	December 31, 2002

	($ In thousands)
Operating revenue	$288,727	$452,830
Operating income (loss)	83,677	(687,342)
Income (loss) from continuing operations	2,339	(813,575)
Income from discontinued operations and sale of discontinued operations, net	—	12,818
Cumulative effect of change in accounting principle, net	—	(281,640)
Extraordinary gain, net	131,009	—
Dividends	(2,545)	(4,661)
Net income (loss) applicable to members	130,803	(1,087,058)

      On August 19, 2003, as described above in Note 4, the Company and American Cellular completed the restructuring of American Cellular’s indebtedness and equity ownership. Upon consummation of the restructuring, American Cellular became a wholly owned indirect subsidiary of the Company. Therefore, as of December 31, 2003 and 2004, American Cellular’s balance sheet data is included in the Company’s consolidated balance sheet.

6.	CREDIT FACILITY AND NOTES

      The Company’s credit facility and notes as of December 31, 2004 and 2003, consisted of the following:

	2004	2003

	($ In thousands)
Credit facility	$—	$548,625
Dobson/ Sygnet senior notes	—	5,245
10.875% DCC senior notes, net of discount of $1.3 million	297,683	298,443
8.875% DCC senior notes	419,681	650,000
8.375% Dobson Cellular senior notes	250,000	—
Dobson Cellular floating rate senior notes	250,000	—
9.875% Dobson Cellular senior notes	325,000	—
10% American Cellular senior notes	900,000	900,000
Other notes payable, net	13,774	12,871

Total credit facility and notes	2,456,138	2,415,184
Less-current maturities	—	5,500

Total credit facility and notes	$2,456,138	$2,409,684

Credit Facility

      Dobson Cellular’s senior secured credit facility currently consists of a $75.0 million senior secured revolving credit facility.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Dobson Cellular credit facility is guaranteed by the Company, DOC and DOC Lease Co LLC, and is secured by a first priority security interest in all of the tangible and intangible assets of Dobson Cellular. The Dobson Cellular credit facility is not guaranteed by American Cellular or any of its subsidiaries. In connection with the offering by Dobson Cellular of its $825.0 million of senior secured notes in November 2004, Dobson Cellular repaid all outstanding borrowings under the Dobson Cellular credit facility totaling $599.5 million and amended it to, among other things, permit additional leverage under certain of the leverage ratios, eliminate the term loan portion of the facility, amend the revolving portion of the facility to provide for maximum borrowing of $75.0 million and shorten the maturity of the credit facility to October 23, 2008. As of December 31, 2004, the Company had no borrowings under this amended credit facility.

      Under specified terms and conditions, including covenant compliance, the amount available under the Dobson Cellular credit facility may be increased by an incremental facility of up to $200.0 million. The Company has the right to make no more than four requests to increase the amount of the credit facility, such request must be made at least 12 months prior to the credit termination date. Any incremental facility will have a maturity greater than the weighted average life of the existing debt under the Dobson Cellular credit facility.

      Dobson Cellular also is required to make mandatory reductions of the credit facility with the net cash proceeds received from certain issuances of debt and equity and upon certain asset sales by Dobson Cellular and its subsidiaries.

      The Dobson Cellular credit facility agreement contains covenants that, subject to specified exceptions, limit the Company’s ability to:

•	make capital expenditures;

•	sell or dispose of assets;

•	incur additional debt;

•	create liens;

•	merge with or acquire other companies;

•	engage in transactions with affiliates, including dividend restrictions; and

•	make loans, advances or stock repurchases.

Senior Notes

Dobson Communications 8.875% Senior Notes

      On September 26, 2003, the Company completed its offering of $650.0 million aggregate principal amount of 8.875% senior notes due 2013. The net proceeds from the sale of the notes were used to repay in full all amounts owing under the old bank credit facility of DOC, and to repay in part amounts owing under the bank credit facility of Sygnet Wireless, Inc. These senior notes rank pari passu in right of payment with any of the Company’s existing and future senior indebtedness and are senior to all existing and future subordinated indebtedness. American Cellular is an unrestricted subsidiary for purposes of the Company’s 8.875% senior notes and is not subject to certain covenants contained in the related indenture.

      In connection with the closing of the sale of the notes, the Company entered into an indenture dated September 26, 2003 with Bank of Oklahoma, National Association, as Trustee. The indenture contains

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain covenants including, but not limited to, covenants that limit the Company’s ability and that of its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting the Company’s restricted subsidiaries;

•	issue and sell capital stock of the Company’s restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.

      During the first quarter of 2004, the Company purchased $55.5 million principal amount of its 8.875% senior notes for the purchase price of $48.3 million, excluding accrued interest. The Company’s first quarter 2004 gain from extinguishment of debt related to these senior notes. This gain was $6.1 million, net of deferred financing costs. During November 2004, a portion of the proceeds from the offering by Dobson Cellular of $825.0 million of senior secured notes were used to repurchase approximately $174.8 million principal amount of the Company’s 8.875% senior notes. The Company reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $48.7 million in the fourth quarter of 2004 as a result of these repurchases.

Dobson Communications 10.875% Senior Notes

      On June 15, 2000, the Company completed a private sale of $300.0 million principal amount of its 10.875% senior notes maturing on July 1, 2010. The Company used $207.0 million of the net proceeds to repay indebtedness under the senior secured revolving credit facility of DOC, and the remaining proceeds were used for working capital and other general corporate purposes. The senior notes rank pari passu in right of payment with any of the Company’s existing and future unsubordinated indebtedness and are senior to all existing and future subordinated indebtedness. The notes are redeemable at any time. American Cellular is an unrestricted subsidiary for purposes of the Company’s 10.875% senior notes.

      In connection with the closing of the sale of the notes, the Company entered into an indenture with The Bank of New York, as successor trustee to United States Trust Company of New York. The indenture contains certain covenants consistent with the covenants noted above in the 8.875% senior notes.

      During November 2004, a portion of the proceeds from the offering by Dobson Cellular of $825.0 million of senior secured notes were used to repurchase approximately $1.0 million principal amount of the Company’s 10.875% senior notes. The Company reported a gain on extinguishment of debt, net of deferred financing costs, of approximately $0.2 million in the fourth quarter of 2004 as a result of these repurchases.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Dobson Cellular Senior Secured Notes

      On November 8, 2004, the Company’s wholly owned subsidiary, Dobson Cellular, completed the offering of $825.0 million senior secured notes, consisting of $250.0 million of 8.375% first priority senior secured notes due 2011, $250.0 million of first priority senior secured floating rate notes due 2011 and $325.0 million of 9.875% second priority senior secured notes due 2012. The notes are guaranteed on a senior basis by the Company, DOC, and Dobson Cellulars’ wholly owned subsidiaries, and the notes and guarantees are secured by liens on the capital stock of DOC and Dobson Cellular and on substantially all of the assets of DOC, Dobson Cellular and Dobson Cellulars’ subsidiaries that guarantee the notes, other than excluded assets (as defined in the indentures for the notes). The notes and guarantees rank pari passu in right of payment with existing and future senior indebtedness of Dobson Cellular and the guarantors, and senior to all existing and future subordinated indebtedness of Dobson Cellular and the guarantors.

      A portion of the proceeds from the offering was used to repay all amounts outstanding under Dobson Cellulars’ senior secured credit facility and to repurchase $175.8 million of previously outstanding debt securities and to fund the acquisition of RFB.

2011 Fixed Rate Notes

      Interest on the 2011 first priority senior secured notes accrues at the rate of 8.375% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. The Company makes each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

2011 Floating Rate Notes

      The 2011 first priority senior secured floating rate notes bear interest at the rate per annum, reset quarterly, equal to LIBOR plus 4.75%. At December 31, 2004, LIBOR equaled 2.56% therefore, the interest rate on these notes was 7.31%.

2012 Fixed Rate Notes

      Interest on the 2012 second priority senior secured notes accrues at the rate of 9.875% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. The Company makes each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

      In connection with the closing of the sale of the notes, Dobson Cellular and the guarantors entered into indentures with Bank of Oklahoma, as trustee for the notes due 2011, and BNY Midwest Trust Company, as trustee for the notes due 2012. The indentures contain certain covenants, including, but not limited to, covenants that limit the ability of Dobson Cellular and its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting Dobson Cellulars’ restricted subsidiaries;

•	issue and sell capital stock of Dobson Cellulars’ restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	enter into transactions with affiliates;

•	sell assets;

•	engage in any business other than a permitted business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.

American Cellular Senior Notes

      In connection with the American Cellular reorganization, on August 8, 2003, ACC Escrow Corp., (now American Cellular) completed an offering of $900.0 million aggregate principal amount of existing 10% senior notes due 2011. These senior notes were issued at par. On August 19, 2003, ACC Escrow Corp. was merged into American Cellular, and the net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility and to pay expenses of the offering and a portion of the expenses of the restructuring. Dobson Communications and Dobson Cellular are not guarantors of these senior notes.

      The indenture for American Cellular’s 10% senior notes includes certain covenants including, but not limited to, covenants that limit the ability of American Cellular and its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting American Cellular’s restricted subsidiaries;

•	issue and sell capital stock of American Cellular’s restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.

      During 2001, American Cellular issued $700.0 million principal amount of 9.5% senior subordinated notes due 2009 at a discount of $6.9 million. The discount was being amortized over the life of the notes. In August 2003, as part of the restructuring of American Cellular, holders of $681.9 million outstanding principal amount of American Cellular’s senior notes surrendered their senior notes and received approximately $48.7 million in cash, 43.9 million shares of newly issued shares of the Company’s Class A common stock, and 681,900 shares of the Company’s Series F preferred stock, which has an aggregate liquidation preference of approximately $121.8 million and is convertible into a maximum of 13.9 million shares of the Company’s Class A common stock. The Company also issued an additional 4,301 shares of its Series F preferred stock and 276,848 shares of its Class A common stock in payment of certain fees. There remains outstanding $18.1 million principal amount of American Cellular’s 9.5% senior subordinated notes.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Minimum Future Payments

      Minimum future payments of the Company’s notes for years subsequent to December 31, 2004, are as follows:

($ In thousands)

2005	$—
2006	—
2007	—
2008	—
2009	13,774
2010 and thereafter	2,442,364

$2,456,138

7.	LEASES, COMMITMENTS AND CONTINGENCIES

Leases

      The Company has numerous operating leases; these leases are primarily for its administrative offices, including its corporate office, retail stores, cell site towers and its locations and vehicles. Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 2004, are as follows:

Operating
Leases

($ In thousands)
2005	$46,300
2006	40,021
2007	33,708
2008	28,552
2009	23,475
2010 and thereafter	71,010

      Lease expense under the operating leases was $46.5 million for the year ended December 31, 2004, $30.5 million for the year ended December 31, 2003 and $22.5 million for the year ended December 31, 2002.

Commitments

      The Company is obligated under a purchase and license agreement with Nortel Networks Corp. to purchase approximately $90 million of GSM/ GPRS/ EDGE related products and services prior to June 9, 2007. If the Company fails to achieve this commitment, the agreement provides for liquidated damages in an amount equal to 20% of the portion of the $90 million commitment that remains unfulfilled. As of December 31, 2004, $27.5 million of this commitment has been fulfilled.

Contingencies

      Beginning on October 22, 2004, securities class action lawsuits were filed against the Company and certain of its officers and/or directors in the United States District Court for the Western District of Oklahoma, alleging violations of the federal securities laws and seeking unspecified damages, purportedly on behalf of a class of purchasers of the Company’s publicly traded securities in the period between May 19, 2003 and August 9, 2004. In particular, the lawsuits allege that the Company concealed significant decreases in revenues and failed to disclose certain facts about its business, including that the Company’s rate of growth in roaming minutes was substantially declining, and that it had experienced

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

negative growth in October 2003; that AT&T, the Company’s largest roaming customer, had notified the Company that it wanted to dispose of its equity interest in the Company that it had held since the Company’s initial public offering, significantly decreasing their interest in purchasing roaming capacity from the Company; that Bank of America intended to dispose of its substantial equity interest in the Company as soon as AT&T disposed of its equity interest in the Company; that the Company had been missing sales quotas and losing market share throughout the relevant period; and that the Company lacked the internal controls required to report meaningful financial results. In addition, the lawsuits allege that the Company issued various positive statements concerning the Company’s financial prospects and the continued growth in its roaming minutes, and that those statements were false and misleading. The Company intends to vigorously defend itself against these claims.

      The Company has been in continuing discussions with the SEC regarding an informal inquiry regarding the timing of its disclosure that a controlling interest in the Company was pledged to secure a loan to DCCLP. The Company initially disclosed the pledge in September 2001, which it believes was timely, although the SEC disagrees with the Company’s position. The loan and pledge that are the subject of this inquiry no longer exist. As a result of the Company’s continuing discussions with the staff of the SEC, the Company has made, and there is pending, an offer of settlement to the SEC. Assuming the offer is accepted, there will be no fine or monetary penalty imposed on the Company or any other party, nor will such settlement otherwise have an adverse effect in any material respect on the Company.

      The Company is party to various other legal actions arising in the normal course of business. None of these actions are believed by management to involve amounts that will be material to the Company’s consolidated financial position, results of operation, or liquidity.

8.	REDEEMABLE PREFERRED STOCK

      As of December 31, 2004, 2003 and 2002, the Company’s authorized and outstanding preferred stock was as follows:

	No. of								Other
	Shares	No. of Shares	No. of Shares	No. of Shares					Features,
	Authorized at	Outstanding at	Outstanding at	Outstanding at			Liquidation	Mandatory	Rights,
	December 31,	December 31,	December 31,	December 31,	Par Value		Preference	Redemption	Preferences
Class	2004	2004	2003	2002	per Share	Dividends	per Share	Date	and Powers

Senior Exchangeable	46,181	46,181	60,997	374,941	$1.00	12.25% Cumulative	$1,000	Jan. 15, 2008	Non-voting
Senior Exchangeable	400,297	192,898	196,003	198,780	$1.00	13% Cumulative	$1,000	May 1, 2009	Non-voting
Series AA	—	—	—	200,000	$1.00	5.96% Cumulative	$1,000	Feb. 8, 2011	Non-voting
Class E	40,000	—	—	—	$1.00	15% Cumulative	$1,131.92	Dec. 23, 2010	Non-voting
Series F	1,900,000	686,201	686,201	—	$1.00	7% Cumulative	$178.571	Aug. 18, 2016	Non-voting
Other	3,613,522	—	—	—	—	—	—	—	—

	6,000,000	925,280	943,201	773,721

Issuance of Preferred Stock

      The Company issued 175,000 shares of 12.25% preferred stock in April 1998 and 64,646 shares of additional 12.25% preferred stock in December 1998, mandatorily redeemable on January 15, 2008 for $1,000 per share plus accrued and unpaid dividends. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock. On or before January 15, 2003, the Company could have paid dividends, at its option, in cash or in additional fully paid and nonassessable senior preferred stock having an aggregate liquidation preference equal to the amount of such dividends. However, after January 15, 2003, the Company was required to pay dividends in cash. Additionally, the Company may, at its option, exchange the preferred stock into interest bearing debentures. If the Company chooses to

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exchange the preferred stock into these debentures then all shares must be converted. These debentures would bear interest at the same rate as the dividend on the preferred stock and have a maturity date of January 15, 2008. Holders of the preferred stock have no voting rights. In the event that dividends are not paid for any four quarters, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company’s board of directors will be adjusted to permit the holders of the majority of the then outstanding senior preferred stock, voting separately as a class, to elect two directors. At December 31, 2004, the Company’s 12.25% preferred stock totaled $46.2 million, less the unamortized financing costs of $0.9 million and the unamortized discount of $0.7 million.

      In May 1999, the Company issued 170,000 shares of 13% preferred stock mandatorily redeemable on May 1, 2009 for $1,000 per share. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock and equal to the 12.25% preferred stock. On or before May 1, 2004, the Company could have paid dividends, at its option, in cash or in additional shares having an aggregate liquidation preference equal to the amount of such dividends. However, after May 1, 2004, the Company was required to pay dividends in cash. Additionally, the Company may, at its option, exchange the preferred stock into interest bearing debentures. If the Company chooses to exchange the preferred stock into these debentures then all shares must be converted. These debentures would bear interest at the same rate as the dividend on the preferred stock and have a maturity date of May 1, 2009. Holders of the preferred stock have no voting rights. In the event that dividends are not paid for any four quarters, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company’s board of directors will be adjusted to permit the holders of the majority of the then outstanding senior preferred stock, voting separately as a class, to elect two directors. At December 31, 2004, the Company’s 13% preferred stock totaled $192.9 million, less the unamortized financing costs of $1.4 million.

      The Company issued 686,201 shares of Series F preferred stock on August 18, 2003, mandatorily redeemable on August 18, 2016, for $178.571 per share. Holders of the preferred stock are entitled to cumulative dividends from the date of issuance and a liquidation preference of $178.571 per share. In addition, the preferred stock is convertible at the option of the holder, making it a conditionally redeemable instrument until August 18, 2016. The Company may pay dividends at its option, at 6% in cash or at 7% in additional shares of Series F preferred stock. The preferred stock is redeemable at the option of the Company in whole or in part on and after August 18, 2005. Holders of the preferred stock have no voting rights. Each share of the Company’s Series F preferred stock is convertible into the Company’s Class A common stock at a conversion rate of $8.75 per share, subject to adjustment from time to time.

Repurchases of Preferred Stock

      During 2002, the Company repurchased a total of 40,287 shares of its 12.25% preferred stock and a total of 68,728 shares of its 13% preferred stock, which included dividends issued on the repurchased shares after the date of repurchase. The preferred stock repurchases totaled 109,015 shares for $38.7 million, all of which were canceled on December 31, 2002. Including deferred financing costs, this repurchase resulted in a gain on redemption and repurchases of preferred stock totaling $67.8 million. The gain on redemption and repurchases of preferred stock has been included in net income (loss) applicable to common stockholders.

      During the first quarter of 2003, prior to the adoption of SFAS No. 150, the Company repurchased a total of 32,707 shares of its 12.25% preferred stock and a total of 27,500 shares of its 13% preferred stock. The preferred stock repurchases totaled 60,207 shares for $36.6 million, all of which were canceled by

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2003. Including deferred financing costs, these repurchases resulted in a gain on redemption and repurchases of preferred stock totaling $23.6 million. In addition, AT&T Wireless transferred to the Company all of its Series AA preferred stock, which had a fair value that was substantially lower than the Company’s carrying value, thus resulting in a gain on redemption of preferred stock of $194.7 million. Therefore, the Company’s total gain from redemption and repurchases of preferred stock prior to adoption of SFAS No. 150 (on July 1, 2003) was $218.3 million. The gain on redemption and repurchases of preferred stock has been included in net income applicable to common stockholders. Subsequent to the adoption of SFAS No. 150, in 2003, the Company repurchased an additional 293,101 shares of its 12.25% preferred stock for an aggregate purchase price of $311.0 million, which, including fees and the related write off of deferred financing costs, resulted in a loss from redemption and repurchases of preferred stock of $26.8 million, which is included in the Company’s loss from continuing operations.

      During the year ended December 31, 2004, the Company repurchased a total of 14,816 shares of its 12.25% preferred stock and 9,475 shares of its 13% preferred stock. The preferred stock repurchases totaled 24,291 shares for $17.4 million. These repurchases resulted in a gain from redemption and repurchases of preferred stock totaling $6.5 million. The gain from redemption and repurchases of preferred stock has been included in the Company’s loss from continuing operations. All repurchased shares of the Company’s 12.25% preferred stock and 13% preferred stock have been canceled.

Dividends on Preferred Stock

      The Company recorded preferred stock dividends in the form of additional shares of 12.25% and 13% preferred stock totaling 80,338 shares during 2002 and accrued dividends on its Series AA preferred stock of $12.1 million during 2002 which represented non-cash financing activity, and thus are not included in the accompanying consolidated statements of cash flows.

      The Company recorded preferred stock dividends of $73.9 million for the year ended December 31, 2003 consisting primarily of $34.2 million of cash dividends on its 12.25% preferred stock, $6.3 million through the issuance of additional and accrued shares on its 12.25% preferred stock, $25.1 million of dividends on its 13% preferred stock through the issuance of additional shares, $1.2 million of cash dividends and $1.6 million of accrued dividends on its Series F preferred stock and $5.5 million of accrued dividends on its Series AA preferred stock. As a result of implementing SFAS No. 150 on July 1, 2003, dividends on the Company’s mandatorily redeemable preferred stock began being presented as a financing expense, included in the Company’s net loss, while dividends on the Company’s conditionally redeemable preferred stock remained below the Company’s net loss. As a result of a mid-year implementation, for the year ended December 31, 2003, dividends on the Company’s mandatorily redeemable preferred stock are presented as both a financing expense, included in the Company’s net loss, and as an item below the Company’s net loss. Therefore, $30.6 million of the $73.9 million of preferred stock dividends are recorded as net loss on the statement of operations as a financing expense titled, “dividends on mandatorily redeemable preferred stock,” for the year ended December 31, 2003.

      The Company recorded dividends on its mandatorily redeemable preferred stock of $32.1 million for the year ended December 31, 2004, which are included in the Company’s net loss. These dividends consist of $5.2 million of cash dividends paid on its 12.25% preferred stock, $0.6 million of unpaid accrued dividends on its 12.25% preferred stock, $19.5 million of cash dividends paid on its 13% preferred stock and $6.8 million of unpaid accrued dividends on its 13% preferred stock. The Company recorded dividends on its conditionally redeemable preferred stock of $8.2 million for the year ended December 31, 2004, which consisted of $3.7 million of cash dividends and $4.5 million of unpaid accrued dividends on its Series F preferred stock and are included in determining the Company’s net loss applicable to common stockholders.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2004, the Company had a total liquidation preference value of $44.6 million, net of deferred financing costs and discount, plus accrued dividends on its 12.25% preferred stock, $191.5 million, net of deferred financing costs, plus accrued dividends on its 13% preferred stock and $122.5 million plus accrued dividends on its Series F preferred stock.

      On September 29, 2004, and December 20, 2004, the Company announced that it would not declare or pay the cash dividend due in the fourth quarter of 2004 and the first quarter of 2005, respectively, on its outstanding 12.25% preferred stock or its outstanding 13% preferred stock. Unpaid dividends will accrue interest at the stated dividend rates, compounded quarterly. To the extent dividends are not paid prior to the mandatory redemption dates or prior to the Company’s repurchase of the preferred shares, the Company will be required to pay such dividends on the redemption dates to the extent it is permitted under applicable law to redeem the preferred stock on such dates. As a result of these unpaid dividends on the Company’s preferred stock, accrued dividends payable was $2.7 million for the Company’s 12.25% preferred stock, $10.6 million for the Company’s 13% preferred stock and $6.1 million for the Company’s Series F preferred stock, as of December 31, 2004.

      If the Company defers dividends on its outstanding 12.25% preferred stock and 13% preferred stock, it is not permitted to pay dividends on the Series F preferred stock. Therefore, the Series F preferred stock dividend due on October 15, 2004 with respect to this preferred stock was not paid, and will accrue interest at 7%, compounded semi-annually. If the Company does not make two semi-annual dividend payments (whether consecutive or not) on the Series F preferred stock, a majority of the holders of the Series F preferred stock would have the right to elect two new directors to the Company’s board of directors. If the Company does not pay the dividend due April 15, 2005, this right to elect two directors would become exercisable.

      If the Company does not make four quarterly dividend payments (whether consecutive or not) on either its 12.25% preferred stock or its 13% preferred stock, a majority of the holders of the respective series of preferred stock would each have the right to elect two new directors each to the Company’s board of directors. Under these circumstances, the expansion of the Company’s board of directors by six new members would not constitute a change of control under the indentures governing its outstanding notes or Dobson Cellular’s senior secured credit facility.

Proposed Exchange Offer

      On January 18, 2005, the Company filed a registration statement with the U.S. Securities and Exchange Commission, relating to a proposed offer to exchange cash or shares of Class A common stock for up to all of its outstanding 12.25% preferred stock and 13% preferred stock, which the Company refers to as the “Exchange Offer”. On February 11, 2005, the Company filed an amendment to this registration statement that became effective February 14, 2005. In the amended Exchange Offer, for each share of preferred stock tendered, accepting holders would have received cash in the amount of $301 and one share of Series J mandatory convertible preferred stock, a new series of preferred stock to be created in connection with the exchange offer. The exchange offer was subject to a number of conditions, including that a minimum number of shares of preferred stock be tendered and not withdrawn prior to the expiration date of the exchange offer, which was March 15, 2005. The minimum tender condition was not satisfied and, as a result, the exchange offer expired on the expiration date without being consummated.

9.	STOCKHOLDERS’ EQUITY

      On November 7, 2002 through November 7, 2003, the Company’s board of directors authorized the Company to purchase up to 10 million shares of the Company’s outstanding Class A common stock. As of December 31, 2004, the Company had purchased 5,850,412 shares for $34.8 million, of which 5,622,599 was held as treasury stock and 227,813 was reissued under the employee stock purchase plan.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s authorized and outstanding common stock was as follows:

							Other
	No. of Shares	No. of Shares	No. of Shares	No. of Shares			Features,
	Authorized at	Outstanding at	Outstanding at	Outstanding at	Par		Rights,
	December 31,	December 31,	December 31,	December 31,	Value per		Preference
Class	2004	2004	2003	2002	Share	Dividends	and Powers

Class A	175,000,000	114,459,163	114,288,003	35,131,837	$.001	As declared	Voting
Class B	70,000,000	19,418,021	19,418,021	54,977,481	$.001	As declared	Voting
Class C	4,226	—	—	—	$.001	As declared	Non-voting
Class D	33,000	—	—	—	$.001	As declared	Non-voting

	245,037,226	133,877,184	133,706,024	90,109,318

      Each share of the Company’s Class B common stock is convertible into one share of Class A common stock and each share of the Company’s Class C common stock and Class D common stock is convertible into 111.44 shares of Class A common stock at the option of the holder. Due to these conversion features, the Company’s calculation of its weighted average common shares outstanding is performed on an as converted basis (as discussed in Note 2). In addition, each share of the Company’s Class B common stock is entitled to 10 votes and each share of Class A common stock is entitled to one vote.

      Additional shares of the Company’s Class A common stock have been reserved for issuance under the Company’s benefit plans. See Note 10 for discussion of the Company’s employee stock incentive plans and employee stock purchase plan.

10.	EMPLOYEE BENEFIT PLANS

401(k) Plan

      The Company maintains a 401(k) plan (the “Plan”) in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees’ contributions up to 4% of their salary. Contributions to the Plan charged to the Company’s operations were $1.7 million during the year ended December 31, 2004, $1.4 million during the year ended December 31, 2003 and $1.2 million during the year ended December 31, 2002, and were recorded as general and administrative expenses in the accompanying statements of operations.

Stock Option Plans

      The Company adopted its 1996 stock option plan, or the 1996 plan, its 2000 stock option plan, or the 2000 plan, and its 2002 stock option plan, or the 2002 plan, to encourage its key employees by providing opportunities to participate in the ownership and future growth through the grant of incentive stock options and nonqualified stock options. The plans also permit the grant of options to its directors. The Company’s compensation committee presently administers the 1996, 2000 and 2002 plans. The Company accounts for the plans under APB Opinion 25, under which no compensation cost is recognized in the accompanying consolidated financial statements if the option price is equal to or greater than the fair market value of the stock at the time the option is granted.

      Under the 1996 plan, the board of directors granted both incentive and non-incentive stock options for employees, officers and directors to acquire Class C common stock and Class D common stock, which is convertible into shares of Class A common stock at a 111.44 to 1 basis at the time of exercise. Options granted under the 2000 and 2002 stock incentive plan can also be both incentive and non-incentive stock options for employees, officers and directors, however, all options granted under these plans are to purchase shares of Class A common stock.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under all the plans, stock options have been issued at the market price on the date of grant with an expiration of ten years from the grant date. All options vest at either a rate of 20% or 25% per year. The maximum number of shares for which the Company may grant options under the 2000 plan is 4,000,000 shares of Class A common stock. The maximum number of shares for which the Company may grant options under the 2002 plan was increased to 11,000,000 shares of Class A common stock. The number of shares under these plans are subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. As of December 31, 2004, the Company had outstanding options to purchase 9,577,935 shares of Class A common stock to approximately 135 employees, officers and directors. Shares subject to previously expired, cancelled, forfeited or terminated options become available again for grants of options. The shares that the Company will issue under the plan will be newly issued shares, or shares held as treasury shares.

      In July 2003, the Company’s board of directors adopted and approved a plan whereby options granted under the 2000 Plan could, at the election of the option holder, be exchanged for a specified number of new options to be granted no sooner than January 2004. The period to make the election to exchange these options ended on July 29, 2003. Any new options to be granted would be subject to the same vesting schedule as the surrendered options.

      As of July 29, 2003, all eligible option holders had elected to surrender their old options. Options totaling 2,405,000 shares were surrendered by a total of 65 option holders. On February 2, 2004, the Company issued new options under the exchange agreements, all at an exercise price of $7.09 per share. The vesting schedule for each new option was the same as the replaced options. No options held by the Company’s non-management directors were included in the foregoing exchange program.

      Stock options outstanding under the Plans are presented for the periods indicated. In addition, all options are presented on an “as converted” basis since all shares are converted to Class A common stock upon exercise.

	2004		2003		2002

		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding, beginning of period	5,759,252	$2.40	8,971,903	$7.50	4,350,870	$15.39
Granted	4,634,339	$5.02	100,000	$3.51	5,360,000	$2.13
Exercised	(36,419)	$2.30	(570,345)	$1.51	—	—
Canceled or forfeited	(779,237)	$3.49	(2,742,306)	$19.30	(738,967)	$14.97

Outstanding, end of period	9,577,935	$3.23	5,759,252	$2.40	8,971,903	$7.50

Exercisable, end of period	3,691,898	$3.39	1,789,540	$2.67	1,782,474	$11.77

      The following table summarizes information concerning currently outstanding and exercisable options:

		Weighted Average
	Number	Remaining	Weighted Average	Number	Weighted Average
Exercise Price Range	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$0.78-$ 2.00	154,612	2	$0.90	154,612	$0.90
$2.01-$ 4.00	8,366,263	9	$2.71	2,691,413	$2.25
$4.01-$ 8.00	1,007,060	6	$6.93	805,873	$6.89
$8.01-$23.00	50,000	6	$23.00	40,000	$23.00

$0.78-$23.00	9,577,935	8	$3.23	3,691,898	$3.39

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Purchase Plan

      The Dobson Communications Corporation 2002 Employee Stock Purchase Plan, or the Purchase Plan, was approved at the 2002 Annual Meeting of Stockholders. The Purchase Plan provides for 1,000,000 shares of the Company’s Class A common stock to be reserved for issuance upon exercise of purchase rights which may be granted under the Purchase Plan, subject to adjustment for stock dividends, stock splits, reverse stock splits and similar changes in the Company’s capitalization. The Purchase Plan is designed to encourage stock ownership by the Company’s employees. Employees elect to participate in the plan semi-annually. The plan period is six months. Shares are purchased at 85% of the market price of the Company’s Class A common stock. The price is determined as the lower of the price at the initial date or at the end of the six-month period. The Company’s Class A common stock purchased by employees under the stock purchase plan was 134,741 shares for the year ended December 31, 2004 and 141,059 shares for the year ended December 31, 2003.

11.	TAXES

      (Expense) benefit for income taxes for the years ended December 31, 2004, 2003 and 2002, was as follows:

	2004	2003	2002

	($ In thousands)
Federal income taxes — deferred	$5,305	$(756)	$46,685
State income taxes:
Current	(1,976)	3,408	(3,690)
Deferred	(6,964)	(3,497)	9,182

Total income tax (expense) benefit	$(3,635)	$(845)	$52,177

      The (expense) benefit for income taxes for the years ended December 31, 2004, 2003 and 2002 differ from amounts computed at the statutory rate as follows:

	2004	2003	2002

	($ In thousands)
Income taxes at statutory rate	$16,950	$16,951	$55,659
State income taxes, net of Federal income tax effect	1,290	1,994	6,548
Loss from unconsolidated subsidiary	—	—	(9,656)
(Gain) loss from redemption and repurchases of preferred stock	2,268	(10,175)	—
Dividends on mandatorily redeemable preferred stock	(11,226)	(11,616)	—
Valuation allowances	(10,227)	—	—
Other, net	(2,690)	2,001	(374)

Total income tax (expense) benefit	$(3,635)	$(845)	$52,177

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2004 and 2003, were as follows:

	2004	2003

	($ In thousands)
Current deferred income taxes:
Allowance for doubtful accounts receivable	$1,118	$1,678
Accrued liabilities	8,084	15,959

Net current deferred income tax asset	9,202	17,637

Noncurrent deferred income taxes:
Fixed assets	(98,902)	(73,866)
Intangible assets	(453,907)	(416,608)
Tax credits and carryforwards	383,876	302,247
Valuation allowance	(114,812)	(97,622)

Net noncurrent deferred income tax liability	(283,745)	(285,849)

Total net deferred income tax liability	$(274,543)	$(268,212)

      At December 31, 2004, the Company had NOL carryforwards of approximately $940 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2019. Certain of the Company’s NOL carryforwards are subject to limitation, under I.R.C. section 382. The Company expects the annual limitation under I.R.C. section 382 to be approximately $240 million.

      The Company periodically reviews the need for a valuation allowance against deferred tax assets. Based on a review of taxable income, history and trends, forecasted taxable income and expiration of carryforwards, the Company has provided a valuation allowance for certain of its deferred tax assets, including certain state NOL carryforwards. The valuation allowance increased by $17.2 million in 2004 and was reflected in the Company’s loss from continuing operations.

12.	RELATED PARTY TRANSACTIONS

      The Company leases its corporate office and call center in Oklahoma City from its affiliate, DCCLP, for approximately $3.3 million per year.

      Prior to the acquisition of American Cellular, the Company provided certain services to American Cellular in accordance with a management agreement. Certain costs incurred by the Company were shared costs of the Company and American Cellular. These shared costs were allocated between the Company and American Cellular primarily based on each company’s pro rata population coverage and subscribers. Costs allocated to American Cellular from the Company were $12.3 million for the period from January 1, 2003 through August 18, 2003 and $17.1 million for the year ended December 31, 2002. In addition, the Company charged American Cellular for other expenses incurred by the Company on their behalf, primarily for compensation-related expenses, totaling $26.6 million for the period from January 1, 2003 through August 18, 2003 and $42.9 million for the year ended December 31, 2002.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

      Unless otherwise noted, the carrying amount of the Company’s financial instruments approximates fair value. The Company estimates the fair value of its credit facility and notes based on quoted market prices for publicly traded debt or on the present value of the cash flow stream utilizing the current rates available to the Company for debt with similar terms and remaining maturities.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Indicated below are the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31:

	2004		2003

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	($ In thousands)
Restricted cash and investments	$10,350	$10,350	$15,515	$15,515
Revolving credit facility	—	—	548,625	548,625
Dobson/ Sygnet senior notes	—	—	5,245	5,659
8.875% DCC senior notes	419,681	295,875	650,000	661,375
10.875% DCC senior notes	297,683	232,937	298,443	326,795
9.875% Dobson Cellular senior notes	325,000	321,750	—	—
8.375% Dobson Cellular senior notes	250,000	260,000	—	—
Dobson Cellular floating rate senior notes	250,000	258,750	—	—
9.50% American Cellular senior notes	13,774	11,880	12,851	13,044
10% American Cellular senior notes	900,000	776,250	900,000	999,000

14.	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

      Set forth below is supplemental condensed consolidating financial information as required by DCC’s indenture for its 8.875% senior notes due 2013, and by the Dobson Cellular credit facility. The operations information is presented without parent recognition of subsidiary results. Included are the condensed consolidating Balance Sheet, Statement of Operations and Statement of Cash Flows of Dobson Communications Corporation as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002. Neither Dobson Cellular, American Cellular, DCC PCS nor any of their subsidiaries guarantee any of DCC’s notes payable. DCC, Dobson Cellular and its subsidiaries do not guarantee any of American Cellular’s outstanding debt. Neither DCC, DCC PCS, nor American Cellular and its subsidiaries guarantee any of Dobson Cellular’s outstanding notes payable. However, Dobson Cellular’s subsidiaries do guarantee Dobson Cellular’s notes payable. See Note 6 for a description of the Company’s credit facility and notes.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2004

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,427	$41,489	$48,303	$2,665	$—	$139,884
Marketable securities	39,000	—	—	—	—	39,000
Accounts receivable	59,528	40,413	—	—	—	99,941
Inventory	10,458	5,153	—	—	—	15,611
Prepaid expenses and other	10,636	7,065	10	—	—	17,711

Total current assets	167,049	94,120	48,313	2,665	—	312,147

PROPERTY, PLANT AND EQUIPMENT, net	356,602	177,142	—	—	—	533,744

OTHER ASSETS:
Net intercompany (payable) receivable	(3,975)	(6,183)	3,113	774,211	(767,166)	—
Restricted assets	10,350	—	—	—	—	10,350
Wireless license acquisition costs	1,103,353	669,169	9,676	4,412	—	1,786,610
Goodwill	46,776	572,113	—	1,142	—	620,031
Deferred financing costs, net	14,762	15,785	—	12,479	—	43,026
Customer list, net	28,441	59,253	—	—	—	87,694
Other non-current assets	3,443	697	—	1,624,383	(1,624,373)	4,150

Total other assets	1,203,150	1,310,834	12,789	2,416,627	(2,391,539)	2,551,861

Total assets	$1,726,801	$1,582,096	$61,102	$2,419,292	$(2,391,539)	$3,397,752

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$69,787	$10,298	$—	$—	$—	$80,085
Accrued expenses	18,380	13,141	—	(83)	—	31,438
Accrued interest payable	10,793	37,867	—	25,812	—	74,472
Deferred revenue and customer deposits	15,856	13,026	—	—	—	28,882
Accrued dividends payable	—	—	—	19,405	—	19,405
Current portion of obligations under capital leases	305	—	—	—	—	305

Total current liabilities	115,121	74,332	—	45,134	—	234,587

OTHER LIABILITIES:
Notes payable	1,592,166	913,774	—	717,364	(767,166)	2,456,138
Deferred tax liabilities	194,602	160,231	667	(71,755)	—	283,745
Mandatorily redeemable preferred stock, net	—	—	—	236,094	—	236,094
Other non-current liabilities	5,423	4,161	—	—	—	9,584
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ (DEFICIT) EQUITY:
Total stockholders’ (deficit) equity	(180,511)	429,598	60,435	1,369,919	(1,624,373)	55,068

Total liabilities and stockholders’ (deficit) equity	$1,726,801	$1,582,096	$61,102	$2,419,292	$(2,391,539)	$3,397,752

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2003

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,387	$27,505	$3,801	$60,846	$—	$151,539
Marketable securities	—	—	56,700	—	—	56,700
Restricted cash and investments	7,179	4,165	—	—	—	11,344
Accounts receivable	61,903	35,415	—	—	—	97,318
Inventory	8,642	3,752	—	—	—	12,394
Prepaid expenses and other	16,945	8,301	10	—	—	25,256

Total current assets	154,056	79,138	60,511	60,846	—	354,551

PROPERTY, PLANT AND EQUIPMENT, net	331,434	205,200	—	—	—	536,634

OTHER ASSETS:
Net intercompany (payable) receivable	(71,353)	7,059	(59,780)	138,236	(14,162)	—
Restricted assets	4,171	—	—	—	—	4,171
Wireless license acquisition costs	1,076,083	669,169	9,676	4,423	—	1,759,351
Goodwill	31,784	570,525	—	1,142	—	603,451
Deferred financing costs, net	14,611	18,044	—	18,714	—	51,369
Other intangibles, net	19,127	75,253	—	—	—	94,380
Assets of discontinued operations	70,043	—	—	—	—	70,043
Other non-current assets	4,378	620	—	1,561,364	(1,561,372)	4,990

Total other assets	1,148,844	1,340,670	(50,104)	1,723,879	(1,575,534)	2,587,755

Total assets	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$86,506	$17,934	$—	$—	$—	$104,440
Accrued expenses	20,090	10,865	—	170	—	31,125
Accrued interest payable	2,773	39,557	14,162	31,777	(14,162)	74,107
Deferred revenue and customer deposits	14,414	12,526	—	7	—	26,947
Current portion of credit facility and notes	5,500	—	—	—	—	5,500
Accrued dividends payable	—	—	—	8,604	—	8,604
Current portion of obligations under capital leases	782	—	—	—	—	782

Total current liabilities	130,065	80,882	14,162	40,558	(14,162)	251,505

OTHER LIABILITIES:
Credit facility and notes, net of current portion	548,370	912,851	—	948,463	—	2,409,684
Deferred tax liabilities	136,691	169,162	835	97,089	(117,929)	285,848
Mandatorily redeemable preferred stock, net	—	—	—	253,260	—	253,260
Other non-current liabilities	6,495	6,814	—	—	—	13,309
Liabilities of discontinued operations	29,253	—	—	—	—	29,253
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ EQUITY (DEFICIT):
Total stockholders’ equity (deficit)	783,460	455,299	(4,590)	322,819	(1,443,443)	113,545

Total liabilities and stockholders’ equity (deficit)	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2004

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
OPERATING REVENUE:
Service revenue	$444,288	$327,322	$—	$—	$—	$771,610
Roaming revenue	120,284	87,870	—	—	—	208,154
Equipment and other revenue	32,485	18,183	—	—	(6,950)	43,718

Total operating revenue	597,057	433,375	—	—	(6,950)	1,023,482

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	156,799	99,230	—	—	(721)	255,308
Cost of equipment	63,866	45,102	—	—	—	108,968
Marketing and selling	71,926	56,765	—	—	—	128,691
General and administrative	96,697	89,038	19	—	(6,229)	179,525
Depreciation and amortization	109,508	83,310	—	—	—	192,818

Total operating expenses	498,796	373,445	19	—	(6,950)	865,310

OPERATING INCOME (LOSS)	98,261	59,930	(19)	—	—	158,172

OTHER (EXPENSE) INCOME:
Interest expense	(103,352)	(94,796)	(1,137)	(86,384)	66,011	(219,658)
(Loss) gain from extinguishment of debt	(14,549)	—	—	54,950	—	40,401
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	6,478	—	6,478
Dividends on mandatorily redeemable preferred stock	—	—	—	(32,075)	—	(32,075)
Other income (expense), net	5,829	(2,440)	714	65,029	(66,011)	3,121

(LOSS) INCOME BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(13,811)	(37,306)	(442)	7,998	—	(43,561)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(4,867)	—	—	—	—	(4,867)

(LOSS) INCOME BEFORE INCOME TAXES	(18,678)	(37,306)	(442)	7,998	—	(48,428)
Income tax (expense) benefit	(66,325)	11,605	168	168,845	(117,928)	(3,635)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(85,003)	(25,701)	(274)	176,843	(117,928)	(52,063)
Income from discontinued operations, net of income tax expense	443	—	—	—	—	443

NET (LOSS) INCOME	(84,560)	(25,701)	(274)	176,843	(117,928)	(51,620)
Dividends on preferred stock	—	—	—	(8,178)	—	(8,178)
Dividend to parent	(878,104)	—	—	878,104	—	—

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(962,664)	$(25,701)	$(274)	$1,046,769	$(117,928)	$(59,798)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2003

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
OPERATING REVENUE:
Service revenue	$388,858	$117,002	$—	$—	$—	$505,860
Roaming revenue	161,251	39,948	—	—	—	201,199
Equipment and other revenue	25,320	5,673	—	—	(2,298)	28,695

Total operating revenue	575,429	162,623	—	—	(2,298)	735,754

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,564	35,460	—	—	(588)	173,436
Cost of equipment	41,508	15,104	—	—	—	56,612
Marketing and selling	58,530	21,017	—	—	—	79,547
General and administrative	76,588	31,210	20	—	(1,710)	106,108
Depreciation and amortization	90,777	28,647	—	—	—	119,424

Total operating expenses	405,967	131,438	20	—	(2,298)	535,127

OPERATING INCOME (LOSS)	169,462	31,185	(20)	—	—	200,627

OTHER (EXPENSE) INCOME:
Interest expense	(53,735)	(37,773)	(4,563)	(49,375)	7,298	(138,148)
Loss from extinguishment of debt	(52,277)	—	—	—	—	(52,277)
Loss from redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(26,777)	—	(26,777)
Dividends on mandatorily redeemable preferred stock	—	—	—	(30,568)	—	(30,568)
Dividend from Dobson Cellular	—	—	—	295,438	(295,438)	—
Dividend from American Cellular	—	—	—	14,900	(14,900)	—
Other income (expense), net	6,309	(426)	1,257	3,987	(7,298)	3,829

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	69,759	(7,014)	(3,326)	207,605	(310,338)	(43,314)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,541)	—	—	—	—	(6,541)

INCOME (LOSS) BEFORE INCOME TAXES	63,218	(7,014)	(3,326)	207,605	(310,338)	(49,855)
Income tax (expense) benefit	(22,023)	2,665	1,264	(100,680)	117,929	(845)

INCOME (LOSS) FROM CONTINUING OPERATIONS	41,195	(4,349)	(2,062)	106,925	(192,409)	(50,700)
Income from discontinued operations and disposal of discontinued operations, net of income tax expense	26,731	—	—	—	—	26,731

NET INCOME (LOSS)	67,926	(4,349)	(2,062)	106,925	(192,409)	(23,969)
Dividends on preferred stock	—	—	—	(43,300)	—	(43,300)
Gain on redemption and repurchase of preferred stock	—	—	—	218,310	—	218,310

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$67,926	$(4,349)	$(2,062)	$281,935	$(192,409)	$151,041

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2002

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
OPERATING REVENUE:
Service revenue	$322,825	$—	$—	$291	$—	$323,116
Roaming revenue	176,150	—	—	—	—	176,150
Equipment and other revenue	17,504	—	—	—	—	17,504

Total operating revenue	516,479	—	—	291	—	516,770

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,240	—	—	—	—	138,240
Cost of equipment	40,331	—	—	—	—	40,331
Marketing and selling	61,581	—	—	—	—	61,581
General and administrative	65,741	—	10	722	—	66,473
Depreciation and amortization	75,181	—	—	—	—	75,181

Total operating expenses	381,074	—	10	722	—	381,806

OPERATING INCOME (LOSS)	135,405	—	(10)	(431)	—	134,964

OTHER (EXPENSE) INCOME:
Interest expense	(78,113)	—	(9,600)	(20,618)	—	(108,331)
Gain from extinguishment of debt	2,202	—	—	—	—	2,202
Loss from investment in joint venture	—	—	—	(184,381)	—	(184,381)
Other income (expense), net	11,749	—	2,897	(16,282)	—	(1,636)

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	71,243	—	(6,713)	(221,712)	—	(157,182)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,521)	—	—	—	—	(6,521)

INCOME (LOSS) BEFORE INCOME TAXES	64,722	—	(6,713)	(221,712)	—	(163,703)
Income tax (expense) benefit	(24,594)	—	2,551	74,220	—	52,177

INCOME (LOSS) FROM CONTINUING OPERATIONS	40,128	—	(4,162)	(147,492)	—	(111,526)
Income from discontinued operations and disposal of discontinued operations, net of income tax expense	24,454	—	—	—	—	24,454
Loss from discontinued operations from investment in joint venture	—	—	—	(327)	—	(327)
Gain on discontinued operations	88,315	—	—	—	—	88,315
Gain on discontinued operations from investment in joint venture	—	—	—	6,736	—	6,736

INCOME (LOSS) BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	152,897	—	(4,162)	(141,083)	—	7,652
Loss from cumulative change in accounting principle	(33,294)	—	—	—	—	(33,294)
Loss from cumulative change in accounting principle from investment in joint venture	—	—	—	(140,820)	—	(140,820)

NET INCOME (LOSS)	119,603	—	(4,162)	(281,903)	—	(166,462)
Dividends on preferred stock	—	—	—	(94,451)	—	(94,451)
Gain on redemption and repurchases of preferred stock	—	—	—	67,837	—	67,837

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$119,603	$—	$(4,162)	$(308,517)	$—	$(193,076)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations	$(85,003)	$(25,701)	$(274)	$176,843	$(117,928)	$(52,063)
Adjustments to reconcile (loss) income from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	109,508	83,310	—	—	—	192,818
Amortization of bond discounts and financing costs	2,164	3,281	—	2,357	—	7,802
Deferred income tax benefit (expense)	65,646	(12,030)	(168)	(168,845)	117,928	2,531
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	13,728	—	13,728
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(6,478)	—	(6,478)
Non-cash portion of loss from extinguishment of debt	14,207	—	—	4,345	—	18,552
Cash used in operating activities of discontinued operations	(815)	—	—	—	—	(815)
Minority interests in income of subsidiaries	4,867	—	—	—	—	4,867
Other operating activities	184	(112)	—	—	—	72
Changes in current assets and liabilities —
Accounts receivable	3,417	(4,997)	—	—	—	(1,580)
Inventory	(1,373)	(1,402)	—	—	—	(2,775)
Prepaid expenses and other	(24)	(268)	—	—	—	(292)
Accounts payable	(18,110)	(7,636)	—	—	—	(25,746)
Accrued expenses	3,095	946	(14,162)	7,926	—	(2,195)
Deferred revenue and customer deposits	1,442	499	—	(7)	—	1,934

Net cash provided by (used in) operating activities	99,205	35,890	(14,604)	29,869	—	150,360

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(102,680)	(39,369)	—	—	—	(142,049)
Purchase of wireless licenses and properties	(61,094)	—	—	—	—	(61,094)
Receipt of funds held in escrow for contingencies on sold assets	7,185	4,169	—	—	—	11,354
(Increase) decrease in receivable-affiliates	(52,991)	13,254	(62,894)	102,631	—	—
Cash received from exchange of assets	21,978	—	—	—	—	21,978
Purchases of marketable securities	(40,000)	—	(25,000)	—	—	(65,000)
Sales of marketable securities	1,000	—	81,700	—	—	82,700
Other investing activities	84	140	—	(7)	—	217

Net cash (used in) provided by investing activities	(226,518)	(21,806)	(6,194)	102,624	—	(151,894)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility and notes	899,000	—	—	—	—	899,000
Repayments and purchases of credit facility and notes	(753,208)	—	—	(106,001)	—	(859,209)
Distributions to minority interest holders	(5,755)	—	—	—	—	(5,755)
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(17,376)	—	(17,376)
Preferred stock dividends paid	—	—	—	(3,676)	—	(3,676)
Purchase of restricted investment	(5,860)	—	—	—	—	(5,860)
Deferred financing costs	(16,524)	(100)	—	(228)	—	(16,852)
Investment in subsidiary	(2,300)	—	—	2,300	—	—
Capital contribution from parent	—	—	65,300	(65,300)	—	—
Other financing activities	—	—	—	(393)	—	(393)

Net cash provided by (used in) financing activities	115,353	(100)	65,300	(190,674)	—	(10,121)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,960)	13,984	44,502	(58,181)	—	(11,655)
CASH AND CASH EQUIVALENTS, beginning of period	59,387	27,505	3,801	60,846	—	151,539

CASH AND CASH EQUIVALENTS, end of period	$47,427	$41,489	$48,303	$2,665	$—	$139,884

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2003

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$41,195	$(4,349)	$(2,062)	$106,925	$(192,409)	$(50,700)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	90,777	28,647	—	—	—	119,424
Amortization of bond discounts and financing costs	6,379	1,075	—	1,433	—	8,887
Deferred income tax (expense) benefit	(54,897)	(2,363)	(1,264)	(118,421)	180,578	3,633
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	7,174	—	7,174
Loss on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	26,777	—	26,777
Other operating activities	244	1	—	—	—	245
Non-cash portion of loss from extinguishment of debt	52,277	—	—	—	—	52,277
Cash provided by operating activities of discontinued operations	26,796	—	—	—	—	26,796
Minority interests in income of subsidiaries	6,541	—	—	—	—	6,541
Changes in current assets and liabilities —
Accounts receivable	5,847	11,003	—	—	—	16,850
Inventory	(2,861)	(343)	—	—	—	(3,204)
Prepaid expenses and other	(1,838)	864	—	—	—	(974)
Accounts payable	26,138	(6,112)	—	—	—	20,026
Accrued expenses	(8,804)	18,761	4,562	8,755	—	23,274
Deferred revenue and customer deposits	1,487	1,275	—	—	—	2,762

Net cash provided by (used in) operating activities	189,281	48,459	1,236	32,643	(11,831)	259,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(122,511)	(41,410)	—	—	—	(163,921)
Purchase of wireless licenses and properties	(123)	—	(7,659)	(49,877)	—	(57,659)
Cash acquired through acquisition of American Cellular Corporation	—	35,819	—	—	—	35,819
Receipt of funds held in escrow for contingencies on sold assets	7,094	—	—	—	—	7,094
Decrease (increase) in receivable-affiliates	35,875	(17,422)	(85,955)	(23,507)	81,831	(9,178)
Cash used in investing activities from discontinued operations	(4,966)	—	—	—	—	(4,966)
Purchases of marketable securities	(45,000)	—	—	—	—	(45,000)
Sales of marketable securities	70,900	—	34,450	—	—	105,350
Other investing activities	17,264	—	(59)	(3,739)	—	13,466

Net cash (used in) provided by investing activities	(41,467)	(23,013)	(59,223)	(77,123)	81,831	(118,995)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility and notes	620,000	900,000	—	650,000	(70,000)	2,100,000
Repayments of credit facility and notes	(997,225)	(864,294)	—	11,500	—	(1,850,019)
Distributions to minority interest holders	(8,040)	—	—	—	—	(8,040)
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(347,588)	—	(347,588)
Preferred stock dividends paid	—	—	—	(12,008)	—	(12,008)
Capital contribution from parent	527,000	—	—	(527,000)	—	—
Dividend to parent	(295,438)	(14,900)	—	310,338	—	—
Deferred financing costs	(15,082)	(18,831)	—	(13,192)	—	(47,105)
Issuance of common stock	—	—	—	903	—	903
Other financing activities	(4,970)	84	—	4,486	—	(400)

Net cash (used in) provided by financing activities	(173,755)	2,059	—	77,439	(70,000)	(164,257)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(25,941)	27,505	(57,987)	32,959	—	(23,464)
CASH AND CASH EQUIVALENTS, beginning of period	85,328	—	61,788	27,887	—	175,003

CASH AND CASH EQUIVALENTS, end of period	$59,387	$27,505	$3,801	$60,846	$—	$151,539

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year Ended December 31, 2002

	Dobson	American
	Cellular	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$40,128	$—	$(4,162)	$(147,492)	$—	$(111,526)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	75,181	—	—	—	—	75,181
Amortization of bond discounts and financing costs	8,330	—	—	2,602	—	10,932
Deferred income tax benefit (expense)	29,057	—	1,097	(65,686)	—	(35,532)
Non-cash portion of gain from extinguishment of debt	—	—	—	(2,202)	—	(2,202)
Cash provided by operating activities of discontinued operations	25,439	—	—	—	—	25,439
Minority interests in income of subsidiaries	6,521	—	—	—	—	6,521
Loss from investment in joint venture	—	—	—	184,381	—	184,381
Other operating activities	1,287	—	—	(2,262)	—	(975)
Changes in current assets and liabilities —
Accounts receivable	19,120	—	—	19,065	—	38,185
Inventory	15,250	—	—	—	—	15,250
Prepaid expenses and other	1,187	—	(10)	101	—	1,278
Accounts payable	(18,003)	—	—	—	—	(18,003)
Accrued expenses	(2,558)	—	9,598	(8,824)	—	(1,784)
Deferred revenue and customer deposits	326	—	—	—	—	326

Net cash provided by (used in) operating activities	201,265	—	6,523	(20,317)	—	187,471

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72,878)	—	—	—	—	(72,878)
Refund of deposit for FCC auction	—	—	107,300	—	—	107,300
Decrease (increase) in receivable-affiliates	1,123	—	(104,614)	103,975	—	484
Net proceeds from sale of discontinued assets	336,043	—	—	—	—	336,043
Proceeds from sale of property, plant and equipment	3,545	—	—	—	—	3,545
Cash used in investing activities from discontinued operations	(11,264)	—	—	—	—	(11,264)
Purchases of marketable securities	(25,900)	—	(50,300)	—	—	(76,200)
Sales of marketable securities	—	—	—	—	—	—
Other investing activities	(18,493)	—	(52)	(106)	—	(18,651)

Net cash provided by (used in) investing activities	212,176	—	(47,666)	103,869	—	268,379

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility and notes	389,500	—	—	—	—	389,500
Repayments and repurchases of credit facility and notes	(725,567)	—	(40)	(9,183)	—	(734,790)
Distributions to minority interest holders	(6,549)	—	—	—	—	(6,549)
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(38,691)	—	(38,691)
Purchase of common stock	—	—	—	(7,797)	—	(7,797)
Deferred financing costs	(21)	—	—	(169)	—	(190)
Other financing activities	93	—	—	(1,526)	—	(1,433)

Net cash used in financing activities	(342,544)	—	(40)	(57,366)	—	(399,950)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	70,897	—	(41,183)	26,186	—	55,900
CASH AND CASH EQUIVALENTS, beginning of period	14,431	—	102,971	1,701	—	119,103

CASH AND CASH EQUIVALENTS, end of period	$85,328	$—	$61,788	$27,887	$—	$175,003

15.     SUBSEQUENT EVENT

      In March 2005, the Company announced an agreement to sell and leaseback 563 of its cellular towers with GTP for $87.5 million. Subject to customary closing conditions, the transaction is expected to close sometime later in 2005.

Supplementary Data

Selected Quarterly Financial Data (unaudited)

Dobson Communications Corporation

		Quarter Ended

		March 31,	June 30,	September 30,	December 31,

	($ In thousands except per share data)
Operating revenue	2004	$233,791	$252,363	$272,400	$264,928
	2003	$128,892	$143,477	$213,070	$250,315
Operating income	2004	$37,685	$39,044	$45,693	$35,750
	2003	$40,160	$49,211	$62,655	$48,601
Income (loss) before cumulative effect of change in accounting principle	2004	$(14,682)	$(14,047)	$(11,008)	$(11,883)
	2003	$15,046	$49,677	$(20,314)	$(68,378)
Basic income (loss) before cumulative effect of change in accounting principle per common share	2004	$(0.11)	$(0.11)	$(0.08)	$(0.09)
	2003	$0.17	$0.55	$(0.18)	$(0.51)
Diluted income (loss) before cumulative effect of change in accounting principle per common share	2004	$(0.11)	$(0.11)	$(0.08)	$(0.09)
	2003	$0.16	$0.53	$(0.18)	$(0.51)
Net income (loss)	2004	$(14,682)	$(14,047)	$(11,008)	$(11,883)
	2003	$15,046	$49,677	$(20,314)	$(68,378)
Basic net income (loss) per common share	2004	$(0.11)	$(0.11)	$(0.08)	$(0.09)
	2003	$0.17	$0.55	$(0.18)	$(0.51)
Diluted net income (loss) per common share	2004	$(0.11)	$(0.11)	$(0.08)	$(0.09)
	2003	$0.16	$0.53	$(0.18)	$(0.51)
Net income (loss) applicable to common stockholders	2004	$(16,541)	$(15,906)	$(13,480)	$(13,871)
	2003	$18,131	$224,359	$(21,192)	$(70,257)
Basic net income (loss) applicable to common stockholders per common share	2004	$(0.12)	$(0.12)	$(0.10)	$(0.10)
	2003	$0.20	$2.49	$(0.19)	$(0.53)
Diluted net income (loss) applicable to common stockholders per common share	2004	$(0.12)	$(0.12)	$(0.10)	$(0.10)
	2003	$0.20	$2.43	$(0.19)	$(0.53)